Exhibit 2.1
EXECUTION COPY

INVESTMENT AGREEMENT
Among
JACOBS PRIVATE EQUITY, LLC,
THE OTHER INVESTORS PARTY HERETO
and
EXPRESS-1 EXPEDITED SOLUTIONS, INC.
Dated as of June 13, 2011

TABLE OF CONTENTS

Page
ARTICLE I

The Equity Investment

SECTION 1.01. Purchase	2
SECTION 1.02. Investor Representative	2

ARTICLE II

The Closing

SECTION 2.01. Closing	3
SECTION 2.02. Issuance of and Payment for Securities	4
SECTION 2.03. Actions to be Taken at the Closing	4
SECTION 2.04. Defaulting Investor	5

ARTICLE III

Representations and Warranties

SECTION 3.01. Representations and Warranties of the Company	5
SECTION 3.02. Representations and Warranties of the Investors	29

ARTICLE IV

Covenants

SECTION 4.01. Conduct of Business	32
SECTION 4.02. No Solicitation	36
SECTION 4.03. Legend	40

ARTICLE V

Additional Agreements

SECTION 5.01. Preparation of the Proxy Statement; Stockholders Meeting	41
SECTION 5.02. Access to Information; Confidentiality	43
SECTION 5.03. Reasonable Best Efforts; Consultation and Notice	44
SECTION 5.04. Fees and Expenses	47
SECTION 5.05. Public Announcements	49

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SCHEDULE I Investors

EXHIBIT A Preferred Stock Certificate of Designation
EXHIBIT B Warrant Certificate
EXHIBIT C Summary of Principal Registration Rights Provisions
EXHIBIT D The 2011 Omnibus Incentive Compensation Plan

GLOSSARY

Term	Section
409A Authorities	3.01(o)(viii)
Acquisition Agreement	4.02(b)
Adverse Recommendation Change	4.02(b)
Affiliate	8.03(a)
Agreement	Preamble
Average Equity Value	8.03(b)
Bankruptcy and Equity Exception	3.01(f)
Baseline Financials	3.01(g)(i)
Benefit Agreements	3.01(i)(i)
Benefit Plans	3.01(m)(i)
Certificate of Amendment	8.03(c)
Certificate of Designation	3.01(c)
Change Notice	4.02(b)
Closing	2.01
Closing Date	2.01
Code	8.03(d)
Commonly Controlled Entity	3.01(m)(i)
Company	Preamble
Company Bylaws	3.01(a)
Company Certificate	3.01(a)
Company Common Stock	Preamble
Company Indemnitees	5.11(a)
Company Letter	3.01
Company Personnel	3.01(i)(i)
Company Preferred Stock	3.01(d)(i)
Company SEC Documents	3.01(g)(i)
Company Stock Plan	3.01(d)(i)
Contract	3.01(f)
DGCL	1.01
Environmental Claims	3.01(n)
Environmental Law	3.01(n)
Environmental Permits	3.01(n)
Equity Equivalents	3.01(d)(iii)
Equity Investment	1.01
ERISA	3.01(o)(i)
Exchange Act	3.01(f)
FCPA	3.01(s)
Filed SEC Documents	3.01
GAAP	3.01(g)(i)
Governmental Entity	3.01(f)
Grant Date	3.01(d)(iii)

Term	Section
Hazardous Materials	3.01(n)
HSR Act	3.01(f)
indebtedness	3.01(d)(iv)
Intellectual Property	3.01(r)(iv)
Intervening Event	4.02(b)
Investor	Preamble
Investor Representative	Preamble
Investor Representative Appointee	5.06(a)
Investor Representative Expenses	5.04(a)
Investors	Preamble
IRS	3.01(o)(i)
Judgment	3.01(f)
knowledge	8.03(e)
Law	3.01(f)
Legal Restraints	6.01(c)
Liens	3.01(b)
Material Adverse Effect	8.03(f)
Material Contract	3.01(k)(ii)
Nondisclosure Agreement	4.02(a)
Nonqualified Deferred Compensation Plan	3.01(o)(viii)
Omnibus ICP	3.01(f)
Pension Plan	3.01(o)(i)
Permits	3.01(l)
Permitted Liens	3.01(k)(i)(E)
person	8.03(g)
Preferred Stock	Preamble
Proxy Statement	3.01(f)
Purchase Price	2.02
Re-Audit Engagement	5.08
Release	3.01(n)
Releasee	1.02(b)
Releasees	1.02(b)
SEC	3.01(f)
Securities	Preamble
Securities Act	Preamble
SOX	3.01(g)(ii)
Special Committee	Preamble
Specified Contracts	3.01(k)(i)
Stock Options	3.01(d)(i)
Stockholder Approvals	3.01(u)
Stockholders Meeting	5.01(c)
Subsidiary	8.03(h)
Superior Acquisition Proposal	4.02(a)
Superior Proposal	4.02(a)

v

Term	Section
Takeover Proposal	4.02(a)
Tax	8.03(i)
Tax Return	8.03(j)
Taxing Authority	8.03(k)
Termination Date	7.01(b)(i)
Termination Fee	5.04(b)
Voting Agreements	Preamble
Warrants	Preamble

     INVESTMENT AGREEMENT dated as of June 13, 2011 (this “Agreement”), by and among JACOBS PRIVATE EQUITY, LLC (the “Investor Representative”), each of the other Investors listed on Schedule I hereto (including by joinder pursuant to Section 8.08) (including the Investor Representative, each an “Investor”, and together, the “Investors”) and EXPRESS-1 EXPEDITED SOLUTIONS, INC., a Delaware corporation (the “Company”).
          WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee of the Board of Directors of the Company (the “Special Committee”), deems it in the best interests of the stockholders of the Company to enter into this Agreement and to consummate the transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in this Agreement, and such Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, has approved this Agreement and declared the advisability of the transactions contemplated by this Agreement;
          WHEREAS, each Investor wishes to purchase, and the Company wishes to sell to each Investor, (i) that number of shares of the Company’s convertible preferred stock having the terms set forth in Exhibit A to this Agreement (the “Preferred Stock”) set forth opposite such Investor’s name in Schedule I to this Agreement, and (ii) warrants in the form of Exhibit B to this Agreement (the “Warrants”) representing the right to purchase the number of shares of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”), set forth opposite such Investor’s name in Schedule I to this Agreement, in each case for the price and upon the terms and conditions set forth in this Agreement (the Preferred Stock and the Warrants, collectively, the “Securities”);
          WHEREAS, the Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended, and the rules promulgated by the SEC thereunder (collectively, the “Securities Act”);
          WHEREAS, concurrently with the Closing, the parties hereto will execute and deliver a Registration Rights Agreement containing the terms set forth in Exhibit C to this Agreement, pursuant to which the Company will agree to provide certain registration rights under the Securities Act with respect to the Securities and the securities issuable upon conversion or exercise thereof; and
          WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the Investors’ willingness to enter into this Agreement, certain stockholders of the Company are entering into voting agreements with the Investor Representative (the “Voting Agreements”) whereby, among other things, such

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stockholders undertake, subject to certain terms and conditions, to vote all of their shares of Company Common Stock in favor of the Stockholder Approvals at the Stockholders Meeting.
          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE I
The Equity Investment
          SECTION 1.01. Purchase. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Closing, the Company shall issue and sell to each Investor, and each of the Investors, severally and not jointly (subject to Section 2.04), shall purchase from the Company, the shares of Preferred Stock and the Warrants in the respective amounts set forth opposite such Investor’s name on Schedule I hereto (such sale and purchase, the “Equity Investment”).
          SECTION 1.02. Investor Representative. (a) The Investor Representative hereby is appointed, authorized and empowered to act, on behalf of each of the other Investors, during the period from and including the date of this Agreement through and including the Closing, in connection with and to facilitate this Agreement, the Equity Investment and the other transactions contemplated by this Agreement, and in connection with the activities to be performed on behalf of the Investors under this Agreement, for the purposes and with the powers and authority hereinafter set forth in this Section 1.02, which shall include the power and authority:
     (i) to agree to such amendments or modifications hereto as the Investor Representative, in its sole discretion, may deem necessary or desirable (other than any amendment or modification increasing the purchase obligation of any other Investor with respect to the Equity Investment or modifying in any material respect the terms of the Securities as contemplated hereby, or adversely affecting the terms of this Agreement as they apply to another Investor in a manner disproportionate to the effect on the Investors generally), and each Investor hereby agrees to any such amendment or modification;
     (ii) to execute and deliver such waivers and consents in connection with this Agreement, the Equity Investment and the other transactions contemplated by this Agreement as the Investor Representative, in its sole discretion, may deem necessary or desirable, and each Investor hereby agrees to any such waiver or consent (subject to the parenthetical in clause (i) above);

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     (iii) to make, execute, acknowledge and deliver, on behalf of itself and the other Investors, all such other agreements, and, in general, to do any and all things and to take any and all actions that the Investor Representative, in its sole discretion, may consider necessary, proper or convenient in connection with this Agreement, the Equity Investment and the other transactions contemplated by this Agreement (subject to the parenthetical in clause (i) above);
     (iv) to communicate to, and receive communications from, the Company on behalf of the Investors; and
     (v) to take such other actions as may be expressly provided in this Agreement.
          (b) Each Investor, on behalf of itself and its Affiliates, releases and forever discharges the Investor Representative and its Affiliates and each of their respective officers, directors, agents, employees, attorneys, predecessors, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, proceedings, causes of action, orders, obligations, debts and liabilities whatsoever, whether known or unknown, both at law and in equity, which such Investor or its Affiliates has or may hereafter have against any of the Releasees, arising out of or relating to any action or failure to act of the Investor Representative (in its capacity as such) in connection with this Agreement, the Equity Investment and the other transactions contemplated by this Agreement.
          (c) Except as otherwise expressly set forth in Section 2.04, the obligations of each Investor under this Agreement are several and not joint with the obligations of any other Investor, and no Investor shall be responsible for the performance of the obligations of any other Investor under this Agreement.
ARTICLE II
The Closing
          SECTION 2.01. Closing. The closing of the Equity Investment (the “Closing”) will take place (subject to Section 2.04) at 10:00 a.m., New York time, on a date to be specified by the Company and the Investor Representative, which shall be not later than the second business day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at Closing), at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by the Company and the Investor Representative; provided, however, that if all the conditions set forth in Article VI shall not have been satisfied or (to the extent permitted by Law) waived on such second business day, then the Closing shall take place (subject to Section 2.04) on

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the first business day on which all such conditions shall have been satisfied or (to the extent permitted by Law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
          SECTION 2.02. Issuance of and Payment for Securities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) the Company shall issue and sell to each Investor, free and clear of any and all Liens (except for transfer restrictions imposed by applicable securities Laws), the shares of Preferred Stock and Warrants set forth opposite the name of such Investor on Schedule I hereto, and (b) each Investor shall pay to the Company, in respect of the shares of Preferred Stock and Warrants set forth opposite the name of such Investor on Schedule I hereto, such Investor’s pro rata portion, as set forth on Schedule I hereto, of the aggregate purchase price (the “Purchase Price”) in respect of the Preferred Stock and Warrants to be paid to the Company pursuant to this Agreement.
          SECTION 2.03. Actions to be Taken at the Closing. To effect the purchase and sale of Securities as set forth in Section 2.02 and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement, at the Closing:
     (a) The Company shall duly file the Certificate of Amendment with the Secretary of State of the State of Delaware in accordance with the laws of the State of Delaware.
     (b) The Company shall issue and deliver to each Investor a certificate or certificates, registered in such names as the applicable Investor may designate in writing to the Company (through the Investor Representative) no less than five business days prior to the Closing, representing the shares of Preferred Stock and the Warrants to be issued and delivered to such Investor as set forth in Schedule I hereto, against payment in full of such Investor’s pro rata portion of the Purchase Price as set forth on Schedule I hereto.
     (c) Each Investor shall cause a wire transfer in same day funds to an account of the Company, which account shall be designated in writing by the Company to the Investor Representative no less than five business days prior to the Closing, in an amount equal to such Investor’s pro rata portion of the Purchase Price as set forth in Schedule I hereto.
     (d) The Board of Directors of the Company shall be reconstituted as provided in Section 5.06, and such reconstituted Board of Directors of the Company shall appoint Bradley S. Jacobs as the Chairman of the Board of Directors of the Company.
     (e) Each of the Company and the Investors shall take all such other actions required hereby to be performed and deliver all other documents,

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certificates and other items required to be delivered on its part, prior to or on the Closing Date, including delivering the documents and satisfying the conditions set forth in Article VI. All such documents and instruments delivered to any party pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to such party and its counsel.
          SECTION 2.04. Defaulting Investor. Notwithstanding anything to the contrary (but subject to the satisfaction or (to the extent permitted by Law) waiver of the conditions to Closing set forth in this Agreement), in the event that any Investor (other than the Investor Representative) shall breach its obligation to pay to the Company at the Closing its pro rata portion of the Purchase Price in accordance with Section 2.03, the Investor Representative shall purchase from the Company, and the Company shall issue and deliver to the Investor Representative, the shares of Preferred Stock and the Warrants otherwise allocable to such defaulting Investor in accordance with this Agreement. In the event that the Investor Representative shall become obligated to purchase shares of Preferred Stock and Warrants otherwise allocable to a defaulting Investor in accordance with the foregoing sentence, the Investor Representative shall have the right, in its sole discretion, upon written notice to the Company, to delay the Closing for a period of up to five business days. This Section 2.04 shall be without prejudice to any rights or remedies that the Company, the Investor Representative or any other person may have against the defaulting Investor in respect of such breach.
ARTICLE III
Representations and Warranties
          SECTION 3.01. Representations and Warranties of the Company. Except as (A) set forth in the disclosure letter delivered by the Company to the Investor Representative on the date hereof (the “Company Letter”) (it being understood that any information set forth on one section or subsection of the Company Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such information is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC and publicly available prior to the date hereof (the “Filed SEC Documents”), other than any disclosures in any such Filed SEC Document contained in the “Risk Factors” section thereof, the Company represents and warrants to each Investor as follows:
     (a) Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (except, in the case of good standing, for entities organized under the

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Laws of any jurisdiction that does not recognize such concept), (ii) has all requisite corporate, company, partnership or other organizational power and authority to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction (except, in the case of good standing, any jurisdiction that does not recognize such concept) in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing (except, in the case of clause (i) above, with respect to the Company), individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect. The Company has made available to the Investors (or the same are available to the Investors on the SEC’s EDGAR system) complete and correct copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (the “Company Certificate”), and the bylaws of the Company, as amended to the date of this Agreement (the “Company Bylaws”). The Company has made available to the Investor Representative complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders, the Board of Directors of the Company and each committee of the Board of Directors of the Company and each of its Subsidiaries held since January 1, 2009 (other than portions of any minutes (or drafts thereof) related to the transactions contemplated by this Agreement or any Takeover Proposal). The Company has made available to the Investor Representative complete and correct copies of all resolutions of the Board of Directors of the Company, and each committee thereof, in respect of this Agreement and the transactions contemplated hereby.
     (b) Subsidiaries. Section 3.01(b) of the Company Letter sets forth a complete and correct list of each Subsidiary of the Company and its place and form of organization. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary are owned by the Company, by one or more wholly owned Subsidiaries of the Company or by the Company and one or more wholly owned Subsidiaries of the Company, free and clear of all pledges, claims, liens, charges, options, security interests or other encumbrances of any kind or nature whatsoever (collectively, “Liens”), except for transfer restrictions imposed by applicable securities Laws, and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any person.
     (c) Preferred Stock Certificate of Designation. The Certificate of Designation with respect to the Preferred Stock (the “Certificate of Designation”) has been duly adopted by the Company and will be duly filed with the Secretary of State of the State of Delaware in accordance with the Laws of the State of

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Delaware on or prior to the Closing Date. The Preferred Stock, when issued, will have the designations, preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions set forth in the Certificate of Designation.
     (d) Capital Structure. (i) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of Preferred Stock, par value $0.001 per share, of the Company (the “Company Preferred Stock”). At the close of business on June 10, 2011, (A) 33,011,561 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, none of which were subject to vesting restrictions and/or subject to forfeiture back to the Company or repurchase by the Company, (B) 180,000 shares of Company Common Stock were held by the Company as treasury shares and (C) 4,626,238 shares of Company Common Stock were reserved and available for issuance in the aggregate pursuant to the Amended and Restated 2001 Stock Option Plan of the Company (the “Company Stock Plan”), of which 2,542,750 shares of Company Common Stock were subject to outstanding options to acquire shares of Company Common Stock from the Company (such options, together with any other stock options granted after June 10, 2011 under the Company Stock Plan or otherwise, the “Stock Options”). All outstanding Stock Options have been granted under the Company Stock Plan. Other than the Company Stock Plan, there is no plan, Contract or arrangement providing for the grant of Stock Options. No shares of Company Preferred Stock are issued or outstanding (excluding, for avoidance of doubt, the shares of Preferred Stock to be issued on the Closing Date pursuant to this Agreement). No shares of Company Common Stock are owned by any Subsidiary of the Company. The Company has made available to the Investor Representative a complete and correct list, as of the close of business on June 10, 2011, of all outstanding Stock Options, the number of shares of Company Common Stock subject to each such Stock Option, the grant date, exercise price per share and expiration date of each such Stock Option, the name of the holder thereof and whether or not such Stock Option (or any portion thereof) is intended to qualify as an “incentive stock option” under Section 422 of the Code. As of the date of this Agreement, other than the outstanding Stock Options, there are no outstanding rights of any person to receive Company Common Stock under the Company Stock Plan or otherwise, on a deferred basis or otherwise.
     (ii) Except as set forth in Section 3.01(d)(i), as of the close of business on June 10, 2011, no shares of capital stock of, or other equity or voting interests in, the Company, or securities convertible into, or exchangeable or exercisable for, or options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, phantom stock awards or other rights to acquire any such capital stock of, or other equity or voting interests in, the Company, or other rights that are linked to the value of Company Common Stock or the value of the

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Company or any part thereof, were issued, reserved for issuance or outstanding. From the close of business on June 10, 2011 to the date of this Agreement, (A) there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company, other than issuances of shares of Company Common Stock pursuant to the exercise of Stock Options outstanding as of June 10, 2011, and only if and to the extent required by their respective terms as in effect on such date and (B) there have been no issuances by the Company of securities convertible into, or exchangeable or exercisable for, or options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, phantom stock awards, other rights to acquire shares of capital stock of, or other equity or voting interests in, the Company, or other rights that are linked to the value of Company Common Stock or the value of the Company or any part thereof.
     (iii) All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plan will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.01(d), there are no (A) bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries and (B) securities or other instruments or rights (including stock appreciation rights, phantom stock awards, stock-based performance units or other similar rights) issued by, or other obligations of, the Company or any of its Subsidiaries, in each case, that are linked to, or the value of which is in any way based upon or derived from, the value of any class of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, the value of the Company, any of its Subsidiaries or any part thereof, or any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote (the items referred to in clauses (A) and (B) collectively, “Equity Equivalents”). Except for this Agreement and except as set forth in this Section 3.01(d), there are no securities, options, warrants, calls, stock-based performance units, rights or Contracts of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, stock-based performance unit, right or Contract.

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With respect to the Stock Options, (1) each Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (2) each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action and (3) the per share exercise price of each Stock Option was not less than the fair market value (within the meaning of Section 422 of the Code, in the case of each Stock Option intended to qualify as an “incentive stock option”, and within the meaning of Section 409A of the Code, in the case of each other Stock Option) of a share of Company Common Stock on the applicable Grant Date. Except pursuant to the forfeiture conditions of the Stock Options outstanding as of the date of this Agreement and except pursuant to the cashless exercise or Tax withholding provisions of such Stock Options, in each case as in effect on the date of this Agreement, there are no outstanding contractual or other obligations of the Company or any of its Subsidiaries to (I) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (II) vote or dispose of any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. The Company is not a party to any voting agreement with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the knowledge of the Company, as of the date of this Agreement there are no irrevocable proxies and no voting agreements (other than the Voting Agreements) with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. The Company has not knowingly granted, and there is no and has been no Company policy or practice to grant, Stock Options prior to, or otherwise coordinate the grant of Stock Options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.
     (iv) Neither the Company nor any of its Subsidiaries has any (A) indebtedness for borrowed money, (B) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (C) accounts payable to trade creditors and accrued expenses not arising in the ordinary course of business, (D) amounts owing as deferred purchase price for the purchase of any property, (E) capital lease obligations or (F) guarantees with respect to any indebtedness or obligation of a type described in clauses (A) through (E) above of any other person (other than, in the case of clauses (A), (B) and (D), accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business) (collectively, “indebtedness”), other than indebtedness disclosed in the unaudited financial statements (including the notes thereto) included in the Company’s Form 10-Q for the quarterly period ended March 31, 2011, filed with the SEC on May 13, 2011, or incurred in the

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ordinary course of business consistent with past practice after the date of such financial statements but prior to the date of this Agreement.
     (e) Valid Issuance. The shares of Preferred Stock have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all Liens (other than Liens created by the Investors), except for restrictions on transfer imposed by applicable securities Laws. The Warrants have been duly and validly authorized. Upon the due exercise of the Warrants or conversion of the shares of Preferred Stock, the shares of the Company Common Stock issuable or issued upon exercise of the Warrants or conversion of the shares of Preferred Stock, as applicable, will be validly issued, fully paid and nonassessable, free and clear of all Liens, except for restrictions on transfer imposed by applicable securities Laws and except for Liens created by the Investors. The Company will as of the Closing Date have reserved a sufficient number of shares of Company Common Stock for issuance upon the exercise of the Warrants and conversion of the shares of Preferred Stock.
     (f) Authority; Noncontravention. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Equity Investment and the other transactions contemplated by this Agreement and to comply with the provisions of this Agreement, subject, in the case of (i) the Equity Investment, (ii) the amendment to the Company Certificate pursuant to the Certificate of Amendment, and (iii) the implementation of the 2011 Omnibus Incentive Compensation Plan (substantially in the form set forth in Exhibit D) (the “Omnibus ICP”), to obtaining the Stockholder Approvals. The execution and delivery of this Agreement by the Company, the consummation by the Company of the Equity Investment and the other transactions contemplated by this Agreement and the compliance by the Company with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Equity Investment and the other transactions contemplated by this Agreement, subject, in the case of the matters set forth in clauses (i) through (iii) of the foregoing sentence, to obtaining the Stockholder Approvals. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by each Investor, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exception”). The Board of Directors of the Company, at a meeting duly called and held, acting upon the unanimous recommendation of

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the Special Committee, duly and unanimously adopted resolutions (1) approving this Agreement, the Equity Investment and the other transactions contemplated by this Agreement, (2) declaring that this Agreement, the Equity Investment and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Company’s stockholders, (3) directing that the Equity Investment, the amendment to the Company Certificate pursuant to the Certificate of Amendment and the Omnibus ICP be submitted to a vote at a meeting of the Company’s stockholders to be held as set forth in Section 5.01(c) and (4) recommending that the Company’s stockholders approve the Equity Investment, the amendment to the Company Certificate pursuant to the Certificate of Amendment and the Omnibus ICP, which resolutions, except to the extent expressly permitted by Section 4.02, have not been rescinded, modified or withdrawn in any way. The execution and delivery of this Agreement, the consummation of the Equity Investment and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under (including any right of a holder of a security of the Company or any of its Subsidiaries to require the Company or any of its Subsidiaries to acquire such security), any provision of (A) the Company Certificate or the Company Bylaws or the certificate of incorporation or bylaws (or similar organizational documents) of any of its Subsidiaries, (B) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, binding arrangement or understanding, obligation, undertaking or license, whether oral or written (each, including all amendments thereto, a “Contract”), or Permit to or by which the Company or any of its Subsidiaries is a party or bound or to or by which any of their respective properties or assets are subject or bound or (C) subject to the governmental filings and other matters referred to in the following sentence, any (1) Federal, state or local, domestic or foreign, statute, law, code, ordinance, rule or regulation of any Governmental Entity (each, a “Law”), assuming receipt of the Stockholder Approvals, or (2) Federal, state or local, domestic or foreign, judgment, injunction, order, writ or decree of any Governmental Entity (each, a “Judgment”), in each case, applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, Liens, rights or entitlements that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Federal, state or local, domestic or foreign, government or

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any court, administrative agency or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, the consummation by the Company of the Equity Investment and the other transactions contemplated by this Agreement or the compliance by the Company with the provisions of this Agreement, except for (I) the filing of a notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the termination or expiration of the applicable waiting period thereunder, (II) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Stockholder Approvals (as amended or supplemented from time to time, the “Proxy Statement”) and such reports under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), as may be required in connection with this Agreement and the Equity Investment and the other transactions contemplated by this Agreement, (III) the filing of the Certificate of Amendment and Certificate of Designation with the Secretary of State of the State of Delaware, (IV) any filings required under the rules and regulations of the NYSE Amex LLC and (V) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.
     (g) SEC Documents. (i) The Company has filed or furnished with the SEC all reports, schedules, forms, statements and other documents required to be filed or furnished by the Company with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2009 (collectively, the “Company SEC Documents”) at or prior to the time so required. No Subsidiary of the Company is required to file or furnish any report, schedule, form, statement or other document with, or make any other filing with, or furnish any other material to, the SEC. As of their respective dates, each of the SEC Documents complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, in each case, applicable to such SEC Document, and none of the SEC Documents at the time it was filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Filed SEC Document has been revised or superseded by a later filed or furnished Filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the extent complete and correct copies are not available on the

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SEC’s website, the Company has made available to the Investors copies of all comment letters received by the Company from the SEC since January 1, 2009 and relating to the SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments received by the Company from the SEC. As of the date of this Agreement, to the knowledge of the Company none of the SEC Documents is the subject of any ongoing review by the SEC. The financial statements (including the related notes) of the Company included in the SEC Documents complied, at the time the respective statements were filed, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in effect from time to time in the United States of America (“GAAP”) (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal and recurring year-end audit adjustments). Except as set forth in the most recent audited financial statements (including the notes thereto) included in the Filed SEC Documents (the “Baseline Financials”), the Company and its Subsidiaries have no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than such liabilities or obligations (A) with respect to or arising from the transactions contemplated by this Agreement, (B) incurred in the ordinary course of business consistent with past practice after the date of the Baseline Financials but prior to the date of this Agreement, (C) incurred on or after the date of this Agreement that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or (D) disclosed in the unaudited financial statements (including the notes thereto) included in the Company’s Form 10-Q for the period ended March 31, 2011, filed with the SEC on May 13, 2011.
     (ii) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (collectively, “SOX”) applicable to it. The Company has promptly disclosed, by filing a Form 8-K, any change in or waiver of the Company’s Code of Business Conduct and Ethics, as required by Section 406(b) of SOX. To the knowledge of the Company, there have been no violations of provisions of the Company’s Code of Business Conduct and Ethics since the adoption of such Code of Business Conduct and Ethics, including any minor violations not material to the Company’s business.

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     (iii) The principal executive officer of the Company and the principal financial officer of the Company each has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, as applicable, with respect to the SEC Documents, and the statements contained in such certifications were accurate as of the date they were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extension of credit” to directors or executive officers within the meaning of Section 402 of SOX.
     (iv) Neither the Company nor any of its Subsidiaries is a party to or bound by, or has any commitment to become a party to or bound by, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose or intended or known result or effect of such joint venture, partnership or Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or any of its Subsidiaries’ published financial statements or other SEC Documents.
     (v) The Company maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) in compliance with the Exchange Act.
     (vi) The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) in compliance with the Exchange Act.
       (h) Information Supplied. None of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders, at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, as amended or supplemented at such date or time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Investors specifically for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will

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comply as to form in all material respects with the requirements of the Exchange Act.
     (i) Absence of Certain Changes or Events. (i) From January 1, 2011 to the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent in all material respects with past practice and there has not been (A) any Material Adverse Effect or any state of facts, change, development, event, effect, condition, occurrence, action or omission that is reasonably likely to have a Material Adverse Effect (including any Material Adverse Effect resulting from an occurrence prior to January 1, 2011), (B) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent, (C) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, (D) any grant or payment by the Company or any of its Subsidiaries to any current or former director, officer, employee, contractor or consultant of the Company or any of its Subsidiaries (collectively, “Company Personnel”) of any increase in any type of compensation or benefits, except in the ordinary course of business consistent with past practice, (E) any adoption or establishment of or entry by the Company or any of its Subsidiaries into, any amendment of, modification to or termination of, or agreement to amend, modify or terminate, or any termination of (or announcement of an intention to amend, modify or terminate), (1) any employment, deferred compensation, change in control, severance, termination, employee benefit, loan, indemnification, retention, equity or equity-based compensation, consulting or similar Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand, (2) any trust or insurance Contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to any Company Personnel (all such Contracts under this clause (E), including any such Contract that is entered into on or after the date of this Agreement, collectively, “Benefit Agreements”), except in the ordinary course of business consistent with past practice with respect to Company Personnel who are not directors or officers of the Company or any of its Subsidiaries, (F) the taking of any action to accelerate, or that is reasonably likely to result in the acceleration of, the time of vesting or payment of any rights, compensation, benefits or funding obligations under any Benefit Plan or Benefit Agreement or otherwise, (G) any material change in financial or Tax accounting methods, principles or practices by the Company or any of its Subsidiaries, except insofar as may have been required by GAAP or

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applicable Law, (H) any material Tax election or change in any material Tax election or any settlement or compromise of any material Tax liability or (I) any material write-down by the Company or any of its Subsidiaries of any of the material assets of the Company or any of its Subsidiaries.
     (ii) Since January 1, 2011, each of the Company and its Subsidiaries has continued all pricing, sales, receivables and payables practices in accordance with the ordinary course of business consistent with past practice and has not engaged, except in the ordinary course of business consistent with past practice, in (A) any trade loading practices or any other promotional sales or discount activity with any customers with the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected to occur in subsequent fiscal quarters, (B) any practice that would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected to be made in subsequent fiscal quarters, (C) any practice that would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of its Subsidiaries that would otherwise be expected to be made in prior fiscal quarters (including the current fiscal quarter) or (D) any other promotional sales or discount activity.
       (j) Litigation. Section 3.01(j) of the Company Letter sets forth, as of the date of this Agreement, a complete and correct list of each claim, action, suit or judicial, administrative or regulatory proceeding or investigation pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries (i) for money damages (other than for immaterial amounts), (ii) that seeks injunctive relief, (iii) that may give rise to any legal restraint on or prohibition against or limit the material benefits to the Investors of the Equity Investment or the other transactions contemplated by this Agreement or (iv) that, if resolved in accordance with plaintiff’s demands, is reasonably likely to have a Material Adverse Effect. There is no Judgment of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity involving, the Company or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.
       (k) Contracts. (i) Section 3.01(k) of the Company Letter sets forth, as of the date of this Agreement, a complete and correct list of:
     (A) each Contract pursuant to which the Company or any of its Subsidiaries has agreed not to compete with any person in any area or to engage in any activity or business that is material to the Company and its Subsidiaries, or pursuant to which any material benefit or right

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is required to be given or lost, or any material penalty or detriment is incurred, as a result of so competing or engaging;
     (B) each Contract to or by which the Company or any of its Subsidiaries is a party or bound providing for any material exclusivity or similar requirement, or pursuant to which any material benefit or right is required to be given or lost, or any material penalty or detriment is incurred, as a result of non-compliance with any such exclusive requirements;
     (C) each Contract to or by which the Company or any of its Subsidiaries is a party or bound or with respect to which the Company or any of its Subsidiaries has any material obligation with (1) any Affiliate of the Company or any of its Subsidiaries, (2) any Company Personnel, (3) any union or other labor organization or (4) any Affiliate of any such person (other than, in each case, (I) offer letters or employment agreements that are terminable at will by the Company or any of its Subsidiaries both without any penalty and without any obligation of the Company or any of its Subsidiaries to pay severance or other compensation or benefits (other than accrued base salary, accrued commissions, accrued bonuses, accrued vacation pay, accrued floating holidays and legally mandated benefits) and (II) Benefit Plans and Benefit Agreements other than offer letters or employment agreements);
     (D) each Contract under which the Company or any of its Subsidiaries has incurred any indebtedness having an aggregate principal amount in excess of $200,000;
     (E) each material Contract to or by which the Company or any of its Subsidiaries is a party or bound creating or granting a Lien (including Liens upon properties or assets acquired under conditional sales, capital leases or other title retention or security devices), other than (1) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been established, (2) Liens for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ or similar Liens incurred in the ordinary course of business, consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (3) Liens incurred in the ordinary course of business, consistent with past practice, in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders,

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statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations and (4) Liens incurred in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in a material way with the use of the properties or assets encumbered thereby (collectively, “Permitted Liens”);
     (F) each Contract to or by which the Company or any of its Subsidiaries is a party or bound (other than Benefit Plans and Benefit Agreements) containing any provisions contemplating or relating in any way to a “change in control” or similar event with respect to the Company or one or more of its Subsidiaries, including provisions requiring consent or approval of, or notice to, any Governmental Entity or other person in the event of a change in control of the Company or one or more of its Subsidiaries, or otherwise having the effect of providing that the consummation of the Equity Investment or any of the other transactions contemplated by this Agreement or the execution, delivery or effectiveness of this Agreement will materially conflict with, result in a material violation or material breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract, or give rise under such Contract to any right of, or result in, a termination, right of first refusal, material amendment, revocation, cancellation or material acceleration of any obligation, or a loss of a material benefit or the creation of any material Lien upon any of the properties or assets of the Company or any of its Affiliates, or to any increased, guaranteed, accelerated or additional material rights or material entitlements of any person;
     (G) each Contract to or by which the Company or any of its Subsidiaries is a party or bound for any joint venture (whether in partnership, limited liability company or other organizational form) or alliance or similar arrangement;
     (H) each Contract to or by which the Company or any of its Subsidiaries is a party or bound entered into in the last three years in connection with the settlement or other resolution of any suit, claim, action, investigation or proceeding that has any material continuing obligations, liabilities or restrictions;
     (I) except for the Contracts disclosed above, each Contract (other than Benefit Plans and Benefit Agreements) which has aggregate future sums due to or from the Company or any of its Subsidiaries, taken as a whole, (i) during the period commencing on the date of this Agreement and ending on the 12-month anniversary of

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this Agreement, in excess of $200,000 or (ii) in aggregate more than $500,000 during the life of the Contract; and
     (J) except for the Contracts disclosed above, each Contract to or by which the Company or any of its Subsidiaries is a party or bound not made in the ordinary course of business that is material to the Company and its Subsidiaries, taken as a whole.
The Contracts of the Company or any of its Subsidiaries of the type referred to in clauses (A) through (J) of this subsection (i) are collectively referred to in this Agreement as “Specified Contracts”. The Company has made available to the Investor Representative a complete and correct copy of each of the Specified Contracts, including all amendments thereto.
     (ii) Each Contract of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries (a “Material Contract”), as well as each Specified Contract, is in full force and effect (except for those Contracts that have expired in accordance with their terms) and is a legal, valid and binding agreement of the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, subject to the Bankruptcy and Equity Exception. Each of the Company and its Subsidiaries has performed or is performing in all material respects, all obligations required to be performed by it under the Material Contracts and Specified Contracts and is not (with or without notice or lapse of time or both) in breach in any material respect or default thereunder, and has not knowingly waived or failed to enforce any material rights or benefits thereunder (other than in the ordinary course of business consistent with past practice), and, to the knowledge of the Company, no other party to any of the Material Contracts or Specified Contracts is (with or without notice or lapse of time or both) in breach in any material respect or default thereunder. To the knowledge of the Company, as of the date of this Agreement, there has occurred no event giving (with or without notice or lapse of time or both) to others any right of termination, material amendment or cancellation of any Material Contract or Specified Contract.
          (l) Permits; Compliance with Laws. Except for matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, (i) the Company and its Subsidiaries have in effect all certificates, permits, licenses, franchises, approvals, concessions, qualifications, registrations, certifications and similar authorizations from any Governmental Entity (collectively, “Permits”) that are necessary for them to own, lease or operate their

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properties and assets and to carry on their businesses as currently conducted, and (ii) each of the Company and its Subsidiaries is in compliance with all applicable Laws and Judgments, and no condition or state of facts exists that is reasonably likely to give rise to a violation of, or a liability or default under, any such applicable Law or Judgment. The execution and delivery of this Agreement by the Company does not, and the consummation of the Equity Investment and the other transactions contemplated by this Agreement and compliance with the terms hereof are not reasonably likely to, cause the revocation or cancellation of any material Permit.
     (m) Absence of Changes in Benefit Plans; Employment Agreements; Labor Relations. (i) Since January 1, 2011, none of the Company or any of its Subsidiaries has adopted, entered into, established, terminated, amended or modified or agreed to adopt, enter into, establish, terminate, amend or modify (or announced an intention to adopt, enter into, establish, terminate, amend or modify) any collective bargaining agreement or any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, equity or equity-based compensation, performance, retirement, thrift, savings, cafeteria, paid time off, perquisite, fringe benefit, vacation, unemployment, severance, change in control, termination, retention, disability, death benefit, hospitalization, medical or other welfare benefit or other similar plan, program, policy, arrangement or understanding (whether oral or written, formal or informal, funded or unfunded and whether or not legally binding or subject to the Laws of the United States) sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Company, any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or with respect to which the Company is otherwise jointly or severally liable under applicable Law (each, a “Commonly Controlled Entity”), in each case, providing compensation or benefits to any Company Personnel, including the Company Stock Plan, but not including the Benefit Agreements (all such plans, programs, policies, arrangements and understandings, including any such plan, program, policy, arrangement or understanding entered into, adopted or established on or after the date of this Agreement, collectively, “Benefit Plans”), or has made any change in any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plan, or any change in the manner in which contributions to any Pension Plan are made or the basis on which such contributions are determined.
     (ii) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, and there are not, to the knowledge of the Company, any union organizing activities concerning any employees of the Company or any of its Subsidiaries. There are no labor strikes, slowdowns, work stoppages or lockouts pending or, to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries. There is

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no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened, in each case before the National Labor Relations Board or any comparable Governmental Entity.
          (n) Environmental Matters. (i) Except for matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, each of the Company and its Subsidiaries is, and has been, in compliance with all Environmental Laws, and neither the Company nor any of its Subsidiaries has received any (A) communication alleging that the Company or such Subsidiary is in violation of, or may have liability under, any Environmental Law or (B) currently outstanding written request by any Governmental Entity for information pursuant to any Environmental Law; (ii) (A) each of the Company and its Subsidiaries possesses and is in compliance in all material respects with all Permits required under Environmental Laws (“Environmental Permits”) for the conduct of its operations, (B) all such Environmental Permits are valid and in good standing and (C) neither the Company nor any of its Subsidiaries has been advised in writing by any Governmental Entity of any actual or potential change in any material respect in the status or terms and conditions of any such Environmental Permit; (iii) there are no material Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; (iv) there has been no Release of or actual or alleged exposure to any Hazardous Material that is reasonably likely to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries; (v) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that are reasonably likely to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries; (vi) there are no underground or aboveground storage tanks, generators or known or suspected asbestos-containing materials on, at, under or about any property owned, operated or leased by the Company or any of its Subsidiaries; (vii) neither the Company nor any of its Subsidiaries stores, generates or disposes of Hazardous Materials (excluding office, cleaning or similar supplies used in the ordinary course of the Company’s or any of its Subsidiaries’ operations) at, on, under, about or from property owned or leased by the Company or any of its Subsidiaries; and (viii) there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that are reasonably likely to form the basis of a material Environmental Claim against the Company or any of its Subsidiaries.
          For all purposes of this Agreement, (A) “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, Judgments, demands, directives, claims, Liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any person alleging liability of any kind or nature (including liability or responsibility for the costs of

22

enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (1) the presence or Release of, or exposure to, any Hazardous Material at any location, or (2) the failure to comply with any Environmental Law; (B) “Environmental Law” means any Law, Judgment, legally binding agreement or Permit issued, promulgated or entered into by or with any Governmental Entity relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), natural resources, the climate, human health and safety or the protection of endangered or threatened species; (C) “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, hazardous or toxic substances and any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law; and (D) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.
          (o) Employee Benefits Matters. (i) Section 3.01(o)(i) of the Company Letter sets forth a complete and correct list of each material Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), each material Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (each, a “Pension Plan”) and all other material Benefit Plans and Benefit Agreements that, in each case, are in effect as of the date of this Agreement. The Company has made available to the Investor Representative complete and correct copies of (A) each material Benefit Plan and each material Benefit Agreement, (B) the most recent annual report on Form 5500 (if any) filed with the U.S. Internal Revenue Service (the “IRS”) with respect to each such Benefit Plan, (C) the most recent summary plan description (if any), and any summary of material modifications, prepared for each such Benefit Plan for which a summary plan description is required under applicable Law and (D) the most recent actuarial valuations for each such Benefit Plan (if any). To the Company’s knowledge, each Benefit Plan and Benefit Agreement has been administered, funded and invested in all material respects in accordance with its terms and applicable Laws. To the Company’s knowledge, the Company and its Subsidiaries and each Benefit Plan and Benefit Agreement are in compliance in all material respects with applicable Law, including ERISA and the Code, and the terms of any collective bargaining agreements or other labor union Contracts.
     (ii) Each Pension Plan intended to be tax qualified under the Code has been the subject of a favorable determination, qualification or opinion letter from the IRS to the effect that such Pension Plan is qualified and exempt from

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United States Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such letter has been revoked (nor, to the knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent such letter or application therefor relating to any such Pension Plan that is reasonably likely to adversely affect the qualification of such Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA.
     (iii) Neither the Company nor any Commonly Controlled Entity has sponsored, maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent liability under, any Benefit Plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), or that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or that is otherwise a defined benefit pension plan or that provides for the payment of termination indemnities, other than any such plan that is sponsored by a Governmental Entity, and neither the Company nor any Commonly Controlled Entity could incur any liability with respect to any such plan (under Title IV of ERISA or otherwise).
     (iv) Other than Stock Options held by members of the Board of Directors as of the Closing, none of the execution and delivery of this Agreement, the obtaining of Stockholder Approvals or the consummation of the Equity Investment or any other transaction contemplated by this Agreement alone will, except as expressly contemplated by this Agreement, accelerate the time of payment or vesting of any Stock Option. None of the execution and delivery of this Agreement, the obtaining of Stockholder Approvals or the consummation of the Equity Investment or any other transaction contemplated by this Agreement (whether alone or as a result of any termination of employment on or following the Closing) will, except as expressly contemplated by this Agreement, (A) entitle any Company Personnel to severance, termination, retention, change in control or similar compensation or benefits, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to any Benefit Plan or Benefit Agreement or (C) result in any breach or violation of, or a default under, any Benefit Plan or Benefit Agreement.
     (v) No Benefit Plan provides health, medical or other welfare benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its Subsidiaries after retirement or other termination of service (other than coverage or benefits

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required to be provided under Part 6 of Subtitle B of Title I of ERISA or any other similar applicable Law).
     (vi) No Benefit Plan is maintained outside the jurisdiction of the United States, is by its terms governed by the Laws of any jurisdiction other than the United States or provides compensation or benefits to Company Personnel providing services primarily outside the United States.
     (vii) As of the date of this Agreement, no employee listed on Section 3.01(o)(vii) of the Company Letter has given notice to the Company that such employee intends to terminate his or her employment, and no such employee has given any indication to the Company that such employee intends to terminate his or her employment within the one-year period following the date of this Agreement.
     (viii) Each Benefit Plan and each Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Treas. Reg. Section 1.409A 1(a)(1)(a) (a “Nonqualified Deferred Compensation Plan”) (A) was operated in compliance with Section 409A of the Code between January 1, 2005 and December 31, 2008, based upon a good faith, reasonable interpretation of (1) Section 409A of the Code and (2) the final Treasury Regulations and other guidance issued by the IRS thereunder, to the extent applicable (clauses (1) and (2), together, the “409A Authorities”) and (B) has been operated in compliance with the 409A Authorities since January 1, 2009. Each Nonqualified Deferred Compensation Plan has been in documentary compliance with the 409A Authorities since January 1, 2009.
          (p) Taxes. (i) Each of the Company and its Subsidiaries has timely filed all material Tax Returns required to have be filed and paid all material Taxes required to have been paid (whether or not shown as due on any Tax Return).
     (ii) None of the Company or any of its Subsidiaries has received notice from any Taxing Authority of any proposed or asserted deficiency with respect to a material amount of Taxes owed by the Company or any of its Subsidiaries, except for any proposed or asserted deficiency being contested in good faith by appropriate proceedings and for which reserves have been established and maintained in accordance with GAAP.
     (iii) There are no material liens on any of the assets of the Company or any of its Subsidiaries with respect to Taxes, except for liens with respect to Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP.

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     (iv) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (A) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Equity Investment or any of the other transactions contemplated by this Agreement.
     (v) Neither the Company nor any of its Subsidiaries has ever participated in any “listed transaction” (as defined in Treasury Regulation Sections 1.6011-4(b)(2) or 301.6111-2(b)(2)).
     (vi) The Company and its Subsidiaries have no net operating losses or net unrealized built-in losses that could become subject to limitation under Section 382 of the Code as a result of the Equity Investment or any of the other transactions contemplated by this Agreement.
     (vii) No amount, economic benefit or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of the Equity Investment and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing) by any person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) with respect to the Company would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). No person is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including Federal, state, local and foreign income, excise and other Taxes (including Taxes imposed under Section 4999 or 409A of the Code) or interest or penalty related thereto.
          (q) Properties. (i) Each of the Company and its Subsidiaries has good and marketable title to, or in the case of leased tangible property and leased tangible assets, has valid and enforceable leasehold interests in, all of its material properties and tangible assets, free and clear of all Liens, except for Permitted Liens.
     (ii) The material properties and tangible assets owned or leased by the Company and its Subsidiaries, or which they otherwise have the right to use, are sufficient (subject to normal wear and tear) to operate their businesses in substantially the same manner as they are currently conducted. The assets of the Company and each of its Subsidiaries are each in good working order, and have been maintained in accordance with prudent industry practice.

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     (r) Intellectual Property. (i) The Company and each of its Subsidiaries owns, or is licensed or otherwise has the right to use (in each case, without payments to third parties and free and clear of any Liens), all Intellectual Property necessary for or material to the conduct of its business as currently conducted and such rights are not subject to termination by any third party.
     (ii) To the knowledge of the Company, none of the Company or any of its Subsidiaries or any of its or their products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property rights of any person.
     (iii) To the knowledge of the Company, no person or any product or service of any person is infringing upon or otherwise violating in any material respect any Intellectual Property rights of the Company or any of its Subsidiaries.
     (iv) For purposes of this Agreement, “Intellectual Property” means software, trademarks, service marks, brand names, certification marks, trade dress, assumed names, domain names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, provisionals, continuations, continuations in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets, know-how, formulae, processes, procedures, research records, records of invention, test information, market surveys and software, whether patentable or not in any jurisdiction and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works and any renewals or extensions thereof; any similar intellectual property or proprietary rights; and any claims or causes of action (pending, threatened or which could be filed) arising out of any infringement or misappropriation of any of the foregoing.
     (s) Unlawful Payments. Neither the Company nor any of its Subsidiaries, nor any of the directors, officers, agents, employees, representatives, franchisees or distributors of the Company or any of its Subsidiaries, has taken any action, directly or indirectly, that: (A) violated the FCPA or (B) would have violated the FCPA (in any case where the Company, any of its Subsidiaries, or any other person referenced above may not have been subject to the FCPA). There have been no false or fictitious entries made in the books or records of the Company or any of its Subsidiaries relating to any payment that the FCPA prohibits, and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund for use in making any such payments. As used in this

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Agreement, the “FCPA” means the Foreign Corrupt Practices Act of 1977, as amended from time to time.
          (t) State Takeover Statutes. Assuming the accuracy of Section 3.02(e), the approval of the Equity Investment by the Board of Directors of the Company referred to in Section 3.01(f) constitutes the only action necessary to render inapplicable to this Agreement, the Equity Investment, the other transactions contemplated by this Agreement, including transactions under the Voting Agreements, and compliance with the terms of this Agreement, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Voting Agreements, the Equity Investment, the other transactions contemplated by this Agreement or compliance with the terms of this Agreement. No other state takeover or similar statute or regulation is applicable to this Agreement, the Equity Investment, the other transactions contemplated by this Agreement or compliance with the terms of this Agreement. The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.
          (u) Voting Requirements. The affirmative vote at the Stockholders Meeting or any adjournment or postponement thereof of (i) the holders of a majority of the shares of Company Common Stock voting with respect to the Equity Issuance in favor of approving the Equity Issuance as required by NYSE Amex Rule 713, (ii) the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon in favor of approving the Certificate of Amendment and (iii) the holders of a majority of the shares of Company Common Stock voting with respect to the Omnibus ICP in favor of approving the Omnibus ICP (collectively, the “Stockholder Approvals”) are the only votes of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement, or to consummate the Equity Investment and the other transactions contemplated by this Agreement.
          (v) Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than BB&T Capital Markets, a division of Scott & Stringfellow, LLC, and Ladenburg Thalmann & Co. Inc., the fees and expenses of each of which will be paid by the Company or one or more of its Subsidiaries, has provided any financial advisory services to the Company or the Board of Directors of the Company or any committee thereof in connection with the Equity Investment or the other transactions contemplated by this Agreement or is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Equity Investment and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries or the Board of Directors of the Company or any committee thereof. The Company has delivered to the

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Investor Representative complete and correct copies of all agreements under which any such fees or commissions are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable. The fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel or other person retained by the Company or any of its Subsidiaries in connection with this Agreement or the Equity Investment and the other transactions contemplated by this Agreement incurred or to be incurred by the Company or any of its Subsidiaries in connection with this Agreement or the Equity Investment and the other transactions contemplated by this Agreement will not exceed the fees and expenses set forth in Section 3.01(v) of the Company Letter.
          (w) Opinion of Financial Advisor. The Special Committee has received the written opinion of Ladenburg Thalmann & Co. Inc. to the effect that, as of the date of this Agreement, and based upon and subject to the factors and assumptions set forth therein, the Equity Investment is fair, from a financial point of view, to the Company’s stockholders, a copy of which opinion will be delivered to the Investor Representative solely for informational purposes as promptly as practicable after the date of this Agreement.
          (x) Insurance Coverage. The Company and each of its Subsidiaries maintains in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company and its Subsidiaries, and the Company reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.
          (y) No Reliance. Except for the representations and warranties of the Investor Representative expressly set forth in Section 3.02, the Company hereby acknowledges that the Investor Representative has not made and is not making any express or implied representation or warranty with respect to the Equity Investment or the Company or its prospects, including with respect to any information provided or made available to the Company or its representatives by the Investor Representative or its representatives, or will have or be subject to any liability to the Company or any other person resulting from the delivery to or use by the Company or any of its representatives of any projections, forecasts or other forward-looking information, business plans or other similar material developed by or provided or made available to the Company.
          (z) Securities Law Compliance. Neither the Company nor any of its Affiliates, nor any person acting on its or their behalf, has conducted any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offer or sale of any of the Securities.

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Neither the Company nor any of its Affiliates, nor any person acting on its or their behalf, has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration under the Securities Act of the offer or sale of the Securities as contemplated hereby. Assuming the accuracy of the representations and warranties set forth in Sections 3.02(f), (g) and (h), the offer and sale of the Securities to the Investors as contemplated hereby is exempt from the registration requirements of the Securities Act.
          SECTION 3.02. Representations and Warranties of the Investors. Each Investor, severally (as to itself) and not jointly, represents and warrants to the Company and to the other Investors that:
     (a) Organization. Such Investor, other than any individual, is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate or other power and authority to carry on its business as currently conducted.
     (b) Authority; Noncontravention. Such Investor has the requisite corporate or other power and authority to execute and deliver this Agreement (including, as applicable, by joinder hereto in accordance with Section 8.08), to consummate the Equity Investment and the other transactions contemplated by this Agreement and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by such Investor (including, as applicable, by joinder hereto in accordance with Section 8.08), the consummation by such Investor of the Equity Investment and the other transactions contemplated by this Agreement and the compliance by such Investor with the provisions of this Agreement have been duly authorized by all necessary action (corporate or otherwise) on the part of such Investor, and no other corporate or other proceedings on the part of such Investor are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Equity Investment and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Investor (including, as applicable, by joinder hereto in accordance with Section 8.08), and, assuming the due execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, subject to the Bankruptcy and Equity Exception. The execution and delivery of this Agreement (including, as applicable, by joinder hereto in accordance with Section 8.08), the consummation of the Equity Investment and the other transactions contemplated by this Agreement and the compliance by such Investor with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach

30

of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of such Investor under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the certificate of incorporation or bylaws or comparable organizational documents of such Investor, other than any individual, (ii) any Contract or Permit to or by which such Investor is a party or bound or to or by which its properties or assets are subject or bound or otherwise under which such Investor has rights or benefits or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law (assuming receipt of the Stockholder Approvals) or Judgment, in each case, applicable to such Investor or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, Liens, rights or entitlements that, individually or in the aggregate, are not reasonably likely to impair in any material respect the ability of such Investor to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Equity Investment or the other transactions contemplated by this Agreement. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to such Investor in connection with the execution and delivery of this Agreement by such Investor (including, as applicable, by joinder hereto in accordance with Section 8.08), the consummation by such Investor of the Equity Investment and the other transactions contemplated by this Agreement or the compliance by such Investor with the provisions of this Agreement, except for (A) the filing of a notification and report form under the HSR Act and the termination or expiration of the applicable waiting period thereunder and (B) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made, individually or in the aggregate, are not reasonably likely to impair in any material respect the ability of such Investor to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Equity Investment or the other transactions contemplated by this Agreement.
     (c) Information Supplied. None of the information supplied or to be supplied by such Investor specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company’s stockholders, at the time of the Stockholders Meeting or at the time of any amendment or supplement thereto, as amended or supplemented at such date or time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

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     (d) Financing. Such Investor has, and will have available to it upon the Closing, sufficient funds to consummate the Equity Investment as contemplated hereby with respect to such Investor, including payment in full of its pro rata portion of the Purchase Price.
     (e) State Takeover Statutes. Such Investor has not been an “interested stockholder” with respect to the Company at any time within three years of the date of this Agreement, as such term is used in Section 203 of DGCL.
     (f) Accredited Investor. Such Investor is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act. Such Investor is knowledgeable, sophisticated and experienced in business and financial matters, has previously invested in securities similar to the Securities and fully understands the limitations on transfer and the restrictions on sales of such Securities. Such Investor is able to bear the economic risk of its investment and is currently able to afford the complete loss of such investment. The Securities to be received by such Investor hereunder will be acquired for such Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act, without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable Federal and state securities Laws. Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Securities for any period of time. Such Investor is not a broker-dealer registered with the SEC under the Exchange Act or an entity engaged in a business that would require it to be so registered.
     (g) Advisors. Such Investor acknowledges that prior to entering into this Agreement, it was advised by persons deemed appropriate by such Investor concerning this Agreement, the Equity Investment and the transactions contemplated by this Agreement, and conducted its own due diligence investigation and made its own investment decision with respect to such transactions.
     (h) No Reliance. Except for the representations and warranties expressly set forth in this Agreement, such Investor is not relying on any statements, representations or warranties by the Company, the Investor Representative or any other person in connection with this Agreement or the transactions contemplated hereby. Such Investor represents and warrants that it has had an opportunity to receive all information related to the Company and the terms and conditions of the Equity Investment and the Securities deemed necessary by it for purposes of making its investment decision with respect to the Securities. Such Investor

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acknowledges receipt of and/or free access to the Filed SEC Documents. The decision of such Investor to purchase Securities pursuant to this Agreement has been made by such Investor independently of any other Investor. Such Investor acknowledges that no other Investor (including the Investor Representative) or its representatives has acted as agent or representative for such Investor in connection with making its investment decision with respect to the Securities.
     (i) Private Placement Considerations. Such Investor understands and acknowledges that: (i) the offering of the Securities pursuant to this Agreement will not be registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of the Securities hereunder is exempt from the registration requirements of the Securities Act; (ii) its representations and warranties contained herein are being relied upon by the Company as a basis for exemption of the sale of the Securities under the Securities Act, under the securities Laws of all applicable states and for other purposes; (iii) no state or Federal agency has made any finding or determination as to the fairness of the terms of the sale of the Securities or any recommendation or endorsement thereof; and (iv) the Securities are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under applicable securities Laws such Securities (and the securities issuable upon conversion or exercise thereof) may be resold without registration under the Securities Act only in certain limited circumstances.
ARTICLE IV
Covenants
          SECTION 4.01. Conduct of Business. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Closing, except with the prior written consent of the Investor Representative (which shall not be unreasonably withheld) or as specifically contemplated by this Agreement or as set forth in Section 4.01(a) of the Company Letter, the Company shall, and shall cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course in all material respects and, to the extent consistent therewith, use commercially reasonable efforts to keep available the services of their present officers and employees and to preserve their assets and technology and their relationships with customers, suppliers and others having material business dealings with them. Without in any way limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing, except with the prior written consent of the Investor Representative (which shall not be unreasonably withheld) or as specifically contemplated by this Agreement or as set forth in Section 4.01(a) of the Company Letter, the Company shall not, and shall not permit any of its Subsidiaries to:

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     (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interests, (C) purchase, redeem or otherwise acquire any shares of capital stock, other equity or voting interests or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls, stock-based performance rights or rights to acquire any such shares or other securities (including any Stock Options, except pursuant to the forfeiture conditions of such Stock Options or the cashless exercise or tax withholding provisions of such Stock Options, in each case only if and to the extent required by the terms of such awards as in effect on the date of this Agreement) or (D) take any action that would result in any amendment, modification or change of any term of any indebtedness of the Company or any of its Subsidiaries;
     (ii) issue, deliver, sell, pledge or otherwise encumber any (A) shares of its capital stock, other equity or voting interests or Equity Equivalents (other than the issuance of shares of Company Common Stock upon the exercise of Stock Options outstanding as of the date of this Agreement and only if and to the extent required by the terms of the Company Stock Plan as in effect on the date of this Agreement), or (B) securities convertible into, or exchangeable or exercisable for, or any options, warrants, calls or rights to acquire, any such stock, interests or Equity Equivalents, or adopt or implement any stockholder rights plan or similar arrangement that would be applicable to the Equity Investment;
     (iii) amend or propose to amend its certificate of incorporation or bylaws (or similar organizational documents);
     (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or person or division thereof or (B) any other assets other than immaterial assets acquired in the ordinary course of business consistent with past practice;
     (v) sell, lease, license, sell and lease back, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or assets (including any shares of capital stock, equity or voting interests or other rights, instruments or securities), except for (i) grants of nonexclusive licenses in the ordinary course of business, (ii) sales of used equipment in the ordinary course of business consistent with past practice and

34

(iii) Permitted Liens incurred in the ordinary course of business consistent with past practice;
     (vi) (A) repurchase, prepay or incur any indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;
     (vii) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, that individually are in excess of $200,000 or in the aggregate are in excess of $500,000;
     (viii) (A) settle or satisfy any claims, actions or proceedings, other than the settlement or satisfaction in the ordinary course of business, or as required by their terms on the date of this Agreement, of claims, actions or proceedings for amounts not in excess of $200,000 or (B) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar Contract to or by which the Company or any of its Subsidiaries is a party or bound;
     (ix) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify or amend in any material respect, or exercise any right to renew, any lease or sublease of real property or acquire any interest in real property;
     (x) modify or amend in any material respect, or accelerate, terminate or cancel, any material Contract or waive any right to enforce, relinquish, release, transfer or assign any rights or claims thereunder, other than any immaterial modifications or amendments made in the ordinary course of business;
     (xi) except (x) as required to ensure that any Benefit Plan or Benefit Agreement as in effect on the date of this Agreement is not then out of compliance with applicable Law, (y) as required pursuant to any Benefit Plan or Benefit Agreement as in effect on the date of this Agreement or (z) as specifically required pursuant to this Agreement, (A) adopt, establish, enter into, terminate, amend or modify any Benefit Plan or Benefit Agreement (which, for the avoidance of doubt, includes the Omnibus ICP), (B) increase in any manner the compensation or benefits of, or pay any bonus or award to, or grant any loan to, any Company Personnel, (C) pay or provide to any Company Personnel any

35

compensation or benefit, other than the payment of cash compensation in the ordinary course of business, (D) grant or amend any award under any Benefit Plan (including the grant or amendment of Stock Options, restricted stock units, restricted stock, stock appreciation rights, performance units, stock purchase rights or other equity or equity-based compensation) or remove or modify existing restrictions in any Benefit Plan or Benefit Agreement or awards made thereunder, (E) grant or pay any severance, separation, change in control, termination, retention or similar compensation or benefits to, or increase in any manner the severance, separation, change in control, termination, retention or similar compensation or benefits of, any Company Personnel, (F) enter into any trust, annuity or insurance Contract or similar agreement or take any other action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or Benefit Agreement, (G) take any action to accelerate, or that could reasonably be expected to result in the acceleration of, the time of payment or vesting of any rights, compensation, benefits or funding obligations under any Benefit Plan or Benefit Agreement or otherwise or (H) make any material determination under any Benefit Plan or Benefit Agreement that is inconsistent with the ordinary course of business or past practice;
     (xii) form any Subsidiary of the Company;
     (xiii) enter into any Contract containing any provisions having the effect of providing that the consummation of the Equity Investment or the other transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement will conflict with, result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract, or give rise under such Contract to any right of, or result in, a termination, right of first refusal, material amendment, revocation, cancellation or material acceleration, or a loss of a material benefit or the creation of any material Lien upon any of the properties or assets of the Company or any of its Subsidiaries, or to any increased, guaranteed, accelerated or additional rights or entitlements of any person, except to the extent such conflicts, results, defaults, rights, losses or entitlements are required by applicable Law;
     (xiv) take any action or fail to take any action if such action or failure to act could reasonably be expected to result in (A) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (B) any such representation and warranty that is not so qualified becoming untrue in any material respect;
     (xv) except as required by applicable Law, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any of its Subsidiaries;

36

     (xvi) write-down any of its material assets, including any Intellectual Property, or make any change in any financial or tax accounting principle, method or practice, other than as required by GAAP or applicable Law;
     (xvii) engage in (A) any trade loading practices or any other promotional sales or discount activity with any customers with the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected to occur in subsequent fiscal quarters, (B) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected to be made in subsequent fiscal quarters, (C) any practice which would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of its Subsidiaries that would otherwise be expected to be made in prior fiscal quarters (including the current fiscal quarter) or (D) any other promotional sales or discount activity, in each case in this clause (D) in a manner outside the ordinary course of business or inconsistent with past practice;
     (xviii) enter into, extend or renew any Contract or amendment thereof which, if executed prior to the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.01(k)(i)(A) or (F); or
     (xix) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.
          (b) Transfer Taxes. The Company shall pay all transfer, stamp and other similar Taxes due with respect to the issuance or delivery of the Preferred Stock or the Warrants or any other securities or property upon conversion of the Preferred Stock or exercise of the Warrants.
          (c) Allocation of Purchase Price. The Company and the Investor Representative acknowledge and agree that (i) the Company is issuing the Preferred Stock and Warrants solely in consideration of the Purchase Price and not in recognition of any services provided or to be provided directly or indirectly by any Investor as an employee or otherwise (which services, if any, shall be separately compensated), and (ii) the Purchase Price is equivalent to the aggregate value of the Preferred Stock and the Warrants. The Company and the Investors shall not take any position that is inconsistent with the foregoing allocation unless required by applicable Law.
          SECTION 4.02. No Solicitation. (a) Notwithstanding any provision in this Agreement to the contrary, the Company shall not, nor shall it authorize or permit any of its Subsidiaries to, nor shall it authorize or permit any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other

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action to knowingly facilitate, any Takeover Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (or any representative thereof) any information with respect to, or otherwise cooperate in any way with any person (or any representative thereof) with respect to, any Takeover Proposal; provided, however, that at any time prior to obtaining the Stockholder Approvals, in response to a bona fide written unsolicited Takeover Proposal that the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee), after consultation with its financial advisor and outside legal counsel, determines in good faith constitutes or could reasonably be expected to lead to a Superior Proposal, and which Takeover Proposal did not result from a breach of this Section 4.02, the Company may, and may permit and authorize its Subsidiaries and its representatives and its Subsidiaries’ representatives to, in each case subject to compliance with Section 4.02(c), (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a nondisclosure agreement which contains terms that are no less restrictive than those contained in that certain nondisclosure letter agreement dated December 15, 2010 between the Investor Representative and the Company (as it may be amended from time to time, the “Nondisclosure Agreement”), provided that all such information had been provided, or is concurrently provided, to the Investor Representative, and (B) participate in discussions or negotiations with, and only with, the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 4.02(a) by the Company.
          For purposes of this Agreement, the term “Takeover Proposal” means any inquiry, proposal or offer from any person or group (other than any Investor) relating to, or that could reasonably be expected to lead to, in one transaction or a series of related transactions, any merger, consolidation, business combination, recapitalization, liquidation or dissolution involving the Company or any direct or indirect acquisition, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (i) assets or businesses that constitute or represent 15% or more of the total revenue, net income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, or (ii) 15% or more of the outstanding shares of Company Common Stock or of any class of capital stock of, or other equity or voting interests in, one or more of the Subsidiaries of the Company which, in the aggregate, directly or indirectly hold the assets or businesses referred to in clause (i) above.

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          For purposes of this Agreement, the term “Superior Proposal” means any binding bona fide written offer which did not result from a breach of Section 4.02(a) made by any person (other than any Investor) that, if consummated, would result in such person (or, in the case of a direct merger between such person and the Company, the stockholders of such person) acquiring, directly or indirectly, 50% or more of the voting power of the capital stock of the Company or 50% or more of the assets of the Company and its Subsidiaries, taken as a whole, and which offer, in the good faith judgment of the Board of Directors of the Company (acting upon the affirmative recommendations of the Special Committee) (after consultation with its financial advisor and outside legal counsel), (i) is more favorable to the holders of the Company Common Stock than the Equity Investment from a financial point of view (taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by the Investors in response to such Superior Proposal or otherwise)) and (ii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.
          For purposes of this Agreement, the term “Superior Acquisition Proposal” means a Superior Proposal that, if consummated, would result in the applicable person (or, in the case of a direct merger between such person and the Company, the stockholders of such person) acquiring, directly or indirectly, all or substantially all of the voting power of the capital stock of the Company or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole.
          (b) Except as set forth in the next sentence, neither the Board of Directors of the Company nor any committee thereof shall (or shall agree or resolve to) (i) withdraw or modify in a manner adverse to the Investors, or propose publicly to withdraw or modify in a manner adverse to the Investors, the approval, recommendation or declaration of advisability by such Board of Directors or any such committee of the Equity Investment and the other transactions contemplated by this Agreement, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Takeover Proposal (any such action, resolution or agreement to take such action described in clause (i) or (ii) being referred to herein as an “Adverse Recommendation Change”), or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a nondisclosure agreement referred to in Section 4.02(a)). Notwithstanding the foregoing, at any time prior to receipt of the Stockholder Approvals, the Board of Directors of the Company may (I) in response to a Superior Proposal or an Intervening Event, effect an Adverse Recommendation Change or (II) in response to a Superior Acquisition Proposal, cause the Company to enter into a definitive agreement to consummate such Superior Acquisition Proposal and concurrently with executing such definitive agreement, upon payment of the Termination Fee, terminate this Agreement

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pursuant to and in accordance with Section 7.01(f); provided that, with respect to clauses (I) and (II), the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and its financial advisor that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, and provided further, that the Board of Directors of the Company and the committees thereof shall not, and shall cause the Company not to, take any action described in clause (I) or (II) unless (A) the Board of Directors of the Company shall have first provided prior written notice to the Investor Representative (a “Change Notice”) that it is prepared to take such action in response to a Superior Proposal or an Intervening Event, which notice shall, in the case of a Superior Proposal, attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal, and, in the case of an Intervening Event, attach information describing such Intervening Event in reasonable detail, and (B) the Investor Representative does not make, within three business days after the receipt of such notice, a proposal that would, in the good faith judgment of the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) (after consultation with its financial advisor and outside legal counsel), (x) cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or (y) obviate the need for an Adverse Recommendation Change as a result of an Intervening Event (it being understood and agreed that any amendment or modification of such Superior Proposal shall require a new Change Notice and a new three business day period), and provided further, that any purported termination of this Agreement pursuant to Section 7.01(f) shall be void and of no force or effect unless the Company pays to the Investor Representative the Termination Fee in accordance with Section 5.04(b) prior to or concurrently with such termination. The Company agrees that, during the three business day period prior to its effecting an Adverse Recommendation Change or taking an action described in clause (II) above, the Company and its officers, directors and representatives shall negotiate in good faith with the Investor Representative and its representatives regarding any revisions to the terms of this Agreement, the Equity Investment and the other transactions contemplated by this Agreement proposed by the Investor Representative.
          For purposes of this Agreement, the term “Intervening Event” means an event, circumstance, fact or other information, unknown to the Board of Directors of the Company as of the date of this Agreement, which becomes known prior to receipt of the Stockholder Approvals and which causes the Board of Directors of the Company to determine in good faith, after consultation with its outside legal counsel and its financial advisor, that its failure to effect an Adverse Recommendation Change would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that in no event shall the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.
          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall, as promptly as possible and in any

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event within 24 hours after the receipt thereof, advise the Investor Representative orally and in writing of (i) any Takeover Proposal and (ii) the terms and conditions of such Takeover Proposal (including any subsequent amendment or other modification to such terms and conditions) and the identity of the person making any such Takeover Proposal. Commencing upon the provision of any notice referred to above, the Company (or its outside counsel) shall (A) advise the Investor Representative (or its outside counsel) on a reasonably current basis of the progress of negotiations concerning any Takeover Proposal, the material resolved and unresolved issues related thereto and any other material matters identified with reasonable specificity by the Investor Representative (or its outside counsel) and the material details (including material amendments or proposed amendments as to price and other material terms) of any such Takeover Proposal and (B) promptly upon receipt or delivery thereof, provide the Investor Representative (or its outside counsel) with copies of all documents and material written or electronic communications describing any terms or conditions of any such Takeover Proposal (including the financing thereof) exchanged between the Company, its Subsidiaries or any of their respective officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives, on the one hand, and the person making a Takeover Proposal or any of its Affiliates, or their respective officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives, on the other hand.
          (d) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of the Company (after consultation with its outside legal counsel), failure so to disclose would be inconsistent with applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, agree or resolve to take any action prohibited by Section 4.02(b).
          SECTION 4.03. Legend. Each Investor acknowledges that to the extent applicable, each certificate evidencing the Securities shall be endorsed with a legend substantially in the form set forth below, as well as any additional legend imposed or required by applicable state securities Laws:
“THE SECURITIES REPRESENTED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON [CONVERSION] [EXERCISE] THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO A REGISTRATION STATEMENT RELATING THERETO IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”

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ARTICLE V
Additional Agreements
          SECTION 5.01. Preparation of the Proxy Statement; Stockholders Meeting. (a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement. If the Company does not receive comments from the SEC with respect to the preliminary Proxy Statement and is not notified by the SEC that it will receive comments, absent any Legal Restraint that has the effect of preventing such action, the Company shall file with the SEC the definitive Proxy Statement, and shall use its reasonable best efforts to cause the mailing of the definitive Proxy Statement to the stockholders of the Company, on or prior to the second business day after the tenth calendar day immediately following the date of filing of the preliminary Proxy Statement with the SEC. If the Company does receive comments from the SEC with respect to the preliminary Proxy Statement, absent any Legal Restraint that has the effect of preventing such action, the Company shall file with the SEC the definitive Proxy Statement, and shall use its reasonable best efforts to cause the mailing of the definitive Proxy Statement to the stockholders of the Company, on or prior to the second business day immediately following clearance by the SEC with respect to such comments. Each of the Company and the Investors shall furnish all information concerning such person as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify the Investor Representative upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide the Investor Representative with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Each of the Company and the Investor Representative shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide the Investor Representative an opportunity to review and comment on such document or response, (ii) shall consider in good faith all comments reasonably proposed by the Investor Representative and (iii) if the Board of Directors of the Company shall not have made an Adverse Recommendation Change, shall not file or mail such document, or respond to the SEC, prior to receiving the approval of the Investor Representative, which approval shall not be unreasonably withheld or delayed. If, at any time prior to the Stockholders Meeting, any information relating to the Company, the Investors or any of their respective Affiliates, officers or directors should be discovered by the Company or the Investors which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact

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required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. If the Company receives a Takeover Proposal or if an Intervening Event occurs, the ten calendar day periods referenced in this Section 5.01(a) and the two business day period referenced in the third sentence of this Section 5.01(a) will be extended until two business days after the completion of the process set forth in Sections 4.02(b)(A) and (B).
          (b) The Company agrees that the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and that none of the information included or incorporated by reference in the Proxy Statement will, at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of the Company or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Proxy Statement based on information supplied in writing by or on behalf of the Investors specifically for inclusion or incorporation for reference therein. Each Investor agrees that none of such information supplied by it will, at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of the Company or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
          (c) As promptly as reasonably practicable after the date of this Agreement, the Company shall, in compliance with applicable Law, the Company Certificate, the Company Bylaws and the rules of the NYSE Amex LLC, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders, which meeting the Company shall, absent any Legal Restraint that has the effect of preventing such action, cause to occur on the 45th calendar day (or, if such calendar day is not a business day, on the first business day subsequent to such calendar day) immediately following the date of mailing of the Proxy Statement (the “Stockholders Meeting”), for the purpose of obtaining the Stockholder Approvals, regardless of whether the Board of Directors of the Company determines at any time that this Agreement is no longer advisable or recommends that the stockholders of the Company reject it or any other Adverse Recommendation Change has occurred at any time (subject to the right of the Company to terminate this Agreement in accordance with Section 7.01(f)); provided, however, that (i) if the Company is unable to obtain a quorum

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of its stockholders at such time, the Company may extend the date of the Stockholders Meeting to the extent (and only to the extent) necessary in order to obtain a quorum of its stockholders and the Company shall use its reasonable best efforts to obtain such a quorum as promptly as practicable, (ii) the Company may adjourn or postpone the Stockholders Meeting to the extent (and only to the extent) the Company reasonably determines that such adjournment or postponement is required by applicable Law to comply with comments made by the SEC with respect to the Proxy Statement and (iii) if the Company receives a new Takeover Proposal, the price or material terms of a previously received Takeover Proposal are modified or amended or an Intervening Event occurs, in any such case during the five calendar day period immediately prior to the day of the Stockholders Meeting, the Company may delay the Stockholders Meeting until the date that is the fifth business day after the date on which the Stockholders Meeting would otherwise have been held; provided, however, that the Company may delay the Stockholders Meeting pursuant to this clause (iii) no more than twice. Subject to Section 4.02(b), (x) the Board of Directors of the Company shall recommend to holders of Company Common Stock that they vote in favor of the Stockholder Approvals and shall include such recommendation in the Proxy Statement and (y) the Company shall use its reasonable best efforts to solicit the Stockholder Approvals. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 5.01(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Takeover Proposal. The Company shall provide updates to the Investor Representative with respect to the proxy solicitation for the Stockholders Meeting (including interim results) as reasonably requested by the Investor Representative.
          SECTION 5.02. Access to Information; Confidentiality. Subject to compliance with applicable Laws, the Company shall, and shall cause each of its Subsidiaries to, afford to the Investor Representative and its representatives reasonable access upon reasonable advance notice and during normal business hours during the period prior to the Closing or the termination of this Agreement to all their respective properties, assets, books, records, Contracts, Permits, documents, information, directors, officers and employees, and during such period the Company shall, and shall cause each of its Subsidiaries to, make available to the Investor Representative any information concerning its business as the Investor Representative may reasonably request (including the work papers of Pender Newkirk & Company LLP, subject to the customary requirements of Pender Newkirk & Company LLP). No investigation by the Investors or any of their respective representatives and no other receipt of information by the Investors or any of their respective representatives shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision of this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under the Agreement. Except as required by any applicable Law or Judgment, the Investor Representative will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from the Company confidential

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in accordance with the Nondisclosure Agreement (it being understood that the Investor Representative may share any such information with any Investor who has agreed in writing with the Company to hold such information confidential).
          SECTION 5.03. Reasonable Best Efforts; Consultation and Notice. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Equity Investment and the other transactions contemplated by this Agreement, including using its reasonable best efforts to accomplish the following: (i) the satisfaction of the conditions precedent set forth in Article VI, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and other persons and the making of all necessary registrations, declarations and filings (including filings under the HSR Act and other registrations, declarations and filings with, or notices to, Governmental Entities, if any), (iii) the taking of all reasonable steps to provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials of such entity in the course of its review of this Agreement, the Equity Investment or the other transactions contemplated by this Agreement, (iv) the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity or third party and (v) the obtaining of all necessary consents, approvals or waivers from any third party; provided, that this clause (v) shall not limit the rights of the Company or its Board of Directors under Section 4.02(b). In connection with and without limiting the generality of the foregoing, each of the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Equity Investment and the other transactions contemplated by this Agreement, including transactions under the Voting Agreements, take all actions necessary to ensure that the Equity Investment and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Voting Agreements, the Equity Investment and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall the Investors be obligated to, and the Company and its Subsidiaries shall not without the prior written consent of the Investor Representative, agree or proffer to divest or hold separate, or enter into any licensing, business restriction or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of the Company or any of its Subsidiaries. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall the Investors or any of their respective Affiliates be obligated to litigate or participate in the litigation of any suit, claim, action or proceeding, whether judicial or administrative, brought by any Governmental Entity (A) challenging or seeking to restrain or prohibit the consummation of the Equity Investment or the other transactions contemplated by this Agreement, including transactions under the Voting Agreements, or seeking to obtain

45

from the Investors or any of their respective Affiliates any damages in relation therewith; (B) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, the Investors or any of their respective Affiliates of all or any portion of the business or assets or any product of the Company or its Subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or its Subsidiaries or the Investors or their respective Affiliates, in each case as a result of or in connection with the Equity Investment or any of the other transactions contemplated by this Agreement; (C) seeking to directly or indirectly impose limitations on the ability of the Investors or any of their respective Affiliates to acquire or hold, or exercise full rights of ownership of, any shares of the Preferred Stock or the Company Common Stock, or any Warrants, including the right to vote the Preferred Stock or Company Common Stock on all matters properly presented to the stockholders of the Company; or (D) seeking to (1) directly or indirectly prohibit the Investors or any of their respective Affiliates from effectively controlling in any respect any of the business or operations of the Company or its Subsidiaries or (2) directly or indirectly prevent the Company or its Subsidiaries from operating any of their businesses in substantially the same manner as operated by the Company and its Subsidiaries immediately prior to the date of this Agreement. The Company and the Investors shall provide such assistance, information and cooperation to each other as is reasonably required to obtain any such actions, nonactions, waivers, consents, approvals, orders and authorizations and, in connection therewith, shall notify the other person or persons promptly following the receipt of any comments from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any registration, declaration or filing with, or notice to, such Governmental Entity and shall supply the other person or persons with copies of all correspondence between such person or persons or any of their respective representatives, on the one hand, and any Governmental Entity, on the other hand.
          (b) (i) In connection with the continuing operation of the business of the Company and its Subsidiaries between the date of this Agreement and the Closing, subject to applicable Law, the Company shall consult in good faith on a reasonably regular basis with the Investor Representative to report material (individually or in the aggregate) operational developments, material changes in the status of relationships with customers and service providers, material changes in the status of ongoing operations and other matters reasonably requested by the Investor Representative pursuant to procedures reasonably requested by the Investor Representative; provided, however, that no such consultation shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.
       (ii) Except as prohibited by applicable Law, the Company shall promptly notify the Investor Representative in writing of:

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     (A) the occurrence of any matter or event that (1) is, or that is reasonably likely to be, material (individually or in the aggregate) to the business, assets, properties, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (2) has resulted, or is reasonably likely to result, in (I) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue, (II) any such representation and warranty that is not so qualified becoming untrue in any material respect or (III) any condition to the transactions contemplated hereby and set forth in Section 6.02 not being satisfied;
     (B) the failure of the Company to perform in any material respect any obligation to be performed by it under this Agreement such that the condition set forth in Section 6.02(b) could not be satisfied;
     (C) any notice or other communication from any person (other than a Governmental Entity) alleging that notice to or consent of such person is required in connection with the Equity Investment or the other transactions contemplated by this Agreement;
     (D) any material notice or other material communication from any Governmental Entity in connection with the Equity Investment or the other transactions contemplated by this Agreement, and a copy of any such notice or communication shall be furnished to the Investor Representative, together with the Company’s written notice; and
     (E) any filing or notice made by the Company with any Governmental Entity in connection with the Equity Investment or the other transactions contemplated by this Agreement, and a copy of any such filing or notice shall be furnished to the Investor Representative together with the Company’s written notice;
provided, however, that no such notification shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.
     (iii) Each Investor shall promptly notify the Investor Representative and the Company in writing of (A) the occurrence of any matter or event that has resulted, or is reasonably likely to result, in (1) any representation and warranty of such Investor set forth in this Agreement that is qualified as to materiality becoming untrue, (2) any such representation and warranty that is not so qualified becoming untrue in any material respect or (3) any condition to the transactions contemplated hereby and set forth in Section 6.03(a) not

47

being satisfied or (B) the failure of such Investor to perform in any material respect any obligation to be performed by such party under this Agreement such that the condition set forth in Section 6.03(b) could not be satisfied; provided, however, that no such notification shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.
          (c) Without limiting the generality of the foregoing, the Company shall give the Investor Representative the opportunity to participate in the defense, at its own cost, of any litigation against the Company and/or its directors relating to the Equity Investment or the other transactions contemplated by this Agreement, including transactions under the Voting Agreements, and will obtain the prior written consent of the Investor Representative prior to settling or satisfying any such claim, it being understood and agreed that this Section 5.03(c) shall not give the Investor Representative the right to direct such defense.
          SECTION 5.04. Fees and Expenses. (a) All fees and expenses incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Company; provided that, in the event that the Closing does not occur (other than in the event that (i) this Agreement is terminated by the Company pursuant to Section 7.01(f) or (ii) this Agreement is terminated by the Investor Representative pursuant to Section 7.01(c) or 7.01(d)(i)) and the Re-Audit Engagement is terminated in connection therewith, the Investor Representative shall reimburse the Company for the fees and expenses of the accounting firm designated in accordance with Section 5.08 payable in respect of the Re-Audit Engagement as of the time of termination of this Agreement. Whether or not the Closing occurs, the Company shall reimburse the Investor Representative, as promptly as practicable (but in any event within two business days) following the earlier of (x) the Closing and (y) the delivery by the Investor Representative of an invoice therefor following termination of this Agreement, in each case by wire transfer of same-day funds to an account or accounts designated by the Investor Representative, for up to $1,000,000 of out-of-pocket costs and expenses (including the fees and expenses of Cravath, Swaine & Moore LLP, KPMG LLP and Brunswick Group LLP) incurred by the Investor Representative and its Affiliates in connection with the transactions contemplated by this Agreement (the “Investor Representative Expenses”); provided that the Company shall not be obligated to reimburse the Investor Representative for the Investor Representative Expenses in the event that the Closing does not occur as a result of the termination of this Agreement (I) pursuant to Section 7.01(a), (II) by the Company or the Investor Representative pursuant to Section 7.01(b)(i) or (b)(iii) (in each case other than in circumstances under which the Termination Fee is payable in accordance with Section 5.04(b)(i)) or Section 7.01(b)(ii), (III) by the Investor Representative pursuant to Section 7.01(d)(ii) or (IV) by the Company pursuant to Section 7.01(e). The payment of the Investor Representative

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Expenses pursuant to this Section 5.04(a) shall not relieve the Company of any obligation to pay the Termination Fee pursuant to Section 5.04(b).
          (b) In the event that (i) a Takeover Proposal has been made to the Company or its stockholders or any person has publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal or a Takeover Proposal otherwise becomes publicly known and thereafter (A) this Agreement is terminated by either the Investor Representative or the Company pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii) or by the Investor Representative pursuant to Section 7.01(d)(i) and (B) prior to the date that is nine months after such termination, the Company or any of its Subsidiaries enters into any definitive contract to consummate any Takeover Proposal or any Takeover Proposal is consummated (solely for purposes of this Section 5.04(b)(i)(B), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.02(a) except that all references to 15% shall be deemed references to 50%) or (ii) this Agreement is terminated by the Investor Representative pursuant to Section 7.01(c) or by the Company pursuant to Section 7.01(f), then the Company shall pay the Investor Representative a fee equal to (x) in the case of a termination of this Agreement by the Company pursuant to Section 7.01(f), or by the Investor Representative pursuant to Section 7.01(c) as a result of an Adverse Recommendation Change made in connection with a Superior Proposal, the greater of (1) $2,249,000 and (2) the lesser of (I) $3,373,500 and (II) 3% of the Average Equity Value, and (y) in all other cases, $2,249,000 (the fee determined and payable pursuant to this sentence, the “Termination Fee”), by wire transfer of same-day funds (A) in the case of a termination by the Investor Representative pursuant to Section 7.01(c), within two business days after such termination, (B) in the case of a termination by the Company pursuant to Section 7.01(f), prior to or concurrently with, and as a condition to the effectiveness of, such termination and (C) in the case of a payment as a result of any event referred to in Section 5.04(b)(i)(B), no later than the first to occur of such events, in each case to an account designated by the Investor Representative.
          (c) The Company acknowledges that the agreements contained in this Section 5.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Investor Representative would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 5.04 and, in order to obtain such payment, the Investor Representative commences a suit that results in a judgment against the Company for the amounts set forth in this Section 5.04, the Company shall pay to the Investor Representative its reasonable out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 5.04 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

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          SECTION 5.05. Public Announcements. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. The Investors, on the one hand, and the Company, on the other hand, shall, to the extent at all reasonably practicable, consult with each other before making, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Equity Investment and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.
          SECTION 5.06. Board Representation Rights. (a) On the Closing Date, the Board of Directors of the Company shall be reconstituted such that (i) the number of seats on the Board of Directors of the Company shall be eight, (ii) one of such eight directors shall be James J. Martell (or, in the event Mr. Martell is unable or unwilling to serve as a director, another qualified person reasonably acceptable to the Investor Representative), (iii) seven of such eight directors shall be individuals designated by the Investor Representative (including Bradley S. Jacobs), (iv) each standing committee of the Board of Directors of the Company shall be reconstituted in a manner reasonably acceptable to the Investor Representative and (v) Bradley S. Jacobs shall be appointed as the Chairman of the Board of Directors of the Company. Notwithstanding anything to the contrary, the foregoing designations shall be made such that a majority of the Board of Directors of the Company and the members of each standing committee of the Board of Directors of the Company shall be independent as required in accordance with NYSE Amex Rule 803(A)(2) and applicable securities Law. In furtherance of the foregoing, the Company shall deliver to the Investor Representative prior to the Closing evidence reasonably satisfactory to the Investor Representative of the resignation of any directors of the Company that are not continuing directors, effective as of the Closing. Each director designated by the Investor Representative in accordance with this Section 5.06 is referred to herein as an “Investor Representative Appointee”.
          (b) Subject to Sections 5.06(d), 5.06(e) and 5.06(f), in connection with each meeting of stockholders at which directors are to be elected to serve on the Board of Directors of the Company, the Company shall take all necessary steps to nominate each Investor Representative Appointee (or such alternative persons who are proposed by the Investor Representative and notified to the Company on or prior to any date set forth in the Company Certificate, the Company Bylaws or applicable Law) and to use its reasonable best efforts to cause the Board of Directors of the Company to unanimously recommend that the stockholders of the Company vote in favor of each Investor Representative Appointee for election to the Board of Directors of the Company. If, for any reason, a candidate designated as an Investor Representative Appointee is determined to be unqualified to serve on the Board of Directors of the Company because such appointment would constitute a breach of the fiduciary duties of the Board of Directors of

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the Company or applicable Law or stock exchange requirements, the Investor Representative shall have the right to designate an alternative Investor Representative Appointee to be so appointed, and the provisions of this Section 5.06(b) shall apply, mutatis mutandis, to such alternative Investor Representative Appointee.
          (c) Each appointed or elected Investor Representative Appointee will hold his or her office as a director of the Company for such term as is provided in the Company Certificate and Company Bylaws or until his or her death, resignation or removal from the Board of Directors of the Company or until his or her successor has been duly elected and qualified in accordance with the provisions of this Agreement, the Company Certificate, the Company Bylaws and applicable Law. If any Investor Representative Appointee ceases to serve as a director of the Company for any reason during his or her term, the Company will use its reasonable best efforts to cause the Board of Directors of the Company to fill the vacancy created thereby with a replacement designated by the Investor Representative.
          (d) Subject to applicable Law and applicable stock exchange requirements, the Investor Representative shall have the right to designate (i) no less than a majority of the members of the Board of Directors of the Company pursuant to this Section 5.06 for so long as the Investor Representative owns Preferred Stock, Company Common Stock or other voting securities, or Warrants exercisable for such securities, representing, in the aggregate, no less than 33% of the total voting power of the capital stock of the Company, calculated on a fully-diluted basis, and (ii) no less than 25% of the members of the Board of Directors of the Company pursuant to this Section 5.06 for so long as the Investor Representative owns Preferred Stock, Company Common Stock or other voting securities, or Warrants exercisable for such securities, representing, in the aggregate, less than 33% but greater than or equal to 20% of the total voting power of the capital stock of the Company, calculated on a fully-diluted basis.
          (e) Nothing in this Section 5.06 shall prevent the Board of Directors of the Company from acting in accordance with its fiduciary duties or applicable Law or stock exchange requirements or from acting in good faith in accordance with the Company Certificate or Company Bylaws, while giving due consideration to the intent of this Agreement. The Board of Directors of the Company shall have no obligation to appoint or nominate any Investor Representative Appointee if such appointment or nomination would violate applicable Law or stock exchange requirements or result in a breach by the Board of Directors of the Company of its fiduciary duties to its stockholders; provided, however, that the foregoing shall not affect the right of the Investor Representative to designate an alternate Investor Representative Appointee.
          (f) The rights of the Investor Representative set forth in this Section 5.06 shall be in addition to, and not in limitation of, such voting rights that the Investor Representative may otherwise have as a holder of capital stock of the Company (including any shares of Preferred Stock held by the Investor Representative).

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          SECTION 5.07. Adjustment of Stock Options. As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plan) shall adopt such resolutions or take such other actions (including obtaining any required consents) as may be required to, effective as of the effective time of the reverse stock split contemplated by the Certificate of Amendment, appropriately adjust the number of Stock Options outstanding immediately prior to such effective time, and the exercise prices of such Stock Options, so as to reflect such reverse stock split. Such adjustment shall be implemented in a manner that (a) complies with the terms of the Company Stock Plan and, to the extent applicable, Section 409A or 422 of the Code (including the regulations and other guidance promulgated thereunder), (b) results in as minimal an amount of additional accounting expense as permitted pursuant to GAAP and (c) in the case of any Stock Options held by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, causes any acquisition or disposition of Stock Options in connection with such adjustment (or any deemed acquisition or disposition) to be exempt under Rule 16b-3 promulgated under the Exchange Act.
          SECTION 5.08. Engagement of Independent Registered Public Accounting Firm. As soon as practicable following the date of this Agreement, the Company shall engage an independent registered public accounting firm of national reputation designated by the Investor Representative for the purpose of re-auditing the historical consolidated financial statements of the Company for fiscal years 2009 and 2010 (the “Re-Audit Engagement”), and the Company shall, commencing as soon as practicable following such engagement, provide customary assistance to such accounting firm for the purpose of completing such audits.
          SECTION 5.09. Listing. The Company shall, on or prior to the Closing Date, take all action necessary to effect the listing of the shares of Company Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants on the NYSE Amex, upon official notice of issuance.
          SECTION 5.10. Reservation of Shares. From and after the Closing, the Company shall at all times reserve and keep available out of its authorized but unissued shares of Company Common Stock, solely for the purpose of providing for the exercise of the Warrants and the conversion of the Preferred Stock, such number of shares of Company Common Stock as shall from time to time equal the number of shares sufficient to permit the exercise of the Warrants and the conversion of the shares of Preferred Stock issued pursuant to this Agreement in accordance with their respective terms. The Company covenants that all shares of Company Common Stock issuable upon exercise of the Warrants or conversion of the Preferred Stock shall, upon such issue, be duly and validly issued and fully paid and non-assessable.

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          SECTION 5.11. Indemnification, Exculpation and Insurance. (a) For a period of six years after the Closing, the Company shall indemnify and hold harmless the individuals who on or prior to the Closing were officers, directors and employees of the Company or its Subsidiaries or were serving at the request of the Company as an officer, director or employee of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise (collectively, the “Company Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or any of its Subsidiaries at any time prior to the Closing to the extent provided under the Company Certificate or Company Bylaws or in any indemnification agreement, in each case as in effect on the date of this Agreement (including with respect to the advancement of expenses).
          (b) For six years after the Closing, the Company shall procure the provision of officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Closing covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and in amounts no less than those of the policy in effect on the date of this Agreement. In lieu of such insurance, prior to the Closing, the Company may purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for the Company and its respective current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, in which event the Company shall cease to have any obligations under the first sentence of this Section 5.11(b); provided that in no event shall the Company pay in the aggregate an amount per annum in excess of 250% of the premium amount the Company paid in its last full fiscal year, which amount is set forth in Section 5.11(b) of the Company Letter.
          (c) In the event that the Company or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, then, and in each such case, the Company shall cause proper provision to be made so that the successors and assigns of the Company assume the obligations set forth in this Section 5.11.
          (d) The provisions of this Section 5.11 (i) shall survive the Closing, (ii) are intended to be for the benefit of, and will be enforceable by, each Company Indemnitee, his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. The Company shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Company Indemnitee in enforcing the indemnity and other obligations provided in this Section 5.11, provided that such Company Indemnitee is successful in enforcing any such enforcement claim.

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ARTICLE VI
Conditions Precedent
          SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Equity Investment. The respective obligation of each party to effect the Equity Investment is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
          (a) Stockholder Approvals. The Stockholder Approvals shall have been obtained.
          (b) Antitrust. Any waiting period (and any extension thereof) applicable to this Agreement, the Equity Investment or other transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired. Any other approval or waiting period under any other applicable competition, merger control, antitrust or similar Law shall have been obtained or terminated or shall have expired.
          (c) No Injunctions or Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) that has the effect of preventing, prohibiting or making illegal the consummation of the Equity Investment shall be in effect.
          SECTION 6.02. Conditions to Obligations of the Investors. The obligations of the Investors to effect the Equity Investment are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Company contained herein that are qualified as to materiality or Material Adverse Effect shall be true and correct (as so qualified), and the representations and warranties of the Company contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. The Investor Representative shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Investor Representative shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

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          (c) No Litigation. There shall not be pending any claim, suit, action or proceeding brought or threatened by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Equity Investment or the other transactions contemplated by this Agreement, or seeking to obtain from the Investors or any of their Affiliates any damages in relation thereto; or (ii) seeking to impose limitations on the ability of the Investors to acquire or hold, or exercise full rights of ownership of, any Warrants or any shares of Preferred Stock or Company Common Stock, including the right to vote the Preferred Stock or the Company Common Stock on all matters properly presented to the stockholders of the Company.
          (d) Legal Restraint. No Legal Restraint that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in clause (i) or (ii) of Section 6.02(c) shall be in effect.
          (e) Consents. The Investor Representative shall have received evidence, in form and substance reasonably satisfactory to it, that the Investors or the Company shall have obtained all material (individually or in the aggregate) consents, approvals, authorizations, qualifications and orders of all Governmental Entities legally required to effect the Equity Investment.
          (f) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect or any state of facts, change, development, event, effect, condition, occurrence, action or omission that is reasonably likely to have a Material Adverse Effect. The Investor Representative shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.
          (g) Certificate of Designation. The Company shall have duly adopted the Certificate of Designation, and the Certificate of Designation shall have been duly filed with, and accepted by, the Secretary of State of the State of Delaware in accordance with the laws of the State of Delaware.
          (h) Registration Rights Agreement. The Investor Representative shall have received a counterpart of the Registration Rights Agreement, in a form reasonably acceptable to the Investor Representative and reflecting terms consistent with those set forth on Exhibit C, that shall have been executed and delivered by a duly authorized officer of the Company.
          (i) Trading Halt. No stop order or suspension of trading shall have been imposed by the NYSE Amex, the SEC or any other governmental or regulatory body with respect to public trading in the Company Common Stock.
          SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Equity Investment is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

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          (a) Representations and Warranties. The representations and warranties of each Investor contained herein that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties of each Investor contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement (or, with respect to any Investor made a party hereto by joinder in accordance with Section 8.08, as of the date of the applicable joinder) and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.
          (b) Performance of Obligations of Investors. Each Investor shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
          SECTION 6.04. Frustration of Closing Conditions. None of the Company or any Investor may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Equity Investment and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03, or by such party’s breach of any other provision of this Agreement.
          SECTION 6.05. Investor Representative Cure. In the event of any breach by any Investor (other than the Investor Representative) that would result in the failure of a closing condition pursuant to Section 6.03(a) or 6.03(b), the Investor Representative shall be entitled, in its sole discretion (subject to Section 2.04), to purchase the shares of Preferred Stock and Warrants otherwise allocable to the breaching Investor on the terms set forth in this Agreement and, in such event, the breach by such Investor that would otherwise result in the failure of a closing condition pursuant to Section 6.03(a) or 6.03(b) shall be deemed cured for purposes of Section 6.03.
ARTICLE VII
Termination, Amendment and Waiver
          SECTION 7.01. Termination. This Agreement may be terminated, and the Equity Investment may be abandoned, at any time prior to the Closing, whether before or after the Stockholder Approvals have been obtained, upon written notice (other than in the case of Section 7.01(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 7.01 pursuant to which such termination is effected:
          (a) by mutual written consent of the Investor Representative and the Company;

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          (b) by either the Investor Representative or the Company, if:
     (i) the Equity Investment shall not have been consummated by the date that is six months from the date of this Agreement (the “Termination Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Equity Investment to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
     (ii) any Legal Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; or
     (iii) the Stockholders Meeting shall have been held and the Stockholder Approvals shall not have been obtained thereat or at any adjournment or postponement thereof;
          (c) prior to receipt of the Stockholder Approvals, by the Investor Representative, in the event an Adverse Recommendation Change has occurred;
          (d) by the Investor Representative, if (i) the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is incapable of being cured by the Company by the date that is 30 business days after such breach or failure or, if capable of being cured by the Company by such date, the Company does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from the Investor Representative and diligently pursue such cure thereafter, or (ii) any Legal Restraint having any of the effects referred to in clause (i) or (ii) of Section 6.02(c) shall be in effect and shall have become final and nonappealable;
          (e) by the Company, if any Investor shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) (after giving effect to Section 6.05) and (ii) is incapable of being cured by such Investor or the Investor Representative by the date that is 30 business days after such breach or failure or, if capable of being cured by such Investor or the Investor Representative by such date, such Investor or the Investor Representative does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from the Company and diligently pursue such cure thereafter; or

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          (f) prior to receipt of the Stockholder Approvals, by the Company in order to concurrently enter into a definitive agreement to consummate a Superior Acquisition Proposal in accordance with Section 4.02(b).
          SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or the Investor Representative as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Investors or the Company, other than the provisions of Section 3.01(v), the last sentence of Section 5.02, Section 5.04, this Section 7.02 and Article VIII and except for any material, intentional breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement (which material breach and liability therefor shall not be affected by termination of this Agreement or any payment of the Termination Fee or Investor Representative Expenses pursuant to Section 5.04).
          SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto at any time, whether before or after the Stockholder Approvals have been obtained; provided, however, that after the Stockholder Approvals have been obtained, there shall be made no amendment that by Law requires further approval by stockholders of the Company without the further approval of such stockholders. Except as set forth in the last sentence of Section 8.08, this Agreement may not be amended except by an instrument in writing signed on behalf of the Company and the Investors (or, if permitted by Section 1.02(a), the Company and the Investor Representative).
          SECTION 7.04. Extension; Waiver. At any time prior to the Closing, the Company or the Investors (or, if permitted by Section 1.02(a), the Investor Representative) may (a) extend the time for the performance of any of the obligations or other acts of the Investors or the Company, respectively, (b) waive any inaccuracies in the representations and warranties of any Investor or the Company, respectively, contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements of any Investor or the Company, respectively, or any conditions to the obligations of the Investors or the Company, respectively, contained herein; provided, however, that after the Stockholder Approvals have been obtained, there shall be made no waiver that by Law requires further approval by stockholders of the Company without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party which specifically sets forth the terms of such extension or waiver. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

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ARTICLE VIII
General Provisions
          SECTION 8.01. Nonsurvival of Representations and Warranties. Except for the representations and warranties set forth in Sections 3.01(e), (y) and (z) and 3.02(f) through (i), none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.
          SECTION 8.02. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 8.02):
if to the Investors or to the Investor Representative, to:
Jacobs Private Equity, LLC
350 Round Hill Road
Greenwich, CT 06831
Facsimile: 203-661-6684

Attention: Bradley S. Jacobs
and with a copy to:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Facsimile: 212-474-3700
Attention: Eric L. Schiele, Esq.

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if to the Company, to:
c/o Special Committee of the Board of Directors
Express-1 Expedited Solutions, Inc.
3399 South Lakeshore Drive, Suite 225
Saint Joseph, MI 49085
Facsimile: 269-695-7458
Attention: Calvin “Pete” Whitehead
with a copy to:
Roetzel & Andress
350 East Las Olas Blvd.
Las Olas Centre II, Suite 1150
Fort Lauderdale, FL 33301

Facsimile: 954-462-4260

Attention: Clint J. Gage, Esq.
             Joel D. Mayersohn, Esq.
          SECTION 8.03. Definitions. For purposes of this Agreement:
          (a) “Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such first person;
          (b) “Average Equity Value” means the product of (A) the weighted average (weighted in accordance with the daily trading volume) closing price per share of Company Common Stock on the NYSE Amex for the five consecutive full trading days immediately after public announcement by the Company of its entrance into this Agreement, multiplied by (B) the number of shares of Company Common Stock issued and outstanding at the close of business on the final trading day of such five trading-day period;
          (c) “Certificate of Amendment” means the certificate of amendment to the Company Certificate providing (i) for an increase in the number of authorized shares of Company Common Stock to 150,000,000, (ii) for the effectuation of a reverse stock split whereby every 4.0 shares of Company Common Stock shall be reverse split into one share of Company Common Stock and (iii) that any vacancy on the Board of Directors of the Company shall be filled by the remaining directors or director (consistent with Section 5 of Article III of the Company Bylaws);
          (d) “Code” means the Internal Revenue Code of 1986, as amended.

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          (e) as it relates to the Company, “knowledge” means, with respect to any matter in question, the actual knowledge, after reasonable inquiry, of any officer or employee of the Company identified in Section 8.03(e) of the Company Letter;
          (f) “Material Adverse Effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission that, alone or together with any other state of facts, change, development, event, effect, condition, occurrence, action or omission, (i) materially adversely effects the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) prevents, materially impedes or materially delays the consummation by the Company of the Equity Investment or the other transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect on the Company: (a) general legal, market, economic or political conditions affecting the industry in which the Company operates, provided that such conditions do not disproportionately affect the Company and its Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company operates, (b) changes affecting general worldwide economic or capital market conditions (including changes in interest or exchange rates), provided that such changes do not disproportionately affect the Company and its Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company operates; (c) the pendency or announcement of this Agreement or the anticipated consummation of the Equity Investment, including any reaction of any customer, employee, supplier, service provider, partner or other constituency to the identity of the Investors or any of the transactions contemplated by this Agreement; (d) any decrease in the market price or trading volume of the Company Common Stock (it being understood that the underlying cause or causes of any such decrease may be deemed to constitute, in and of itself or themselves, a Material Adverse Effect and may be taken into consideration when determining whether there has occurred a Material Adverse Effect); (e) the Company’s failure to meet any internal or published projections, forecasts or other predictions or published industry analyst expectations of financial performance (it being understood that the underlying cause or causes of any such failure may be deemed to constitute, in and of itself and themselves, a Material Adverse Effect and may be taken into consideration when determining whether there has occurred a Material Adverse Effect); (f) any change in GAAP which occurs or becomes effective after the date of this Agreement; (g) actions or omissions of the Company or any of its Subsidiaries taken with the prior written consent of the Investor Representative; and (h) any natural disaster, any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world to the extent they do not disproportionately affect the Company and its Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company operates.

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          (g) “person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity;
          (h) a “Subsidiary” of any person means any other person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other person are, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other person is, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists;
          (i) “Tax” means all taxes, fees, duties, charges, levies or assessments of any kind whatsoever imposed by any Governmental Entity, together with any interest, penalties, additions to tax or additional amounts with respect thereto;
          (j) “Tax Return” means any return, declaration, report, election, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof; and
          (k) “Taxing Authority” means any Governmental Entity exercising regulatory authority with respect to Taxes.
          SECTION 8.04. Exhibits; Interpretation. The headings contained in this Agreement or in any Exhibit hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section, Subsection or Exhibit, such reference shall be to a Section or Article of, or an Exhibit to, this Agreement unless otherwise indicated. For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

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          SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.
          SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the Exhibits hereto and the Company Letter, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, except for the Nondisclosure Agreement, and (except with respect to the Company Indemnitees pursuant to Section 5.11) is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns, and including any Investor made a party hereto in accordance with Section 8.08) any rights (legal, equitable or otherwise) or remedies, whether as third party beneficiaries or otherwise.
          SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.
          SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns. Notwithstanding anything to the contrary in this Section 8.08, the Investor Representative may assign a portion of its purchase obligation with respect to the shares of Preferred Stock and the Warrants otherwise allocable to it as set forth on Schedule I hereto to one or more additional Investors made party hereto following the date hereof pursuant to joinders in form and substance reasonably satisfactory to the Company, and, upon execution and delivery of any such joinder, Schedule I hereto shall be amended to reflect such assignment; provided that (i) in no event shall the purchase obligation of the Investor Representative as set forth on Schedule I hereto be reduced to less than $65,000,000 pursuant to this sentence and (ii) the purchase obligation of any such Investor made a party hereto in accordance with this sentence shall in all events be subject to Section 2.04.
          SECTION 8.09. Consent to Jurisdiction; Service of Process; Venue. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or the Equity Investment or any other transaction contemplated by this Agreement (and agrees that no such action, suit or

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proceeding relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Equity Investment or any of the other transactions contemplated by this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
          SECTION 8.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.10.
          SECTION 8.11. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) any party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.
          SECTION 8.12. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the

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parties hereto, such consent or approval must be in writing and executed and delivered to the other parties by a person duly authorized by such party to do so.
          SECTION 8.13. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

JACOBS PRIVATE EQUITY, LLC,

by	/s/ Bradley S. Jacobs

Name: Bradley S. Jacobs
Title: Managing Member

EXPRESS-1 EXPEDITED SOLUTIONS, INC.,

by	/s/ Michael R. Welch

Name: Michael R. Welch
Title: Chief Executive Officer

SCHEDULE I
(as amended)
INVESTORS

	Number of	Number of Shares
	Shares of	of Common Stock
	Preferred	Subject to	Aggregate
Investor[1]	Stock[2]	Warrants[3]	Purchase Price

Jacobs Private Equity, LLC	67,500	38,571,428	$67,500,000
Theodore R. Jacobs	1,000	571,429	$1,000,000
Taha, LLC	750	428,571	$750,000
James Martell	725	414,286	$725,000
Michael G. Jesselson 12/18/80 Trust & Michael G. Jesselson 4/8/71 Trust	725	414,286	$725,000
Christopher Tsai	725	414,286	$725,000
Springer Wealth Management LLC	650	371,429	$650,000
Sharon Jacobs Brown & Ronald B. Brown	500	285,714	$500,000
Chris Andersen	350	200,000	$350,000
Adrian Kingshott	300	171,429	$300,000
Jay Novik	250	142,857	$250,000
Ben Gordon	200	114,286	$200,000
Albert J. Jacobs Trust	200	114,286	$200,000
Charlotte S. Jacobs Trust	200	114,286	$200,000
Fred Bratman	150	85,714	$150,000
Michael Kneeland	150	85,714	$150,000
William Harrison	125	71,429	$125,000
Eli Dominitz	100	57,143	$100,000
Martin Flumenbaum	100	57,143	$100,000
Tong Yu	100	57,143	$100,000
Charles Cahn III	50	28,571	$50,000
Robert Nardone	50	28,571	$50,000
Michael Nervik Trust	50	28,571	$50,000
Lucy Peterson	50	28,571	$50,000

	75,000	42,857,143	$75,000,000

[1]	Except for Jacobs Private Equity, LLC, each Investor made a party to the Investment Agreement by a Joinder dated June 13, 2011.

[2]	Shares of Preferred Stock shall have an initial conversion price of $1.75 per share of Company Common Stock, without giving effect to the 4:1 reverse stock split. Giving effect to the 4:1 reverse stock split, shares of Preferred Stock shall have an initial conversion price of $7.00 per share of Company Common Stock.

[3]	Share numbers in this column do not give effect to the 4:1 reverse stock split. The initial exercise price of the Warrants shall be $1.75 per share of Company Common Stock, without giving effect to the 4:1 reverse stock split. Giving effect to the 4:1 reverse stock split, the aggregate number of shares of Company Common Stock initially subject to the Warrants shall be 10,714,286 shares, and the initial exercise price of the Warrants shall be $7.00 per share of Company Common Stock.

EXHIBIT A
CERTIFICATE OF DESIGNATION OF
SERIES A CONVERTIBLE PERPETUAL PREFERRED STOCK OF
EXPRESS-1 EXPEDITED SOLUTIONS, INC.
Pursuant to Section 151 of the
General Corporation Law of the State of Delaware
          Express-1 Expedited Solutions, Inc., a Delaware corporation (the “Company”), certifies that pursuant to the authority contained in its Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Company (the “Board of Directors”) by resolution adopted by unanimous written consent, pursuant to Section 141(f) of the DGCL, on [•], 2011, duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:
     RESOLVED, that pursuant to the authority vested in the Board of Directors by the Amended and Restated Certificate of Incorporation, as amended, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of the Company’s preferred stock, par value $0.001 per share, with an initial liquidation preference of $1,000 per share (the “Initial Liquidation Preference”), subject to accretion and adjustment as provided in Sections 2(c) and 15(a) of this Certificate of Designation, which shall be designated as Series A Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”), consisting of 75,000 shares, no shares of which have heretofore been issued by the Company, having the following powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof:
          Certain defined terms used in this Certificate of Designation have the meanings assigned thereto in Section 13.
          Section 1. Ranking. The Series A Preferred Stock shall rank, with respect to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company, (i) senior to the common stock, par value $0.001 per share, of the Company (the “Common Stock”), whether now outstanding or hereafter issued, and to each other class or series of stock of the Company (including any series of preferred stock established after [•], 2011 (the “Issue Date”) by the Board of Directors) the terms of which do not expressly provide that such class or series ranks senior to or pari passu with the Series A Preferred Stock as to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company (collectively referred to as “Junior Stock”); (ii) pari passu with each class or series of stock of the Company (including any series of preferred stock established after the Issue Date by the Board of Directors) the terms of which expressly provide that such class or series ranks pari passu with the Series A Preferred Stock as to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company (collectively referred to as “Parity Stock”); and (iii) junior to each other class or series of stock of the Company (including any series of preferred stock established after the Issue Date by the Board of Directors) the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company (collectively referred to as “Senior Stock”). The Company’s ability to issue Capital Stock that ranks pari passu with or senior to the Series A Preferred Stock shall be subject to the provisions of Section 4.
          Section 2. Dividends. (a) General. Dividends on the Series A Preferred Stock shall be payable quarterly, when, as and if declared by the Board of Directors or a duly authorized committee thereof, out of the assets of the Company legally available therefor, on the 15th calendar day (or the following Business Day if the 15th is not a Business Day) of January, April, July and October of each year (each such date being referred to herein as a “Dividend Payment Date”) at the rate per annum of 4% per share on the Accreted Liquidation Preference in effect at such time (subject to the following paragraph), which Accreted Liquidation Preference is subject to adjustment as provided in Section 15(a). The initial dividend on the Series A Preferred Stock for the dividend period commencing on the Issue Date to but excluding [•], 2011, will be $[•] per share (subject to the following paragraph), and shall be payable, when, as and if declared, on [•], 2011. The amount of dividends payable for any other period that is shorter or longer than a full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.
          In the event that dividends are paid on shares of Common Stock in any dividend period with respect to the Series A Preferred Stock, then the dividend payable in respect of each share of Series A Preferred Stock for such period shall be equal to the greater of (i) the amount otherwise payable in respect of such share of Series A Preferred Stock in accordance with the foregoing paragraph and (ii) the product of (A) the aggregate dividends payable per share of Common Stock in such dividend period times (B) the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible.
          A dividend period with respect to a Dividend Payment Date is the period commencing on the preceding Dividend Payment Date or, if none, the Issue Date, and ending on the day immediately prior to the next Dividend Payment Date. Dividends payable, when, as and if declared, on a Dividend Payment Date shall be payable to Holders of record on the later of (i) the close of business on the first calendar day (or the following Business Day if such first calendar day is not a Business Day) of the calendar month in which the applicable Dividend Payment Date falls and (ii) the close of business on the day on which the Board of Directors or a duly authorized committee thereof declares the dividend payable (each, a “Dividend Record Date”).
          The Company shall make each dividend payment on the Series A Preferred Stock in cash.

          Holders shall not be entitled to any dividend in excess of the then-applicable full accrued dividends calculated pursuant to this Section 2(a) on shares of Series A Preferred Stock. No interest or sum of money in lieu of interest shall be payable in respect of any dividend or payment which may be in arrears. All references in this Certificate of Designation to dividends or to a dividend rate or accretion rate shall be deemed to reflect any adjustment to the dividend rate or accretion rate pursuant to this Certificate of Designation.
          (b) Payment Restrictions. No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and other than cash paid in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by or on behalf of the Company (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)), unless all accrued and unpaid dividends (including any accrued and unpaid dividends that have accreted pursuant to Section 2(c) and are reflected in the Accreted Liquidation Preference) shall have been or contemporaneously are declared and paid, or are declared and a sum of cash sufficient for the payment thereof is set apart for such payment, on the Series A Preferred Stock and any Parity Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full dividends have not been paid on the Series A Preferred Stock and any Parity Stock, dividends may be declared and paid on the Series A Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the aggregate amounts of dividends declared per share on, and the amounts of such dividends declared in cash per share on, the Series A Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series A Preferred Stock and such other Parity Stock bear to each other.
          (c) Accretion. If the Company is unable to, or otherwise fails to, pay dividends in full on the Series A Preferred Stock on any Dividend Payment Date as described above in Section 2(a), the Accreted Liquidation Preference will be increased as of the first day of the immediately succeeding dividend period by the Accretion Amount in respect of the unpaid dividends. If the Company pays a portion of the dividends payable on the Series A Preferred Stock on a Dividend Payment Date and accretes the unpaid portion, the Company will pay the current portion equally and ratably to Holders of Series A Preferred Stock. The amount of dividends payable for any dividend period following a non-payment of dividends will be calculated on the basis of the Accreted Liquidation Preference as of the first day of the relevant dividend period.
          The Company may pay all or a portion of the amount by which the Accreted Liquidation Preference of a share of Series A Preferred Stock exceeds the Initial Liquidation Preference of a share of Series A Preferred Stock on (i) any Dividend Payment Date or (ii) any other date fixed by the Board of Directors or a duly authorized committee thereof. The Company shall make any such payment in cash and any such payment shall be made equally and ratably to Holders of Series A Preferred Stock. The Accreted Liquidation Preference of each share of Series A Preferred Stock will be reduced as of the first day following the date of such payment by the amount of such payment (the “Paydown Amount”) and the amount of dividends will be calculated on the basis of the reduced Accreted Liquidation Preference for the period of time from the date of such reduction until the applicable Dividend Payment Date.
          The Company will use its reasonable best efforts to provide notice to Holders of the Series A Preferred Stock not later than ten days prior to each Dividend Payment Date if the Company determines that it will not pay dividends on that Dividend Payment Date. Such notice shall be given by issuing a press release in accordance with Section 10(a) and by notifying the Transfer Agent. If a development occurs less than ten days prior to a Dividend Payment Date that will prevent the Company from paying dividends on that Dividend Payment Date, and the Company has not already provided notice, the Company will provide prompt notice to the Holders and the Transfer Agent as set forth above. The notice will indicate whether the Company will accrete all or a portion of the dividends, as well as the amount of the dividends to be accreted. Any failure by the Company to deliver such notice will not impair the Company’s ability to accrete dividends in any respect.
          Section 3. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, each Holder shall be entitled to receive out of the assets of the Company available for distribution to stockholders of the Company, before any distribution of assets is made on the Common Stock or any other Junior Stock, an amount equal to the greater of (i) the aggregate Accreted Liquidation Preference attributable to shares of Series A Preferred Stock held by such Holder, subject to adjustment as provided in Section 15(a), plus an amount equal to the sum of all accrued and unpaid dividends (whether or not declared) for the then-current dividend period, and (ii) the product of (x) the amount per share that would have been payable upon such liquidation, dissolution or winding-up to the holders of shares of Common Stock or such other class or series of securities into which the Series A Preferred Stock is then convertible (assuming the conversion of each share of Series A Preferred Stock and without deduction for the Accreted Liquidation Preference otherwise payable pursuant to clause (i)), multiplied by (y) the number of shares of Common Stock or such other securities into which the shares of Series A Preferred Stock held by such Holder are then convertible.
          None of (i) the sale of all or substantially all of the property or business of the Company (other than in connection with the voluntary or involuntary liquidation, dissolution or winding-up of the Company), (ii) the merger, conversion or consolidation of the Company into or with any other Person or (iii) the merger, conversion or consolidation of any other Person into or with the Company, shall constitute a voluntary or involuntary liquidation, dissolution or winding-up of the Company for the purposes of the immediately preceding paragraph.

          In the event the assets of the Company available for distribution to Holders upon any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to this Section 3, no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Series A Preferred Stock, ratably, in proportion to the full distributable amounts for which Holders and holders of any Parity Stock are entitled upon such liquidation, winding-up or dissolution, with the amount allocable to each series of such stock determined on a pro rata basis of the aggregate liquidation preference of the outstanding shares of each series and accrued and unpaid dividends to which each series is entitled.
          After the payment to the Holders of the full preferential amounts provided for above, the Holders as such shall have no right or claim to any of the remaining assets of the Company.
          Section 4. Voting Rights. (a) The Holders of shares of Series A Preferred Stock shall be entitled to vote along with the holders of Common Stock on all matters on which holders of Common Stock are entitled to vote. The Holders shall participate in such votes as if the shares of Series A Preferred Stock were converted into shares of Common Stock in accordance with this Certificate of Designation as of the record date for the determination of holders of Common Stock entitled to vote. In addition, each Holder shall have one vote for each share of Series A Preferred Stock held by such Holder on all matters voted upon by the holders of Series A Preferred Stock as a separate class, as well as voting rights specifically required by the DGCL from time to time.
          (b) So long as any Series A Preferred Stock is outstanding, in addition to any other vote of stockholders of the Company required under applicable law or the Certificate of Incorporation, the affirmative vote or consent of the Holders of at least a majority of the outstanding shares of the Series A Preferred Stock, voting separately as a single class, will be required (i) for any amendment of the Certificate of Incorporation if the amendment would alter or change the powers, preferences, privileges or rights of the Holders so as to affect them adversely, (ii) to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any Parity Stock or Senior Stock, or (iii) to reclassify any authorized stock of the Company into any Parity Stock or Senior Stock, or any obligation or security convertible into or evidencing a right to purchase any Parity Stock or Senior Stock, provided that, for avoidance of doubt, no such vote shall be required for the Company to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any Junior Stock.
          Section 5. Conversion at the Option of the Holder. (a) Each share of Series A Preferred Stock is convertible, in whole or in part, at the option of the Holder thereof (“Optional Conversion”), into the number of shares of Common Stock (the “Conversion Rate”) obtained by dividing (i) the Accreted Liquidation Preference by (ii) the Conversion Price then in effect.

          (b) Holders of shares of Series A Preferred Stock who convert their shares on a day other than a Dividend Payment Date will not be entitled to any accrued dividends for the dividend period in which they convert their shares. Accordingly, shares of Series A Preferred Stock surrendered for Optional Conversion after the close of business on a Dividend Record Date and before the opening of business on the immediately succeeding Dividend Payment Date must be accompanied by payment in cash of an amount equal to the dividend payable on such shares on such Dividend Payment Date. Such Holders will be entitled to receive the dividend payment on those shares on that Dividend Payment Date. A Holder on a Dividend Record Date who (or whose transferee) surrenders any shares for conversion on the corresponding Dividend Payment Date shall receive the dividend payable by the Company on the Series A Preferred Stock on that date (and if the Company fails to pay such dividend, such Holder’s shares converted on such date will be converted at a Conversion Rate that reflects the Accreted Liquidation Preference after giving effect to such failure), and the converting Holder shall not be required to include payment in the amount of such dividend upon surrender of shares of Series A Preferred Stock for conversion. Except as provided above, upon any Optional Conversion of shares of Series A Preferred Stock, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on such shares of Series A Preferred Stock as to which Optional Conversion has been effected or for dividends on the shares of Common Stock issued upon such Optional Conversion.
          (c) The conversion right of a Holder shall be exercised by the Holder of shares of Series A Preferred Stock by the surrender to the Company of the certificates representing shares of Series A Preferred Stock to be converted at any time during usual business hours at its principal place of business or the offices of the Transfer Agent, accompanied by written notice to the Company that the Holder elects to convert all or a portion of the shares of Series A Preferred Stock represented by such certificate and specifying the name or names (with address) in which a certificate or certificates or other appropriate evidence of ownership representing shares of Common Stock are to be issued and (if so required by the Company or the Transfer Agent) by a written instrument or instruments of transfer in form reasonably satisfactory to the Company or the Transfer Agent duly executed by the Holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 15(f). The date on which a Holder satisfies the foregoing requirements for conversion is referred to herein as the “Conversion Date.” The Company will deliver shares of Common Stock (or such other class or series of securities into which the Series A Preferred Stock is then convertible) due upon conversion, together with any cash in lieu of fractional shares in accordance with Section 14 hereof, in accordance with Section 6. Immediately prior to the close of business on the Conversion Date, each converting Holder shall be deemed to be the holder of record of the shares of Common Stock (or such other class or series of securities into which the Series A Preferred Stock is then convertible) issuable upon conversion of such Holder’s Series A Preferred Stock notwithstanding that the share register of the Company shall then be closed or that certificates or other appropriate evidence of ownership representing such Common Stock (or such other class or series of securities into which the Series A Preferred Stock is then convertible) shall not then be actually delivered to such Holder. On the Conversion Date, all rights with respect to the shares of Series A Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except the rights of Holders thereof to (a) receive certificates or other appropriate evidence of ownership representing the number of whole shares of Common Stock (or such other class or series of securities into which the Series A Preferred Stock is then convertible) into which such shares of Series A Preferred Stock have been converted and cash in lieu of any fractional shares, in accordance with Section 14 hereof and (b) exercise the rights to which they are entitled as holders of Common Stock (or such other class or series of securities into which the Series A Preferred Stock is then convertible).
          Section 6. Settlement upon Conversion. The Company shall satisfy its obligation to deliver shares of Common Stock (or such other class or series of securities into which the Series A Preferred Stock is then convertible) upon conversion of Series A Preferred Stock by delivering to Holders surrendering shares for conversion a number of shares of Common Stock (or such other class or series of securities into which the Series A Preferred Stock is then convertible) equal to the product of (x) the aggregate number of shares of Series A Preferred Stock to be converted multiplied by (y) the Conversion Rate then in effect (provided that the Company will deliver cash in lieu of fractional shares in accordance with Section 14), as soon as practicable after the third Trading Day (but in no event later than the fifth Business Day) following the Conversion Date.
          Section 7. Anti-dilution Adjustments. (a) The Conversion Price shall be subject to the following adjustments from time to time:
     (i) Stock Dividends. In case the Company shall pay or make a dividend or other distribution on the Common Stock in Common Stock, the Conversion Price, as in effect at the opening of business on the day following the date fixed for the determination of stockholders of the Company entitled to receive such dividend or other distribution, shall be adjusted by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such adjustment to become effective immediately after the opening of business on the day following the date fixed for such determination.
     (ii) Stock Purchase Rights. In case the Company shall issue to all holders of its Common Stock options, warrants or other rights entitling them to subscribe for or purchase shares of Common Stock for a period expiring within 60 days from the date of issuance of such options, warrants or other rights at a price per share of Common Stock less than the Market Value on the date fixed for the determination of stockholders of the Company entitled to receive such options, warrants or other rights (other than pursuant to a dividend reinvestment, share purchase or similar plan), the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate consideration expected to be received by the Company upon the exercise, conversion or exchange of such options, warrants or other rights (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) would purchase at such Market Value and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, either directly or indirectly, such adjustment to become effective immediately after the opening of business on the day following the date fixed for such determination; provided, however, that no such adjustment to the Conversion Price shall be made if the Holders would be entitled to receive such options, warrants or other rights upon conversion at any time of shares of Series A Preferred Stock into Common Stock; provided, further, however, that if any of the foregoing options, warrants or other rights are only exercisable upon the occurrence of a Triggering Event, then the Conversion Price will not be adjusted until such Triggering Event occurs.
     (iii) Stock Splits, Reverse Splits and Combinations. In case outstanding shares of Common Stock shall be subdivided, split or reclassified into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision, split or reclassification becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall be combined or reclassified into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination or reclassification becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision, split, reclassification or combination becomes effective.
     (iv) Debt, Asset or Security Distributions. (A) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, assets or securities (but excluding any dividend or distribution of options, warrants or other rights referred to in paragraph (ii) of this Section 7(a), any dividend or distribution paid exclusively in cash, any dividend or distribution of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit in the case of a Spin-off referred to in the next subparagraph, or any dividend or distribution referred to in paragraph (i) of this Section 7(a)), the Conversion Price shall be reduced by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders of the Company entitled to receive such distribution by a fraction, the numerator of which shall be the Market Value on the date fixed for such determination and the denominator of which shall be such Market Value plus the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders of the Company entitled to receive such distribution. In any case in which this subparagraph (iv)(A) is applicable, subparagraph (iv)(B) of this Section 7(a) shall not be applicable.
     (B) In the case of a Spin-off, the Conversion Price in effect immediately prior to the close of business on the date fixed for determination of stockholders of the Company entitled to receive such distribution shall be reduced by multiplying the Conversion Price by a fraction, the numerator of which shall be the Market Value and the denominator of which shall be the Market Value plus the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) of the portion of those shares of Capital Stock or similar equity interests so distributed applicable to one share of Common Stock. Any adjustment to the Conversion Price under this subparagraph (iv)(B) will occur on the date that is the earlier of (1) the tenth Trading Day from, and including, the effective date of the Spin-off and (2) the date of the Initial Public Offering of the securities being distributed in the Spin-off, if that Initial Public Offering is effected simultaneously with the Spin-off.
     (v) Tender Offers. In the case that a tender or exchange offer made by the Company or any Subsidiary of the Company for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended through the expiration thereof) shall require the payment to stockholders of the Company (based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of Purchased Shares) of aggregate consideration having a fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) per share of Common Stock that exceeds the Closing Sale Price of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then, immediately prior to the opening of business on the day after the date of the last time (the “Expiration Time”) tenders or exchanges could have been made pursuant to such tender or exchange offer (as amended through the expiration thereof), the Conversion Price shall be reduced by multiplying the Conversion Price immediately prior to the close of business on the date of the Expiration Time by a fraction (A) the numerator of which shall be equal to the product of (x) the Market Value on the date of the Expiration Time and (y) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time, and (B) the denominator of which shall be equal to (x) the product of (I) the Market Value on the date of the Expiration Time and (II) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time less the number of all shares validly tendered or exchanged, not withdrawn and accepted for payment on the date of the Expiration Time (such validly tendered or exchanged shares, up to any such maximum, being referred to as the “Purchased Shares”) plus (y) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders of the Company pursuant to the tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares).
          (b) De Minimis Adjustments. Notwithstanding anything herein to the contrary, no adjustment under this Section 7 need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1.0% of the Conversion Rate then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall result in an increase or decrease of at least 1.0% of such Conversion Rate. No adjustment under this Section 7 shall be made if such adjustment will result in a Conversion Price that is less than the par value of the Common Stock. All adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share of Common Stock (or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share).
          (c) Tax-Related Adjustments. The Company may make such reductions in the Conversion Price, in addition to those required by this Section 7, as the Board of Directors considers advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes. In the event the Company elects to make such a reduction in the Conversion Price, the Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction in the Conversion Price.
          (d) Stockholder Rights Plans. Upon conversion of the Series A Preferred Stock, to the extent that the Holders receive Common Stock, such Holders shall receive, in addition to the shares of Common Stock and any cash for fractional shares in accordance with Section 14, if any, the rights issued under any future stockholder rights plan the Company may establish whether or not such rights are separated from the Common Stock prior to conversion. A distribution of rights pursuant to any stockholder rights plan will not result in an adjustment to the Conversion Price pursuant to Section 7(a)(ii) or 7(a)(iv), provided that the Company has provided for the Holders to receive such rights upon conversion.
          (e) Notice of Adjustment. Whenever the Conversion Price is adjusted in accordance with this Section 7, the Company shall (i) compute the Conversion Price in accordance with this Section 7 and prepare and transmit to the Transfer Agent an Officer’s Certificate setting forth the Conversion Price, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based and (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to this Section 7 (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), the Company or, at the request and expense of the Company, the Transfer Agent shall provide a written notice to the Holders of the occurrence of such event and a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the adjusted Conversion Price.
          (f) Reversal of Adjustment. If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record.
          (g) Exceptions to Adjustment. The applicable Conversion Price shall not be adjusted:
     (i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;
     (ii) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries;
     (iii) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date;
     (iv) for a change in the par value of the Common Stock; or

     (v) for accrued and unpaid dividends on the Series A Preferred Stock.
          Section 8. Recapitalizations, Reclassifications and Changes in the Company’s Stock. In the event of any reclassification of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), or any consolidation or merger of the Company with or into another Person (other than with a Subsidiary of the Company) or any merger of another Person with or into the Company (other than a consolidation or merger in which the Company is the resulting or surviving Person and that does not result in any reclassification or change of outstanding Common Stock), or any sale or other disposition to another Person of all or substantially all of the assets of the Company (computed on a consolidated basis) (any of the foregoing, a “Transaction”), upon conversion of its shares of Series A Preferred Stock, a Holder will be entitled to receive the kind and amount of securities (of the Company or another issuer), cash and other property receivable upon such Transaction by a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock were convertible immediately prior to such Transaction, after giving effect to any adjustment event or, in the event holders of Common Stock have the opportunity to elect the form of consideration to be received in any Transaction, the weighted average of the forms and amounts of consideration received by the holders of the Common Stock. In the event that at any time, as a result of an adjustment made pursuant to this Certificate of Designation, the Holders shall become entitled upon conversion to any securities other than, or in addition to, shares of Common Stock, thereafter the number or amount of such other securities so receivable upon conversion shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock set forth in this Certificate of Designation.
          Section 9. Consolidation, Merger and Sale of Assets. (a) The Company, without the consent of the Holders (but subject, for avoidance of doubt, to the right of the Holders to vote on any such transaction in accordance with the first two sentences of Section 4(a)), may consolidate with or merge into any other Person or convey, transfer or lease all or substantially all its assets to any Person or may permit any Person to consolidate with or merge into, or transfer or lease all or substantially all its properties to, the Company; provided, however, that (i) the successor, transferee or lessee is organized under the laws of the United States or any political subdivision thereof; (ii) the shares of Series A Preferred Stock will become shares of such successor, transferee or lessee, having in respect of such successor, transferee or lessee the same powers, preferences and relative participating, optional or other special rights and the qualification, limitations or restrictions thereon, the Series A Preferred Stock had immediately prior to such transaction; and (iii) the Company delivers to the Transfer Agent an Officer’s Certificate and an Opinion of Counsel, acceptable to the Transfer Agent, stating that such transaction complies with this Certificate of Designation.
          (b) Upon any consolidation by the Company with, or merger by the Company into, any other Person or any conveyance, transfer or lease of all or substantially all the assets of the Company as described in Section 9(a), the successor resulting from such consolidation or into which the Company is merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, the Company under the shares of Series A Preferred Stock, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the Series A Preferred Stock.
          Section 10. Notices. (a) When the Company is required, pursuant to this Certificate of Designation, to give notice to Holders by issuing a press release, rather than directly to Holders, the Company shall do so in a public medium that is customary for such press release; provided, however, that in such cases, publication of a press release through the Dow Jones News Service shall be considered sufficient to comply with such notice obligation.
          (b) When the Company is required, pursuant to this Certificate of Designation, to give notice to Holders without specifying the method of giving such notice, the Company shall do so by sending notice via first class mail or by overnight courier to the Holders of record as of a reasonably current date.
          Section 11. Transfer of Securities. (a) The shares of Series A Preferred Stock and the shares of Common Stock issuable upon conversion of the Series A Preferred Stock (collectively, the “Securities”) have not been registered under the Securities Act or any other applicable securities laws and may not be offered or sold except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption from registration under the Securities Act and any other applicable securities laws, or in a transaction not subject to such laws. The Securities will have the benefit of certain registration rights under the Securities Act pursuant to a Registration Rights Agreement entered into by the Company and the Holders on the Issue Date, a copy of which may be obtained from the Company by writing to it at Express-1 Expedited Solutions, Inc., 3399 South Lakeshore Drive, Suite 225, Saint Joseph, MI 49085, Attention: Secretary of the Board of Directors.
          (b) Except in connection with a registration statement relating to the Securities, if shares of Series A Preferred Stock in certificated form are delivered upon the transfer, exchange or replacement of shares of Series A Preferred Stock bearing the Restricted Stock Legend, or if a request is made to remove such Restricted Stock Legend on shares of Series A Preferred Stock, the shares of Series A Preferred Stock so issued shall bear the Restricted Stock Legend and the Restricted Stock Legend shall not be removed unless there is delivered to the Company and the Transfer Agent such satisfactory evidence, which may include an Opinion of Counsel licensed to practice law in the State of New York, as may be reasonably required by the Company, that such shares of Series A Preferred Stock are not “restricted securities” within the meaning of Rule 144 under the Securities Act. Upon provision of such satisfactory evidence, the Transfer Agent, at the direction of the Company, shall countersign and deliver shares of Series A Preferred Stock that do not bear the Restricted Stock Legend.

          (c) Shares of Common Stock issued upon a conversion of the shares of Series A Preferred Stock bearing the Restricted Stock Legend, prior to the first anniversary of the Issue Date, shall be in global form and bear a restricted common stock legend that corresponds to the Restricted Stock Legend (the “Restricted Common Stock Legend”).
          (d) The Company will refuse to register any transfer of Securities that is not made in accordance with the provisions of the Restricted Stock Legend or the Restricted Common Stock Legend, as applicable, provided that the provisions of this Section 11(d) shall not be applicable to any Security that does not bear any Restricted Stock Legend or any Restricted Common Stock Legend.
          Section 12. Tax Treatment. The Company and the Holders acknowledge and agree that it is intended that the Series A Preferred Stock constitute stock other than “preferred stock” within the meaning of Section 305 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, and that neither the Company nor the Holders shall treat the Series A Preferred Stock as such.
          Section 13. Definitions. (a) “Accretion Amount” per share of Series A Preferred Stock for any Dividend Payment Date on which accrued dividends are not paid in full, means the product of (i) the accretion rate of 4% per annum, calculated on a quarterly basis, as such may be adjusted pursuant to Section 2(a), (ii) the Accreted Liquidation Preference as of the first day of the relevant dividend period and (iii) the fraction of the accrued dividends for that dividend period that were not paid on the Dividend Payment Date.
          (b) “Accreted Liquidation Preference” per share of Series A Preferred Stock means, as of any date, the Initial Liquidation Preference increased by the sum of the Accretion Amounts, if any, for all prior Dividend Payment Dates, and decreased by the sum of the Paydown Amounts, if any, for all prior Dividend Payment Dates or other dates on which Paydown Amounts were paid.
          (c) “Board of Directors” has the meaning set forth in the first paragraph of this Certificate of Designation.
          (d) “Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Transfer Agent.
          (e) “Business Day” means any day other than a Saturday or Sunday or any other day on which banks in the City of New York are authorized or required by law or executive order to close.
          (f) “Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.
          (g) “Certificate of Incorporation” has the meaning set forth in the first paragraph of this Certificate of Designation.
          (h) The “Closing Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the over-the-counter “Pink Sheets” market or, if the Common Stock is listed on a national securities exchange, the principal national securities exchange on which the Common Stock is traded. In the absence of such a quotation, the Closing Sale Price of the Common Stock will be an amount determined in good faith by the Board of Directors to be the fair market value of such Common Stock, and such determination shall be conclusive.
          (i) “Common Stock” has the meaning set forth in Section 1.
          (j) “Company” has the meaning set forth in the first paragraph of this Certificate of Designation.
          (k) “Conversion Date” has the meaning set forth in Section 5(c).
          (l) “Conversion Price” shall initially equal $[1.75]1 per share of Common Stock, and shall be subject to adjustment as set forth in Section 7.
          (m) “Conversion Rate” has the meaning set forth in Section 5(a).
          (n) “DGCL” has the meaning set forth in the first paragraph of this Certificate of Designation.
          (o) “Dividend Payment Date” has the meaning set forth in Section 2(a).
          (p) “Dividend Record Date” has the meaning set forth in Section 2(a).
          (q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (r) “Expiration Time” has the meaning set forth in Section 7(a)(v).
          (s) “Holder” means the Person in whose name a share of Series A Preferred Stock is registered.
          (t) “including” means “including, without limitation”.

[1]	Before giving effect to 4:1 reverse stock split.

          (u) “Initial Liquidation Preference” has the meaning set forth in the first paragraph of this Certificate of Designation.
          (v) “Initial Public Offering” means, in the event of a Spin-off, the first time securities of the same class or type as the securities being distributed in the Spin-off are bona fide offered to the public for cash.
          (w) “Issue Date” has the meaning set forth in Section 1.
          (x) “Junior Stock” has the meaning set forth in Section 1.
          (y) “Market Value” means, with respect to any date of determination, the average Closing Sale Price of the Common Stock for a five consecutive Trading Day period preceding the earlier of (i) the day preceding the date of determination and (ii) the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this definition, the term “ex date” when used with respect to any issuance or distribution, means the first date on which the Common Stock trades, regular way, on the over-the-counter “Pink Sheets” market or, if the Common Stock is listed on a national securities exchange, the principal national securities exchange on which the Common Stock is traded at that time, without the right to receive the issuance or distribution.
          (z) “Officer” means the Chairman of the Board, President, Chief Executive Officer, any Vice President, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the Controller, any Assistant Controller, the Secretary or any Assistant Secretary of the Company.
          (aa) “Officer’s Certificate” means a certificate signed by two Officers.
          (bb) “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Company or the Transfer Agent. The counsel may be an employee of or counsel to the Company or the Transfer Agent.
          (cc) “Optional Conversion” has the meaning set forth in Section 5(a).
          (dd) “Parity Stock” has the meaning set forth in Section 1.
          (ee) “Paydown Amount” has the meaning set forth in Section 2(c).
          (ff) “Person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, governmental entity or other entity.
          (gg) “Purchased Shares” has the meaning set forth in Section 7(a)(v).
          (hh) “Restricted Common Stock Legend” has the meaning set forth in Section 11(c).

          (ii) “Restricted Stock Legend” means a legend to the following effect:
“THE SECURITIES REPRESENTED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON CONVERSION THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO A REGISTRATION STATEMENT RELATING THERETO IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”
          (jj) “Securities” has the meaning set forth in Section 11(a).
          (kk) “Securities Act” means the Securities Act of 1933, as amended.
          (ll) “Senior Stock” has the meaning set forth in Section 1.
          (mm) “Series A Preferred Stock” has the meaning set forth in the first paragraph of this Certificate of Designation.
          (nn) “Spin-off” means a dividend or other distribution of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Company.
          (oo) “Subsidiary” of any Person means any other Person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other Person is, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists.
          (pp) “Trading Day” means a day during which trading in securities generally occurs on the over-the-counter “Pink Sheets” market or, if the Common Stock is listed on a national securities exchange, the principal national securities exchange on which the Common Stock is traded.
          (qq) “Transaction” has the meaning set forth in Section 8.
          (rr) “Transfer Agent” means Computershare Trust Company, N.A. unless and until a successor is selected by the Company, and then such successor.

          (ss) “Triggering Event” means a specified event the occurrence of which entitles the holders of rights, options or warrants to exercise such rights, options or warrants.
          Section 14. Fractional Shares. No fractional shares of Common Stock shall be issued to Holders. In lieu of any fraction of a share of Common Stock that would otherwise be issuable in respect of the aggregate number of shares of the Series A Preferred Stock surrendered by a Holder upon a conversion, such Holder shall have the right to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Sale Price on the Trading Day next preceding the date of conversion.
          Section 15. Miscellaneous. (a) The Accreted Liquidation Preference and the annual dividend rate and accretion rate set forth herein each shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series A Preferred Stock. Such adjustments shall be determined in good faith by the Board of Directors (and such determination shall be conclusive) and submitted by the Board of Directors to the Transfer Agent.
          (b) For the purposes of Section 7, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.
          (c) If the Company shall take any action affecting the Common Stock, other than any action described in Section 7, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the Holders, then the Conversion Price for the Series A Preferred Stock may be adjusted, to the extent permitted by law, in such manner, and at such time, as the Board of Directors may determine to be equitable in the circumstances.
          (d) The Company covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock for the purpose of effecting conversion of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series A Preferred Stock not theretofore converted. For purposes of this Section 15(d), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.
          (e) The Company covenants that any shares of Common Stock issued upon conversion of the Series A Preferred Stock shall be duly and validly issued and fully paid and nonassessable, free from preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof, except for transfer restrictions imposed by applicable securities laws.

          (f) The Company shall pay all transfer, stamp and other similar taxes due with respect to the issuance or delivery of shares of Common Stock or other securities or property upon conversion of the Series A Preferred Stock; provided, however, that the Company shall not be required to pay any tax that may be payable with respect to any transfer involved in the issuance or delivery of shares of Common Stock or other securities or property in a name other than that of the Holder of the Series A Preferred Stock to be converted, and the Holder shall be responsible for any such tax.
          (g) The Series A Preferred Stock is not redeemable.
          (h) The Series A Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Company.
          (i) Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.
          (j) Series A Preferred Stock may be issued in fractions of a share which shall entitle the Holder, in proportion to such Holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of Holders of Series A Preferred Stock.
          (k) Subject to applicable escheat laws, any monies set aside by the Company in respect of any payment with respect to shares of the Series A Preferred Stock, or dividends thereon, and unclaimed at the end of two years from the date upon which such payment is due and payable shall revert to the general funds of the Company, after which reversion the Holders of such shares shall look only to the general funds of the Company for the payment thereof. Any interest accumulated on funds so deposited shall be paid to the Company from time to time.
          (l) Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation or the Certificate of Incorporation.
          (m) The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
          (n) If any of the voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth herein which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.
          (o) Shares of Series A Preferred Stock that (i) have not been issued on or before [•], 2011 or (ii) have been issued and reacquired in any manner, including shares of Series A Preferred Stock purchased or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company; provided that any issuance of such shares as Series A Preferred Stock must be in compliance with the terms hereof.
          (p) If any of the Series A Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the Transfer Agent.

          IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be duly executed by [•], [•] of the Company, and attested by [•], [•] of the Company, this [•] day of [•], 2011.

EXPRESS-1 EXPEDITED SOLUTIONS, INC.,

By
Name:
Title:

ATTEST:

By
Name:
Title:

EXHIBIT B
THE SECURITIES REPRESENTED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON EXERCISE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO A REGISTRATION STATEMENT RELATING THERETO IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
WARRANTS TO PURCHASE COMMON STOCK OF
EXPRESS-1 EXPEDITED SOLUTIONS, INC.

No. 1	Certificate for 42,857,143 Warrants[1]
     This Warrant Certificate (“Warrant Certificate”) certifies that [INSERT NAME OF HOLDER], or registered assigns, is the registered holder of the number of Warrants set forth above. Each warrant represented hereby (a “Warrant”) entitles the holder thereof (the “Holder”), subject to the provisions contained herein, to purchase from Express-1 Expedited Solutions, Inc., a Delaware corporation (the “Company”), one share of the Company’s common stock, par value $0.001 per share (“Company Common Stock”), subject to adjustment upon the occurrence of certain events specified herein, at the exercise price of [$1.75]2 per share (the “Exercise Price”), subject to adjustment upon the occurrence of certain events specified herein.
     This Warrant Certificate is issued under and in accordance with the Investment Agreement, dated as of June 13, 2011 (the “Investment Agreement”), by and among Jacobs Private Equity, LLC, the other Investors party thereto and the Company, and is subject to the terms and provisions contained in the Investment Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Investment Agreement.

[1]	Before giving effect to 4:1 reverse stock split. Total warrants to be apportioned among the Investors in accordance with Schedule I to the Investment Agreement.

[2]	Before giving effect to 4:1 reverse stock split.

ARTICLE I
Exercise Price; Exercise of Warrants and Expiration of Warrants
          SECTION 1.01. Exercise Price. This Warrant Certificate shall entitle the Holder hereof, subject to the provisions of this Warrant Certificate, to purchase one share of Company Common Stock for each Warrant represented hereby, at the Exercise Price, in each case subject to all adjustments made on or prior to the date of exercise thereof as herein provided.
          SECTION 1.02. Exercise of Warrants. (a) The Warrants shall be exercisable in whole or in part from time to time on any Business Day beginning on the Issuance Date and ending on the Expiration Date in the manner provided for herein.
          SECTION 1.03. Expiration of Warrants. Any unexercised Warrants shall expire and the rights of the Holder of such Warrants to purchase Company Common Stock shall terminate at the close of business on the Expiration Date.
          SECTION 1.04. Method of Exercise; Payment of Exercise Price. (a) In order to exercise a Warrant, the Holder hereof must (i) surrender this Warrant Certificate to the Company, with the Exercise Subscription Form attached hereto as Annex I duly completed and executed, and (ii) pay in full the Exercise Price then in effect for the shares of Company Common Stock as to which this Warrant Certificate is submitted for exercise in the manner provided in paragraph (b) of this Section 1.04.
          (b) Simultaneously with the exercise of each Warrant, payment in full of the Exercise Price shall be delivered to the Company. Such payment shall be made in cash, by bank wire transfer in immediately available funds to an account designated by the Company.
          (c) If fewer than all the Warrants represented by this Warrant Certificate are surrendered, this Warrant Certificate shall be surrendered and a new Warrant Certificate of the same tenor and for the number of Warrants that were not surrendered shall promptly be executed and delivered to the Person or Persons as may be directed in writing by the Holder (subject to the terms hereof), and the Company shall register the new Warrant Certificate in the name of such Person or Persons. Any new Warrant Certificate shall be executed on behalf of the Company by its President, Chief Executive Officer, Chief Financial Officer or Secretary, either manually or by facsimile signature printed thereon. In case any Officer of the Company whose signature shall have been placed upon any Warrant Certificate shall cease to be such Officer of the Company before issue and delivery thereof, such Warrant Certificate may, nevertheless, be issued and delivered with the same force and effect as though such person had not ceased to be such Officer of the Company.
          (d) Upon surrender of this Warrant Certificate in accordance with the foregoing provisions, the Company shall instruct the Transfer Agent to transfer to the Holder appropriate evidence of ownership of any shares of Company Common Stock or other securities or property (including cash) to which the Holder is entitled, registered or otherwise placed in, or payable to the order of, such name or names as may be directed in writing by the Holder (subject to the terms hereof), and shall deliver such evidence of ownership and any other securities or property (including cash) to the Person or Persons entitled to receive the same, together with an amount in cash in lieu of any fraction of a share as provided in Section 2.03. Upon payment of the Exercise Price therefor, the Holder (or its designee) shall be deemed to own and have all of the rights associated with any Company Common Stock or other securities or property (including cash) to which it is entitled pursuant to this Warrant Certificate upon the surrender of this Warrant Certificate in accordance with the terms of this Warrant Certificate.
          SECTION 1.05. Compliance with the Securities Act. (a) No Warrants or shares of Company Common Stock issued upon exercise thereof may be sold, transferred or otherwise disposed of (any such sale, transfer or other disposition, a “Sale”), except (i) pursuant to an effective registration statement under the Securities Act or (ii) in accordance with an available exemption from the registration requirements of the Securities Act and applicable state securities laws. In order to effect a Sale pursuant to clause (ii) of the foregoing sentence, the Holder shall (x) give written notice to the Company of its intention to effect such Sale, which notice shall describe the manner and circumstances of the proposed transaction in reasonable detail and shall include a certification by the Holder to the effect that such proposed Sale may be effected without registration under the Securities Act or under applicable state securities laws, and (y) provide such additional certifications of the Holder or its transferee or Opinions of Counsel (which shall be reasonably satisfactory to the Company) as the Company may reasonably request solely in order to confirm the availability of the applicable exemption. The shares of Company Common Stock issuable upon exercise of the Warrants will have the benefit of certain registration rights under the Securities Act pursuant to a Registration Rights Agreement entered into by the Company on the Issuance Date.
          (b) Except for a Sale in accordance with clause (i) of Section 1.05(a), and subject to Section 6.04, all stock certificates issued pursuant to the exercise of the Warrants shall bear the following legend:
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO A REGISTRATION STATEMENT RELATING THERETO IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

ARTICLE II
Adjustments; Changes upon Certain Other Transactions
          SECTION 2.01. Anti-dilution Adjustments. (a) The number of shares issuable upon exercise of the Warrants and the Exercise Price shall be subject to the following adjustments from time to time:
     (i) Stock Dividends. In case the Company shall pay or make a dividend or other distribution on the Company Common Stock in Company Common Stock, the number of shares of Company Common Stock issuable upon exercise of each Warrant, as in effect at the opening of business on the day following the date fixed for the determination of stockholders of the Company entitled to receive such dividend or distribution, shall be adjusted so that the Holder shall thereafter be entitled to receive the number of shares of Company Common Stock that the Holder would have owned or have been entitled to receive after the happening of the dividend or other distribution, had such Warrant been exercised immediately prior to the date fixed for such determination; and, in the event of any such adjustment, the Exercise Price, as in effect at the opening of business on the day following the date fixed for the determination of stockholders of the Company entitled to receive such dividend or other distribution, shall be adjusted by multiplying such Exercise Price by a fraction of which the numerator shall be the number of shares of Company Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution. Such adjustments shall become effective immediately after the opening of business on the day following the date fixed for such determination.
     (ii) Stock Purchase Rights. In case the Company shall issue to all holders of Company Common Stock options, warrants or other rights entitling them to subscribe for or purchase shares of Company Common Stock for a period expiring within 60 days from the date of issuance of such options, warrants or other rights at a price per share of Company Common Stock less than the Market Value on the date fixed for the determination of stockholders of the Company entitled to receive such options, warrants or other rights (other than pursuant to a dividend reinvestment, share purchase or similar plan), the number of shares of Company Common Stock issuable upon the exercise of each Warrant shall be adjusted by multiplying the number of shares of Company Common Stock issuable upon exercise of each Warrant, as in effect at the opening of business on the day following the date fixed for such determination, by a fraction, the numerator of which shall be the number of shares of Company Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Company

Common Stock so offered for subscription or purchase, either directly or indirectly, and the denominator of which shall be the number of shares of Company Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Company Common Stock which the aggregate consideration expected to be received by the Company upon the exercise, conversion or exchange of such options, warrants or other rights (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board Resolution) would purchase at such Market Value; and, in the event of any such adjustment, the Exercise Price in effect at the opening of business on the day following the date fixed for such determination shall be adjusted by multiplying such Exercise Price by a fraction, the numerator of which shall be the number of shares of Company Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Company Common Stock which the aggregate consideration expected to be received by the Company upon the exercise, conversion or exchange of such options, warrants or other rights (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board Resolution) would purchase at such Market Value and the denominator of which shall be the number of shares of Company Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Company Common Stock so offered for subscription or purchase, either directly or indirectly. Such adjustments shall become effective immediately after the opening of business on the day following the date fixed for such determination; provided, however, that no such adjustments shall be made if the Holder would be entitled to receive such options, warrants or other rights upon exercise at any time of the Warrants; provided, further, however, that if any of the foregoing options, warrants or other rights are only exercisable upon the occurrence of a Triggering Event, then no such adjustments shall be made until such Triggering Event occurs.
     (iii) Stock Splits, Reverse Splits and Combinations. In case outstanding shares of Company Common Stock shall be subdivided, split or reclassified into a greater number of shares of Company Common Stock, then the number of shares of Company Common Stock issuable upon exercise of each Warrant in effect at the opening of business on the day following the date upon which such subdivision, split or reclassification becomes effective shall be adjusted so that the Holder shall thereafter be entitled to receive the number of shares of Company Common Stock that the Holder would have owned or would have been entitled to receive had such Warrant been exercised immediately prior to such subdivision, split or reclassification becoming effective; and, in the event of any such adjustment, the Exercise Price in effect at the opening of business on the day following the date upon which such subdivision, split or reclassification becomes effective shall be proportionately reduced. Conversely, in case outstanding shares of Company Common Stock shall be combined or reclassified into a smaller number of shares of Company Common Stock, then the number of shares of Company Common Stock issuable upon exercise of each Warrant in effect at the opening of business on the day following the date upon which such combination or reclassification becomes effective shall be adjusted so that the Holder shall thereafter be entitled to receive the number of shares of Company Common Stock that the Holder would have owned or would have been entitled to receive had such Warrant been exercised immediately prior to such combination or reclassification becoming effective; and, in the event of any such adjustment, the Exercise Price in effect at the opening of business on the day following the date upon which such combination or reclassification becomes effective shall be proportionately increased. Such adjustments shall become effective immediately after the opening of business on the day following the date upon which such subdivision, split, reclassification or combination becomes effective.
     (iv) Debt, Asset or Security Distributions. (A) In case the Company shall, by dividend or otherwise, distribute to all holders of Company Common Stock evidences of its indebtedness, assets or securities (but excluding any dividend or distribution of options, warrants or other rights referred to in paragraph (ii) of this Section 2.01(a), any dividend or distribution paid exclusively in cash, any dividend or distribution of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit in the case of a Spin-off referred to in the next subparagraph, or any dividend or distribution referred to in paragraph (i) of this Section 2.01(a)), then the number of shares of Company Common Stock issuable upon the exercise of each Warrant immediately prior to the close of business on the date fixed for the determination of stockholders of the Company entitled to receive such distribution shall be increased to a number determined by multiplying the number of shares of Company Common Stock issuable upon the exercise of such Warrant immediately prior to the date fixed for such determination by a fraction, the numerator of which shall be the Market Value on the date fixed for such determination plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board Resolution) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Company Common Stock and the denominator of which shall be the Market Value on the date fixed for such determination; and, in the event of any such adjustment, the Exercise Price shall be reduced by multiplying the Exercise Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders of the Company entitled to receive such distribution by a fraction, the numerator of which shall be the Market Value on the date fixed for such determination and the denominator of which shall be such Market Value plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board Resolution) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Company Common Stock. Such adjustments shall become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders of the Company entitled to receive such distribution. In any case in which this subparagraph (iv)(A) is applicable, subparagraph (iv)(B) of this Section 2.01(a)(iv) shall not be applicable.
     (B) In the case of a Spin-off, the number of shares of Company Common Stock issuable upon the exercise of each Warrant immediately prior to the close of business on the date fixed for determination of stockholders of the Company entitled to receive such distribution shall be increased to a number determined by multiplying the number of shares of Company Common Stock issuable upon the exercise of such Warrant immediately before the close of business on such date by a fraction, the numerator of which shall be the Market Value plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board Resolution) of the portion of those shares of Capital Stock or similar equity interests so distributed applicable to one share of Company Common Stock, and the denominator of which shall be the Market Value; and, in the event of any such adjustment, the Exercise Price in effect immediately prior to the close of business on the date fixed for determination of stockholders of the Company entitled to receive such distribution shall be reduced by multiplying the Exercise Price by a fraction, the numerator of which shall be the Market Value and the denominator of which shall be the Market Value plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board Resolution) of the portion of those shares of Capital Stock or similar equity interests so distributed applicable to one share of Company Common Stock. Any adjustments under this subparagraph (iv)(B) will occur on the date that is the earlier of (1) the tenth Trading Day from, and including, the effective date of the Spin-off and (2) the date of the Initial Public Offering of the securities being distributed in the Spin-off, if that Initial Public Offering is effected simultaneously with the Spin-off.
     (v) Tender Offers. In the case that a tender or exchange offer made by the Company or any Subsidiary of the Company for all or any portion of the Company Common Stock shall expire and such tender or exchange offer (as amended through the expiration thereof) shall require the payment to stockholders of the Company (based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of Purchased Shares) of aggregate consideration having a fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board Resolution) per share of Company

Common Stock that exceeds the Closing Sale Price of the Company Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then, immediately prior to the opening of business on the day after the date of the last time (the “Expiration Time”) tenders or exchanges could have been made pursuant to such tender or exchange offer (as amended through the expiration thereof), the number of shares of Company Common Stock issuable upon the exercise of each Warrant immediately prior to the close of business on the date of the Expiration Time shall be increased to a number determined by multiplying the number of shares of Company Common Stock issuable upon exercise of each Warrant immediately prior to the close of business on the date of the Expiration Time by a fraction (A) the numerator of which shall be equal to (x) the product of (I) the Market Value on the date of the Expiration Time and (II) the number of shares of Company Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time less the number of all shares validly tendered or exchanged, not withdrawn and accepted for payment on the date of the Expiration Time (such validly tendered or exchanged shares, up to any such maximum, being referred to as the “Purchased Shares”) plus (y) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders of the Company pursuant to the tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares), and (B) the denominator of which shall be equal to the product of (x) the Market Value on the date of the Expiration Time and (y) the number of shares of Company Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time; and, in the event of any such adjustment, the Exercise Price shall be reduced by multiplying the Exercise Price immediately prior to the close of business on the date of the Expiration Time by a fraction (A) the numerator of which shall be equal to the product of (x) the Market Value on the date of the Expiration Time and (y) the number of shares of Company Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time, and (B) the denominator of which shall be equal to (x) the product of (I) the Market Value on the date of the Expiration Time and (II) the number of shares of Company Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time less the number of Purchased Shares plus (y) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders of the Company pursuant to the tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares).
          (b) De Minimis Adjustments. Notwithstanding anything herein to the contrary, no adjustment under this Section 2.01 need be made to the number of shares issuable upon exercise of a Warrant or the Exercise Price unless such adjustment would require an increase or decrease of at least 1.0% of the number of shares issuable upon exercise of the Warrants or the Exercise Price immediately prior to the making of such adjustment. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall result in an increase or decrease of at least 1.0% of the number of shares issuable upon exercise of a Warrant or the Exercise Price immediately prior to the making of such adjustment. No adjustment to the Exercise Price under this Section 2.01 shall be made if such adjustment will result in an Exercise Price that is less than the par value of the Company Common Stock. All adjustments to the number of shares issuable upon exercise of the Warrants or the Exercise Price shall be calculated to the nearest 1/10,000th of a share of Company Common Stock (or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share) or the nearest $0.0001 (or if there is not a nearest $0.0001 to the next lower $0.0001), as the case may be.
          (c) Tax-Related Adjustments. The Company may make such increases in the number of shares issuable upon exercise of the Warrants or reductions in the Exercise Price, in addition to those required by this Section 2.01, as the Board considers advisable in order to avoid or diminish any income tax to any holders of shares of Company Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes. In the event the Company elects to make such an increase in the number of shares issuable upon exercise of the Warrants or such a reduction in the Exercise Price, the Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if and to the extent that such laws and regulations are applicable in connection with the increase in the number of shares issuable upon exercise of the Warrants or the reduction in the Exercise Price.
          (d) Stockholder Rights Plans. Upon exercise of the Warrants, to the extent that the Holder receives Company Common Stock, the Holder shall receive, in addition to the shares of Company Common Stock and any cash for fractional shares in accordance with Section 2.03, if any, the rights issued under any future stockholder rights plan the Company may establish whether or not such rights are separated from the Company Common Stock prior to exercise. A distribution of rights pursuant to any stockholder rights plan will not result in an adjustment to the number of shares issuable upon exercise of the Warrants or the Exercise Price pursuant to Section 2.01(a)(ii) or 2.01(a)(iv), provided that the Company has provided for the Holder to receive such rights upon exercise.
          (e) Reversal of Adjustment. If the Company shall take a record of the holders of Company Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of shares issuable upon exercise of the Warrants or the Exercise Price then in effect shall be required by reason of the taking of such record.
          (f) Exceptions to Adjustment. The applicable number of shares issuable upon exercise of the Warrants and Exercise Price shall not be adjusted:
     (i) upon the issuance of any shares of Company Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Company Common Stock under any such plan;
     (ii) upon the issuance of any shares of Company Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries;
     (iii) upon the issuance of any shares of Company Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date;
     (iv) for a change in the par value of the Company Common Stock; or
     (v) for accrued and unpaid dividends on the Company’s Series A Convertible Perpetual Preferred Stock, par value $0.001 per share.
          SECTION 2.02. Recapitalizations, Reclassifications and Changes in the Company’s Stock. In the event of any reclassification of outstanding shares of Company Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), or any consolidation or merger of the Company with or into another Person (other than with a Subsidiary of the Company) or any merger of another Person with or into the Company (other than a consolidation or merger in which the Company is the resulting or surviving Person and that does not result in any reclassification or change of outstanding Company Common Stock), or any sale or other disposition to another Person of all or substantially all of the assets of the Company (computed on a consolidated basis) (any of the foregoing, a “Transaction”), upon exercise of the Warrants, the Holder will be entitled to receive the kind and amount of securities (of the Company or another issuer), cash and other property receivable upon such Transaction by a holder of the number of shares of Company Common Stock issuable upon exercise of the Warrants immediately prior to such Transaction, after giving effect to any adjustment event or, in the event holders of Company Common Stock have the opportunity to elect the form of consideration to be received in any Transaction, the weighted average of the forms and amounts of consideration received by the holders of Company Common Stock. In the event that at any time, as a result of an adjustment made pursuant to this Warrant Certificate, the Holder shall become entitled upon exercise to any securities other than, or in addition to, shares of Company Common Stock, thereafter the number or amount of such other securities so receivable upon exercise and the Exercise Price therefor shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Company Common Stock set forth in this Warrant Certificate.
          SECTION 2.03. Fractional Shares. No fractional shares of Company Common Stock shall be issued to the Holder upon exercise of any Warrant. In lieu of any fraction of a share of Company Common Stock that would otherwise be issuable upon exercise of the aggregate number of Warrants exercised by the Holder, the Holder shall have the right to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Sale Price on the Trading Day next preceding the date of exercise.
          SECTION 2.04. Notice of Adjustment. Whenever the number of shares of Company Common Stock or other stock or property issuable upon the exercise of each Warrant or the Exercise Price is adjusted, as herein provided, the Company shall (i) compute such adjustment in accordance with this Article II and prepare and transmit to the Transfer Agent an Officer’s Certificate setting forth the adjustment, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based and (ii) as soon as practicable following the occurrence of an event that requires an adjustment pursuant to this Article II (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), the Company or, at the request and expense of the Company, the Transfer Agent shall provide a written notice to the holders of Warrants (including the Holder) of the occurrence of such event and a statement setting forth in reasonable detail the method by which the adjustment was determined and setting forth the adjusted amount.
ARTICLE III
Warrant Transfer Books
          SECTION 3.01. Warrant Transfer Books. (a) The Company shall keep at its principal place of business a register in which the Company shall provide for the registration of Warrant Certificates and of any exchanges of Warrant Certificates as herein provided.
          (b) At the option of the Holder, Warrant Certificates may be exchanged at such office and upon payment of the charges hereinafter provided. Whenever any Warrant Certificates are so surrendered for exchange, the Company shall execute and deliver the Warrant Certificates that the Holder is entitled to receive.
          (c) All Warrant Certificates issued upon any registration of transfer or exchange of Warrant Certificates shall be the valid obligations of the Company, evidencing the same obligations, and entitled to the same benefits, as the Warrant Certificates surrendered for such registration of transfer or exchange.
          (d) Every Warrant Certificate surrendered for registration of exchange shall (if so required by the Company) be duly endorsed, or be accompanied by a written instrument of transfer in form reasonably satisfactory to the Company, duly executed by the Holder or his attorney duly authorized in writing.
          (e) No service charge shall be payable by the Holder for any registration of transfer or exchange of this Warrant Certificate, and the Company shall pay any taxes or other governmental charges that may be imposed in connection with any registration of exchange of Warrant Certificates.
          (f) This Warrant Certificate when duly endorsed in blank shall be deemed negotiable and when this Warrant Certificate shall have been so endorsed, the Holder hereof may be treated by the Company and all other Persons dealing therewith as the absolute owner hereof for any purpose and as the Person entitled to exercise the rights represented hereby.
ARTICLE IV
Voting
          SECTION 4.01. No Voting Rights. Prior to the exercise of the Warrants, the Holder, in its capacity as such, shall not be entitled to any rights of a stockholder of the Company, including the right to vote or to consent with respect to any matter.
ARTICLE V
Covenants
          SECTION 5.01. Reservation of Company Common Stock for Issuance on Exercise of Warrants. The Company covenants that it will at all times reserve and keep available, free from preemptive rights and solely for the purpose of issue upon exercise of the Warrants as herein provided, out of its authorized but unissued Company Common Stock, such number of shares of Company Common Stock as shall then be issuable upon the exercise of all Warrants issuable hereunder and all other Warrant Certificates. The Company covenants that all shares of Company Common Stock issuable upon exercise of the Warrants shall, upon such issue, be duly and validly issued and fully paid and non-assessable, free from preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof.
          SECTION 5.02. Notice of Dividends. At any time when the Company declares any dividend or other distribution on the Company Common Stock, it shall give notice to the holders of all the then outstanding Warrants (including the Holder) of any such declaration not less than 15 days prior to the related record date for payment of the dividend or distribution so declared.
          SECTION 5.03. HSR Act Compliance. If the Holder determines that a notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), is required in connection with the exercise of the Warrants represented by this Warrant Certificate, the Company shall reasonably cooperate with the Holder by (i) promptly effecting all necessary notifications and other filings under the HSR Act that are required to be made by the Company and (ii) responding as promptly as reasonably practicable to all inquiries or requests received from the United States Federal Trade Commission (the “FTC”), the Department of Justice (the “DOJ”) or any other governmental authority in connection with such notifications and other filings. For the avoidance of doubt, nothing in this Section 5.03 shall require that the Company or any of its Subsidiaries commit to any divestiture, license or hold separate or similar arrangement with respect to the business, assets or properties of the Company or any of its Subsidiaries. Any such notifications and responses by the Company will be in full compliance with the requirements of the HSR Act. The Company shall, to the extent legally permissible, keep the Holder reasonably apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ or such other governmental authority. The Company shall pay the filing fees in connection with the above filings, and shall otherwise each bear its costs and expenses in connection with the preparation of such filings and responses to inquires or requests.
          SECTION 5.04. Certain Other Events. If any event occurs as to which the provisions of Article II are not strictly applicable or, if strictly applicable, would not fairly protect the rights of the holders of the Warrants in accordance with the essential intent and principles of such provisions, then the Board shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith judgment of the Board, to protect such purchase rights as aforesaid.
ARTICLE VI
Miscellaneous
          SECTION 6.01. Tax Matters. (a) The Company shall pay all transfer, stamp and other similar taxes due with respect to the issuance or delivery of shares of Company Common Stock or other securities or property upon exercise of the Warrants; provided, however, that the Company shall not be required to pay any tax that may be payable with respect to any transfer involved in the issuance or delivery of shares of Company Common Stock or other securities or property in a name other than that of the Holder, and the Holder shall be responsible for any such tax.
          SECTION 6.02. Surrender of Warrant Certificate. This Warrant Certificate, if surrendered for exercise or purchase, shall be promptly canceled by the Company and shall not be reissued by the Company. The Company shall destroy such canceled Warrant Certificate.
          SECTION 6.03. Mutilated, Destroyed, Lost or Stolen Warrant Certificate. (a) If (i) this Warrant Certificate is mutilated and surrendered to the Company or (ii) the Company receives evidence to its satisfaction of the destruction, loss or theft of this Warrant Certificate, and there is delivered to the Company such appropriate affidavit of loss, applicable processing fee and indemnity as may be reasonably required by the Company to save it harmless, then, in the absence of notice to the Company that this

Warrant Certificate has been acquired by a bona fide purchaser, the Company shall execute and deliver, in exchange for this Warrant Certificate if mutilated or in lieu of this Warrant Certificate if destroyed, lost or stolen, a new Warrant Certificate of like tenor and for a like aggregate number of Warrants.
          (b) Upon the issuance of any new Warrant Certificate under this Section 6.03, the Company shall pay any taxes or other governmental charges that may be imposed in relation thereto and other expenses in connection therewith.
          (c) Every new Warrant Certificate executed and delivered pursuant to this Section 6.03 in lieu of any destroyed, lost or stolen Warrant Certificate shall constitute an original contractual obligation of the Company, whether or not the destroyed, lost or stolen Warrant Certificate shall be at any time enforceable by anyone.
          (d) The provisions of this Section 6.03 are exclusive and shall preclude (to the extent lawful) all other rights or remedies with respect to the replacement of a mutilated, destroyed, lost or stolen Warrant Certificate.
          SECTION 6.04. Removal of Legends. In the event (a) the shares of Company Common Stock issued upon exercise of the Warrants are registered under the Securities Act or (b) the Company is presented with an Opinion of Counsel reasonably satisfactory to the Company that transfers of the Warrants or such shares of Company Common Stock do not require registration under the Securities Act, the Company shall direct the Transfer Agent, and the Transfer Agent shall, upon surrender by the Holder of this Warrant Certificate or certificates evidencing such shares of Company Common Stock, as applicable, to the Transfer Agent, exchange such certificates for certificates without the legend set forth on the first page of this Warrant Certificate or referred to in Section 1.05(b), as applicable.
          SECTION 6.05. Notices. Any notice, demand or delivery to the Company authorized by this Warrant Certificate shall be sufficiently given or made when mailed if sent by first-class mail, postage prepaid, addressed to the Company as follows:
Express-1 Expedited Solutions, Inc.
3399 South Lakeshore Drive, Suite 225
Saint Joseph, MI 49085
Facsimile: 269-695-7458
Attention: Secretary of the Board of Directors
          SECTION 6.06. Applicable Law. This Warrant Certificate and each Warrant represented hereby and all rights arising hereunder shall be construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          SECTION 6.07. Persons Benefiting. This Warrant Certificate shall be binding upon and inure to the benefit of the Company and its successors, assigns, beneficiaries, executors and administrators, and the Holder from time to time of the Warrants represented hereby. Except as otherwise expressly provided herein, nothing in this Warrant Certificate is intended or shall be construed to confer upon any Person, other than the Company and the Holder from time to time of the Warrants represented hereby, any right, remedy or claim under or by reason of this Warrant Certificate or any part hereof.
          SECTION 6.08. Supplements or Amendments. This Warrant Certificate may not be supplemented or amended without the written approval of both the Holder and the Company.
          SECTION 6.09. Headings. The descriptive headings of the several Articles and Sections of this Warrant Certificate are inserted for convenience and shall not control or affect the meaning or construction of any of the provisions hereof.
          SECTION 6.10. Copies of Agreements. Copies of the Investment Agreement and the Registration Rights Agreement referred to in Section 1.05(a) are on file at the principal place of business of the Company and may be obtained by writing to the Company at the address set forth in Section 6.05.
ARTICLE VII
Definitions.
          As used in this Warrant Certificate, the following terms shall have the following meanings:
          “Board” means the board of directors of the Company.
          “Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board and to be in full force and effect on the date of such certification, and delivered to the Transfer Agent.
          “Business Day” means any day other than a Saturday or Sunday or any other day on which banks in the City of New York are authorized or required by law or executive order to close.
          “Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.
          The “Closing Sale Price” of the Company Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the over-the-counter “Pink Sheets” market or, if the Company Common Stock is listed on a national securities exchange, the principal national securities exchange on which the Company Common Stock is traded. In the absence of such a quotation, the Closing Sale Price of the Company Common Stock will be an amount determined in good faith by the Board to be the fair market value of such Company Common Stock, and such determination shall be conclusive.
          “Company” has the meaning set forth in the introduction to this Warrant Certificate, and its successors and assigns.
          “Company Common Stock” has the meaning set forth in the introduction to this Warrant Certificate.
          “DOJ” has the meaning set forth in Section 5.03.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Exercise Price” has the meaning set forth in the introduction to this Warrant Certificate.
          “Expiration Date” means the tenth anniversary of the Issuance Date.
          “Expiration Time” has the meaning set forth in Section 2.01(a)(v).
          “FTC” has the meaning set forth in Section 5.03.
          “Holder” means the initial Holder of this Warrant Certificate and any permitted assignee or transferee thereof.
          “HSR Act” has the meaning set forth in Section 5.03.
          “including” means “including, without limitation”.
          “Initial Public Offering” means, in the event of a Spin-off, the first time securities of the same class or type as the securities being distributed in the Spin-off are bona fide offered to the public for cash.
          “Investment Agreement” has the meaning set forth in the introduction to this Warrant Certificate.
          “Issuance Date” means [•], 2011.
          “Market Value” means, with respect to any date of determination, the average Closing Sale Price of the Company Common Stock for a five consecutive Trading Day period preceding the earlier of (i) the day preceding the date of determination and (ii) the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this definition, the term “ex date”, when used with respect to any issuance or distribution, means the first date on which the Company Common Stock trades, regular way, on the over-the-counter “Pink Sheets” market or, if the Company Common Stock is listed on a national securities exchange, the principal national securities exchange on which the Company Common Stock is traded at that time, without the right to receive the issuance or distribution.
          “Officer” means the Chairman of the Board, President, Chief Executive Officer, any Vice President, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the Controller, any Assistant Controller, the Secretary or any Assistant Secretary of the Company.
          “Officer’s Certificate” means a certificate signed by two Officers.
          “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Company or the Transfer Agent. The counsel may be an employee of or counsel to the Company or the Transfer Agent.
          “Person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, governmental entity or other entity.
          “Purchased Shares” has the meaning set forth in Section 2.01(a)(v).
          “Sale” has the meaning set forth in Section 1.05(a).
          “Securities Act” means the Securities Act of 1933, as amended.
          “Spin-off” means a dividend or other distribution of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Company.
          “Subsidiary” of any Person means any other Person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other Person is, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists.
          “Trading Day” means a day during which trading in securities generally occurs on the over-the-counter “Pink Sheets” market or, if the Company Common Stock is listed on a national securities exchange, the principal national securities exchange on which the Company Common Stock is traded.

          “Transaction” has the meaning set forth in Section 2.02.
          “Transfer Agent” means Computershare Trust Company, N.A. unless and until a successor is selected by the Company, and then such successor.
          “Triggering Event” means a specified event the occurrence of which entitles the holders of rights, options or warrants to exercise such rights, options or warrants.
          “Warrants” has the meaning set forth in the introduction to this Warrant Certificate.

EXPRESS-1 EXPEDITED SOLUTIONS, INC.,

by

Name:
Title:

ANNEX I
EXERCISE SUBSCRIPTION FORM
(To be executed only upon exercise of Warrant)

To:	Express-1 Expedited Solutions, Inc. (the “Company”)
          The undersigned irrevocably exercises           of the Warrants represented by the Warrant Certificate for the purchase of one share (subject to adjustment in accordance with the Warrant Certificate) of Company Common Stock, par value $0.001 per share, for each such Warrant and herewith makes payment of $          (such payment being by bank wire transfer in immediately available funds), all at the Exercise Price and on the terms and conditions specified in the Warrant Certificate, surrenders this Warrant Certificate and all right, title and interest therein to the Company and directs that the shares of Company Common Stock deliverable upon the exercise of such Warrants be registered in the name and delivered at the address specified below.
Date:

(Signature of Owner)*

(Street Address)

(City)	(State)	(Zip Code)
Securities to be issued to:
Please insert social security or identifying number:
Name:
Street Address:
City, State and Zip Code:

* The signature must correspond with the name as written upon the face of the Warrant Certificate in every particular, without alteration or any change whatsoever.

EXHIBIT C
SUMMARY OF PRINCIPAL REGISTRATION RIGHTS PROVISIONS

Parties:	Express-1 Expedited Solutions, Inc., Jacobs Private Equity, LLC and the other Investors listed on Schedule I to the Investment Agreement.[1]

Demand Registration Rights:	At any time on or after the Closing Date, Investors or transferees thereof (including any pledgee holding any of the following as collateral or temporarily upon foreclosure of the underlying obligation) (each, a “Holder”) holding Registrable Securities representing no less than a majority of the Company Common Stock constituting Registrable Securities or issuable upon conversion of Preferred Stock or exercise of Warrants constituting Registrable Securities (the “Majority Holders”) may request registration, by giving written notice thereof to the Company, of the sale of the Registrable Securities held by the Holders. “Registrable Securities” means shares of Preferred Stock, Warrants and shares of Company Common Stock issued or issuable upon conversion of the Preferred Stock or upon exercise of the Warrants, in each case other than any such securities that are then freely transferable without registration by the Holder thereof pursuant to Rule 144 under the Securities Act without limitation as to volume, manner of sale or other restrictions under Rule 144. The Company shall then use reasonable best efforts to (i) file a registration statement registering such Registrable Securities as promptly as reasonably practicable and in any event within 30 days (if on Form S-3) or 45 days (if on Form S-1) and (ii) have such registration statement declared effective as promptly as reasonably practicable thereafter (subject to customary exceptions). The Majority Holders may request a total of three demand registrations.

[1]	Capitalized terms used but not defined herein shall have the respective meanings set forth in the Investment Agreement.

Piggyback Registration Rights:	If the Company registers its securities on a registration statement that permits the inclusion of the Registrable Securities, the Company shall give the Investor Representative prompt written notice thereof (subject to certain exceptions to be agreed). The Company shall then include on such registration statement all Registrable Securities requested to be included therein (subject to certain exceptions to be agreed).

Expenses of Registration and Selling:	All expenses incurred in connection with the registration or sale of the Registrable Securities shall be borne by the Company, with the exception of brokers’ discounts or commissions on the sale of the Registrable Securities.

Suspension of Sales:	The Holders shall discontinue selling Registrable Securities during scheduled black-out periods or upon request of the Company for the purpose of avoiding certain adverse disclosures (which requests shall not be made (i) more than three times during any one-year period or (ii) for any period exceeding 45 days individually or 90 days in the aggregate for any fiscal year). In all events the Company shall permit resumption of such sales as promptly as reasonably practicable.

Indemnification:	The Company shall indemnify the Holders against losses related to material misstatements and omissions. Each Holder shall indemnify the Company against losses related to material misstatements and omissions made in reliance on information furnished by such Holder expressly for use in a registration statement.

Obligations of the Company:	The Company shall have certain other customary obligations, including requirements to file necessary amendments and supplements with the SEC, notify the Investor Representative of certain events relating to registration statements, enter into customary underwriting agreements and cause Company Common Stock to be listed on a national securities exchange.

Holder Information:	The Holders shall furnish certain information (regarding themselves, the Registrable Securities and the intended method of disposition) to the Company to effect each registered offering.

Rule 144 Reporting:	To permit the sale of Registrable Securities without registration, the Company shall use its best efforts to maintain compliance with the periodic filing requirements of the Exchange Act.

C-2

EXHIBIT D
EXPRESS-1 EXPEDITED SOLUTIONS, INC.
2011 OMNIBUS INCENTIVE COMPENSATION PLAN
          SECTION 1. Purpose. The purpose of this Express-1 Expedited Solutions, Inc. 2011 Omnibus Incentive Compensation Plan (the “Plan”) is to promote the interests of the Company and its stockholders by (a) attracting and retaining exceptional directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of the Company (as defined below) and its Affiliates (as defined below) and (b) enabling such individuals to participate in the long-term growth and financial success of the Company. This Plan is intended to replace the Prior Plan, which Prior Plan shall be automatically terminated and replaced and superseded by this Plan on the date on which this Plan is approved by the Company’s stockholders; provided, that this Plan shall be null and void ab initio and of no further force or effect if the Investment Agreement is terminated and the Closing does not occur, in which case the Prior Plan shall remain in place as if never terminated. Notwithstanding the foregoing, any awards granted under the Prior Plan shall remain in effect pursuant to their respective terms.
          SECTION 2. Definitions. As used herein, the following terms shall have the meanings set forth below:
          “Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and/or (b) any entity in which the Company has a significant equity interest, in either case, as determined by the Committee.
          “Award” means any award that is permitted under Section 6 and granted under the Plan or any award that is permitted under Article 6 of the Prior Plan and was granted under the Prior Plan.
          “Award Agreement” means any written or electronic agreement, contract or other instrument or document evidencing any Award, which may (but need not) require execution or acknowledgment by a Participant.
          “Applicable Exchange” means the NYSE Amex LLC or any other national stock exchange or quotation system on which the Shares may be listed or quoted.
          “Board” means the Board of Directors of the Company.
          “Cash Incentive Award” means an Award (a) that is granted pursuant to Section 6(g), (b) that is settled in cash and (c) the value of which is set by the Committee and is not calculated by reference to the Fair Market Value of Shares.

          “Change of Control” shall (a) have the meaning set forth in an Award Agreement; provided, however, that except in the case of a transaction described in subparagraph (b)(iii) below, any definition of Change of Control set forth in an Award Agreement shall provide that a Change of Control shall not occur until consummation or effectiveness of a change in control of the Company, rather than upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change in control of the Company, or (b) if there is no definition set forth in an Award Agreement, mean the occurrence of any of the following events:
     (i) during any period of 12 consecutive calendar months, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director;
     (ii) the consummation of (A) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (each of the events referred to in this clause (A) being hereinafter referred to as a “Reorganization”) or (B) the sale or other disposition of all or substantially all the assets of the Company to an entity that is not an Affiliate (a “Sale”), in each case, if such Reorganization or Sale requires the approval of the Company’s stockholders under the law of the Company’s jurisdiction of organization (whether such approval is required for such Reorganization or Sale or for the issuance of securities of the Company in such Reorganization or Sale), unless, immediately following such Reorganization or Sale, (1) individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the securities eligible to vote for the election of the Board (“Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization or Sale (including a corporation that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Company”) (excluding, for such purposes, any outstanding voting securities of the Continuing Company that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than the Company), (2) no “person” (as such term is used in Section 13(d) of the Exchange Act) (each, a “Person”) (excluding (x) any employee benefit plan (or related trust) sponsored or maintained by the Continuing Company or any corporation controlled by the Continuing Company and (y) any one or more Specified Stockholders) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities of the Continuing Company and (3) at least 50% of the members of the board of directors of the Continuing Company (or equivalent body) were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;
     (iii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company unless such liquidation or dissolution is part of a transaction or series of transactions described in paragraph (ii) above that does not otherwise constitute a Change of Control; or
     (iv) any Person, corporation or other entity or “group” (as used in Section 14(d)(2) of the Exchange Act) (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate, (C) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities or (D) any one or more Specified Stockholders, including any group in which a Specified Stockholder is a member) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (iv), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company, (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (y) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or any acquisition by a pledgee of Company Voting Securities holding such securities as collateral or temporarily holding such securities upon foreclosure of the underlying obligation or (z) any acquisition pursuant to a Reorganization or Sale that does not constitute a Change of Control for purposes of subparagraph (ii) above.
          “Closing” means the closing of the Equity Investment (as defined in the Investment Agreement) as contemplated by the Investment Agreement.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.
          “Committee” means the Compensation Committee of the Board or a subcommittee thereof, or such other committee of the Board as may be designated by the Board to administer the Plan.
          “Company” means Express-1 Expedited Solutions, Inc., a corporation organized under the laws of Delaware, together with any successor thereto.

          “Deferred Share Unit” means a deferred share unit Award that represents an unfunded and unsecured promise to deliver Shares in accordance with the terms of the applicable Award Agreement.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.
          “Exercise Price” means (a) in the case of each Option, the price specified in the applicable Award Agreement as the price-per-Share at which Shares may be purchased pursuant to such Option or (b) in the case of each SAR, the price specified in the applicable Award Agreement as the reference price-per-Share used to calculate the amount payable to the applicable Participant pursuant to such SAR.
          “Fair Market Value” means, except as otherwise provided in the applicable Award Agreement, (a) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (b) with respect to Shares as of any date, (i) the closing per-share sales price of the Shares as reported by the Applicable Exchange for such stock exchange for such date or if there were no sales on such date, on the closest preceding date on which there were sales of Shares or (ii) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee.
          “Incentive Stock Option” means an option to purchase Shares from the Company that (a) is granted under Section 6(b) of the Plan or was granted under Article 6 of the Prior Plan and (b) is intended to qualify for special Federal income tax treatment pursuant to Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Award Agreement.
          “Independent Director” means a member of the Board (a) who is neither an employee of the Company nor an employee of any Affiliate, and (b) who, at the time of acting, is a “Non-Employee Director” under Rule 16b-3.
          “Investment Agreement” means the Investment Agreement, dated on or around June 13, 2011, among Jacobs Private Equity LLC, certain other investors, and the Company, as amended, modified or supplemented from time to time.
          “Nonqualified Stock Option” means an option to purchase Shares from the Company that (a) is granted under Section 6(b) of the Plan or was granted under Article 6 of the Prior Plan and (b) is not an Incentive Stock Option.
          “Option” means an Incentive Stock Option or a Nonqualified Stock Option or both, as the context requires.
          “Participant” means any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or its Affiliates who is eligible for an Award under Section 5 and who is selected by the Committee to receive an Award under the Plan or who receives a Substitute Award pursuant to Section 4(c).
          “Performance Compensation Award” means any Award designated by the Committee as a Performance Compensation Award pursuant to Section 6(e) of the Plan.
          “Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award, Performance Unit or, if applicable, Cash Incentive Award under the Plan.
          “Performance Formula” means, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award, Performance Unit or, if applicable, Cash Incentive Award of a particular Participant, whether all, some portion but less than all, or none of such Award has been earned for the Performance Period.
          “Performance Goal” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.
          “Performance Period” means the one or more periods of time as the Committee may select over which the attainment of one or more Performance Goals shall be measured for the purpose of determining a Participant’s right to and the payment of a Performance Compensation Award, Performance Unit or, if applicable, Cash Incentive Award.
          “Performance Unit” means an Award under Section 6(f) of the Plan that has a value set by the Committee (or that is determined by reference to a valuation formula specified by the Committee or the Fair Market Value of Shares), which value may be paid to the Participant by delivery of such property as the Committee shall determine, including without limitation, cash or Shares, or any combination thereof, upon achievement of such Performance Goals during the relevant Performance Period as the Committee shall establish at the time of such Award or thereafter.
          “Prior Plan” means the Express-1 Expedited Solutions, Inc. Amended and Restated 2001 Stock Option Plan.
          “Restricted Share” means a Share that is granted under Section 6(d) of the Plan that is subject to certain transfer restrictions, forfeiture provisions and/or other terms and conditions specified herein and in the applicable Award Agreement.
          “RSU” means a restricted stock unit Award that is granted under Section 6(d) of the Plan and is designated as such in the applicable Award Agreement and that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property in accordance with the terms of the applicable Award Agreement.

          “Rule 16b-3” means Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.
          “SAR” means a stock appreciation right Award that is granted under Section 6(c) of the Plan and that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property equal in value to the excess, if any, of the Fair Market Value per Share over the Exercise Price per Share of the SAR, subject to the terms of the applicable Award Agreement.
          “SEC” means the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.
          “Shares” means shares of common stock of the Company, $0.01 par value, or such other securities of the Company (a) into which such shares shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction or (b) as may be determined by the Committee pursuant to Section 4(b).
          “Specified Stockholder” means Bradley S. Jacobs, Jacobs Private Equity LLC and its Affiliates, or any other entity or organization controlled, directly or indirectly, by Bradley S. Jacobs.
          “Subsidiary” means any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its stock.
          “Substitute Awards” shall have the meaning specified in Section 4(c).
          “Treasury Regulations” means all proposed, temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
          SECTION 3. Administration. (a) Composition of the Committee. The Plan shall be administered by the Committee, which shall be composed of one or more directors, as determined by the Board; provided that, to the extent necessary to comply with the rules of the Applicable Exchange and Rule 16b-3 and to satisfy any applicable requirements of Section 162(m) of the Code and any other applicable laws or rules, the Committee shall be composed of two or more directors, all of whom shall be Independent Directors and all of whom shall (i) qualify as “outside directors” under Section 162(m) of the Code and (ii) meet the independence requirements of the Applicable Exchange.
          (b) Authority of the Committee. Subject to the terms of the Plan and applicable law, and in addition to the other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have sole and plenary authority to administer the Plan, including the authority to (i) designate Participants, (ii) determine the type or types of Awards to be granted to a Participant, (iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards, (iv) determine the terms and conditions of any Awards, (v) determine the vesting schedules of Awards and, if certain performance criteria must be attained in order for an Award to vest or be settled or paid, establish such performance criteria and certify whether, and to what extent, such performance criteria have been attained, (vi) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended, (vii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee, (viii) interpret, administer, reconcile any inconsistency in, correct any default in and/or supply any omission in, the Plan and any instrument or agreement relating to, or Award made under, the Plan, (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, (x) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards, (xi) amend an outstanding Award or grant a replacement Award for an Award previously granted under the Plan if, in its sole discretion, the Committee determines that (A) the tax consequences of such Award to the Company or the Participant differ from those consequences that were expected to occur on the date the Award was granted or (B) clarifications or interpretations of, or changes to, tax law or regulations permit Awards to be granted that have more favorable tax consequences than initially anticipated and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
          (c) Committee Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole and plenary discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award and any stockholder.
          (d) Indemnification. No member of the Board, the Committee or any employee of the Company (each such person, a “Covered Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Covered Person shall be indemnified and held harmless by the Company from and against (i) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (ii) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the

Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Restated Certificate of Incorporation or Amended and Restated Bylaws, in each case, as may be amended from time to time. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Restated Certificate of Incorporation or Amended and Restated Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.
          (e) Delegation of Authority to Officers. The Committee may delegate, on such terms and conditions as it determines in its sole and plenary discretion, to one or more officers of the Company the authority to make grants of Awards to officers (other than any officer subject to Section 16 of the Exchange Act), employees and consultants of the Company and its Affiliates (including any prospective officer (other than any such officer who is expected to be subject to Section 16 of the Exchange Act), employee or consultant) and all necessary and appropriate decisions and determinations with respect thereto.
          (f) Awards to Independent Directors. Notwithstanding anything to the contrary contained herein, the Board may, in its sole and plenary discretion, at any time and from time to time, grant Awards to Independent Directors or administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority and responsibility granted to the Committee herein.
          SECTION 4. Shares Available for Awards; Cash Payable Pursuant to Awards. (a) Shares and Cash Available. Subject to adjustment as provided in Section 4(b), the maximum aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan (which, for purposes of clarity, shall include Shares delivered pursuant to Options granted under the Prior Plan prior to the approval of the Plan by the Company’s stockholders on [• ], 2011) shall be equal to the sum of (i) 2,000,000, (ii) any Shares remaining available for future grants of Options under the Prior Plan as of the date the Plan is approved by the Company’s stockholders on [• ], 2011, plus (iii) any Shares with respect to Options granted under the Prior Plan that are forfeited following the date that the Plan is approved by the Company’s stockholders on [• ], 2011 (such sum, the “Plan Share Limit”), of which 2,000,000 Shares may be delivered pursuant to Incentive Stock Options granted under the Plan (such amount, the “Plan ISO Limit”); provided, however, that any Shares with respect to Options that are forfeited pursuant to clause (iii) shall only become available to be delivered pursuant to Options granted under the Plan. Upon exercise of a stock-settled SAR, the Plan Share Limit shall be reduced by the actual number of Shares delivered upon settlement of such stock-settled SAR. Awards that are settled in cash will not reduce the Plan Share Limit. If, after the effective date of the Plan, any Award is forfeited (or otherwise expires, terminates or is canceled without the delivery of all Shares subject thereto) or settled other than wholly by delivery of Shares (including cash settlement), then, in any such case, any number of Shares subject to such Award that were not issued with respect to such Award shall not be treated as issued for purposes of reducing the Plan Share Limit. If Shares issued upon exercise, vesting or settlement of an Award are, or Shares owned by a Participant are, surrendered or tendered to the Company in payment of the Exercise Price of an Award or any taxes required to be withheld in respect of an Award, in each case, in accordance with the terms and conditions of the Plan and any applicable Award Agreement, such surrendered or tendered Shares shall again become available to be delivered pursuant to Awards under the Plan; provided, however, that in no event shall such Shares increase the Plan ISO Limit. With respect to Awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, subject to adjustment as provided in Section 4(b), (1) in the case of Awards that are settled in Shares, the maximum aggregate number of Shares with respect to which Awards may be granted to any Participant in any fiscal year of the Company under the Plan shall be 1,000,000 (such amount, the “Annual Individual Plan Share Limit”), and (2) in the case of Awards that are settled in cash based on the Fair Market Value of a Share, the maximum aggregate amount of cash that may be paid pursuant to Awards granted to any Participant in any fiscal year of the Company under the Plan shall be equal to the per-Share Fair Market Value as of the relevant vesting, payment or settlement date multiplied by the Annual Individual Plan Share Limit. In the case of all Awards other than those described in the preceding sentence, the maximum aggregate amount of cash and other property (valued at its Fair Market Value) other than Shares that may be paid or delivered pursuant to Awards under the Plan to any Participant in any fiscal year of the Company shall be equal to $3,000,000.
          (b) Adjustments for Changes in Capitalization and Similar Events. (i) In the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, rights offering, stock split, reverse stock split, split-up or spin-off, the Committee shall equitably adjust any or all of (A) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (1) the Plan Share Limit, (2) the Plan ISO Limit and (3) the Annual Individual Plan Share Limit, and (B) the terms of any outstanding Award, including (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (2) the Exercise Price, if applicable, with respect to any Award; provided, however, that the Committee shall determine the method and manner in which to effect such equitable adjustment.
               (ii) In the event that the Committee determines that any reorganization, merger, consolidation, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares (including any Change of Control) such that an adjustment is determined by the Committee in its discretion to be appropriate or desirable, then the Committee may (A) in such manner as it may deem appropriate or desirable, equitably adjust any or all of (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (X) the Plan Share Limit, (Y) the Plan ISO Limit and (Z) the Annual Individual Plan Share Limit, and (2) the terms of any outstanding Award, including (X) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (Y) the Exercise Price, if applicable, with respect to any Award, (B) if deemed appropriate or desirable by the Committee, make provision for a cash payment to the holder of an outstanding Award in consideration for the cancelation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancelation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR and (C) if deemed appropriate or desirable by the Committee, cancel and terminate any Option or SAR having a per-Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR without any payment or consideration therefor.
          (c) Substitute Awards. Awards may, in the discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its Affiliates or a company acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines (“Substitute Awards”); provided, however, that in no event may any Substitute Award be granted in a manner that would violate the prohibitions on repricing of Options and SARs, as set forth in clauses (i), (ii) and (iii) of Section 7(b). The number of Shares underlying any Substitute Awards shall be counted against the Plan Share Limit; provided, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding awards previously granted by an entity that is acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines shall not be counted against the Plan Share Limit; provided further, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding stock options intended to qualify for special tax treatment under Sections 421 and 422 of the Code that were previously granted by an entity that is acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines shall be counted against the maximum aggregate number of Shares available for Incentive Stock Options under the Plan.
          (d) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.
          SECTION 5. Eligibility. Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or any of its Affiliates shall be eligible to be designated a Participant.
          SECTION 6. Awards. (a) Types of Awards. Awards may be made under the Plan in the form of (i) Options, (ii) SARs, (iii) Restricted Shares, (iv) RSUs, (v) Deferred Share Units, (vi) Performance Compensation Awards, (vii) Performance Units (viii) Cash Incentive Awards and (ix) other equity-based or equity-related Awards that the Committee determines are consistent with the purpose of the Plan and the interests of the Company. Awards may be granted in tandem with other Awards. No Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is ineligible to receive an Incentive Stock Option under the Code.
          (b) Options. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine (A) the Participants to whom Options shall be granted, (B) subject to Section 4(a), the number of Shares subject to each Option to be granted to each Participant, (C) whether each Option shall be an Incentive Stock Option or a Nonqualified Stock Option and (D) the terms and conditions of each Option, including the vesting criteria, term, methods of exercise and methods and form of settlement. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code and any regulations related thereto, as may be amended from time to time. Each Option granted under the Plan shall be a Nonqualified Stock Option unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. If an Option is intended to be an Incentive Stock Option, and if, for any reason, such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Nonqualified Stock Options.
               (ii) Exercise Price. The Exercise Price of each Share covered by each Option shall be not less than 100% of the Fair Market Value of such Share (determined as of the date the Option is granted); provided, however, in the case of each Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate, the per-Share Exercise Price shall be no less than 110% of the Fair Market Value per Share on the date of the grant. Each Option is, unless otherwise specified by the Committee, intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.
               (iii) Vesting and Exercise. Each Option shall be vested and exercisable at such times, in such manner and subject to such terms and conditions as the Committee may, in its sole and plenary discretion, specify in the applicable Award Agreement or thereafter. Except as otherwise specified by the Committee in the applicable Award Agreement, each Option may only be exercised to the extent that it has already vested at the time of exercise. Each Option shall be deemed to be exercised when written or electronic notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment pursuant to Section 6(b)(iv) for the Shares with respect to which the Award is exercised has been received by the Company. Exercise of each Option in any manner shall result in a decrease in the number of Shares that thereafter may be available for sale under the Option and, except as expressly set forth in Sections 4(a) and 4(c), in the number of

Shares that may be available for purposes of the Plan, by the number of Shares as to which the Option is exercised. The Committee may impose such conditions with respect to the exercise of each Option, including any conditions relating to the application of Federal or state securities laws, as it may deem necessary or advisable.
               (iv) Payment. (A) No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate Exercise Price therefor is received by the Company, and the Participant has paid to the Company (or the Company has withheld in accordance with Section 9(d)) an amount equal to any Federal, state, local and foreign income and employment taxes required to be withheld. Such payments may be made in cash (or its equivalent) or, in the Committee’s sole and plenary discretion, (1) by exchanging Shares owned by the Participant (which are not the subject of any pledge or other security interest), (2) if there shall be a public market for the Shares at such time, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver cash promptly to the Company, (3) by having the Company withhold Shares from the Shares otherwise issuable pursuant to the exercise of the Option or (4) through any other method (or combination of methods) as approved by the Committee; provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company, together with any Shares withheld by the Company in accordance with this Section 6(b)(iv) or Section 9(d), as of the date of such tender, is at least equal to such aggregate Exercise Price and the amount of any Federal, state, local or foreign income or employment taxes required to be withheld, if applicable.
               (B) Wherever in the Plan or any Award Agreement a Participant is permitted to pay the Exercise Price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.
               (v) Expiration. Except as otherwise set forth in the applicable Award Agreement, each Option shall expire immediately, without any payment, upon the earlier of (A) the tenth anniversary of the date the Option is granted and (B) three months after the date the Participant who is holding the Option ceases to be a director, officer, employee or consultant of the Company or one of its Affiliates. In no event may an Option be exercisable after the tenth anniversary of the date the Option is granted.
          (c) SARs. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine (A) the Participants to whom SARs shall be granted, (B) subject to Section 4(a), the number of SARs to be granted to each Participant, (C) the Exercise Price thereof and (D) the conditions and limitations applicable to the exercise thereof.
               (ii) Exercise Price. The Exercise Price of each Share covered by a SAR shall be not less than 100% of the Fair Market Value of such Share (determined as of the date the SAR is granted). Each SAR is, unless otherwise specified by the Committee, intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.
               (iii) Vesting and Exercise. Each SAR shall entitle the Participant to receive an amount upon exercise equal to the excess, if any, of the Fair Market Value of a Share on the date of exercise of the SAR over the Exercise Price thereof. The Committee shall determine, in its sole and plenary discretion, whether a SAR shall be settled in cash, Shares, other securities, other Awards, other property or a combination of any of the foregoing. Each SAR shall be vested and exercisable at such times, in such manner and subject to such terms and conditions as the Committee may, in its discretion, specify in the applicable Award Agreement or thereafter.
               (iv) Other Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at or after the grant of a SAR, the vesting criteria, term, methods of exercise, methods and form of settlement and any other terms and conditions of any SAR; provided, however, that in no event may any SAR be exercisable after the tenth anniversary of the date the SAR is granted. Any determination by the Committee that is made pursuant to this Section 6(c)(iv) may be changed by the Committee from time to time and may govern the exercise of SARs granted or exercised thereafter.
               (v) Substitution SARs. The Committee shall have the ability to substitute, without the consent of the affected Participant or any holder or beneficiary of SARs, SARs settled in Shares (or SARs settled in Shares or cash in the Committee’s discretion) (“Substitution SARs”) for outstanding Nonqualified Stock Options (“Substituted Options”); provided that (A) the substitution shall not otherwise result in a modification of the terms of any Substituted Option, (B) the number of Shares underlying the Substitution SARs shall be the same as the number of Shares underlying the Substituted Options and (C) the Exercise Price of the Substitution SARs shall be equal to the Exercise Price of the Substituted Options. If, in the opinion of the Company’s auditors, this provision creates adverse accounting consequences for the Company, it shall be considered null and void.
               (vi) Expiration. Except as otherwise set forth in the applicable Award Agreement, each SAR shall expire immediately, without any payment, upon the earlier of (A) the tenth anniversary of the date the SAR is granted and (B) three months after the date the Participant who is holding the SAR ceases to be a director, officer, employee or consultant of the Company or one of its Affiliates. In no event may a SAR be exercisable after the tenth anniversary of the date the SAR is granted.
          (d) Restricted Shares and RSUs. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine (A) the Participants to whom Restricted Shares and RSUs shall be granted, (B) subject to Section 4(a), the number of Restricted Shares and RSUs to be granted to each Participant, (C) the duration of the period during which, and the conditions, if any, under which, the Restricted Shares and RSUs may vest or may be forfeited to the Company and (D) the terms and conditions of each such Award, including the vesting criteria, term, methods of exercise and methods and form of settlement.
               (ii) Transfer Restrictions. Restricted Shares and RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the Plan or as may be provided in the applicable Award Agreement; provided, however, that the Committee may in its discretion, determine that Restricted Shares and RSUs may be transferred by the Participant for no consideration. Each Restricted Share may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the applicable Participant, such certificates must bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares, and the Company may, at its discretion, retain physical possession of such certificates until such time as all applicable restrictions lapse.
               (iii) Payment/Lapse of Restrictions. Each RSU shall be granted with respect to a specified number of Shares (or a number of Shares determined pursuant to a specified formula) or shall have a value equal to the Fair Market Value of a specified number of Shares (or a number of Shares determined pursuant to a specified formula). RSUs shall be paid in cash, Shares, other securities, other Awards or other property, as determined in the sole and plenary discretion of the Committee, upon the lapse of restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. If a Restricted Share or an RSU is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, unless the grant of such Restricted Share or RSU is contingent on satisfaction of the requirements for the payment of “qualified performance-based compensation” under Section 162(m) of the Code (whether pursuant to Section 6(e) of this Plan or any other plan), all requirements set forth in Section 6(e) must be satisfied in order for the restrictions applicable thereto to lapse.
          (e) Performance Compensation Awards. (i) General. The Committee shall have the authority, at the time of grant of any Award, to designate such Award (other than an Option or SAR) as a Performance Compensation Award in order for such Award to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. Options and SARs granted under the Plan shall not be included among Awards that are designated as Performance Compensation Awards under this Section 6(e).
               (ii) Eligibility. The Committee shall, in its sole discretion, designate within the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) which Participants shall be eligible to receive Performance Compensation Awards in respect of such Performance Period. However, designation of a Participant as eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle such Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 6(e). Moreover, designation of a Participant as eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant as eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.
               (iii) Discretion of the Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have discretion to select (A) the length of such Performance Period, (B) the type(s) of Performance Compensation Awards to be issued, (C) the Performance Criteria that shall be used to establish the Performance Goal(s), (D) the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply to the Company or any of its Subsidiaries, Affiliates, divisions or operational units, or any combination of the foregoing, and (E) the Performance Formula; provided that any such Performance Formula shall be objective and non-discretionary. Within the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence and record the same in writing.
               (iv) Performance Criteria. Notwithstanding the foregoing, the Performance Criteria that shall be used to establish the Performance Goal(s) with respect to Performance Compensation Awards shall be based on the attainment of specific levels of performance of the Company or any of its Subsidiaries, Affiliates, divisions or operational units, or any combination of the foregoing, and shall be limited to the following: (A) share price, (B) net income or earnings before or after taxes (including earnings before interest, taxes, depreciation and/or amortization), (C) operating income, (D) earnings per share (including specified types or categories thereof), (E) cash flow (including specified types or categories thereof), (F) cash flow return on capital, (G) revenues (including specified types or categories thereof), (H) return measures (including specified types or categories thereof), (I) return on shareholders’ equity, (J) return on investment or capital, (K) gross or net profitability/profit margins, (L) objective measures of productivity or operating efficiency, (M) costs (including specified types or categories thereof), (N) budgeted expenses (operating and capital), (O) market share (in the aggregate or by segment), (P) level or amount of acquisitions, (Q) economic value-added, (R) enterprise value, (S) book value, (T) working capital, (U) safety and accident rates and (V) days sales outstanding. Such Performance Criteria may be applied on an absolute basis, be relative to one or more peer companies of the Company or indices or any combination thereof or, if applicable, be computed on an accrual or cash accounting basis. To the extent required under Section 162(m) of the Code, the Committee shall, within the first 90 days of the applicable Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective manner the method of calculating the Performance Criteria it selects to use for such Performance Period.
               (v) Modification of Performance Goals. The Committee is authorized at any time during the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), or any time thereafter (but only to the extent the exercise of such authority after such 90-day period (or such shorter period, if applicable) would not cause the Performance Compensation Awards granted to any Participant for the Performance Period to fail to qualify as “qualified performance-based compensation” under Section 162(m) of the Code), in its sole and plenary discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code (A) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting the Company, or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal) or (B) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal), or the financial statements of the Company or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal), or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions.
               (vi) Payment of Performance Compensation Awards. (A) Condition to Receipt of Payment. A Participant must be employed by the Company or one of its Subsidiaries on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period. Notwithstanding the foregoing and to the extent permitted by Section 162(m) of the Code, in the discretion of the Committee, Performance Compensation Awards may be paid to Participants who have retired or whose employment has terminated prior to the last day of the Performance Period for which a Performance Compensation Award is made, or to the designee or estate of a Participant who died prior to the last day of a Performance Period.
               (B) Limitation. Except as otherwise permitted by Section 162(m) of the Code, a Participant shall be eligible to receive payments in respect of a Performance Compensation Award only to the extent that (1) the Performance Goal(s) for the relevant Performance Period are achieved and certified by the Committee in accordance with Section 6(e)(vi)(C) and (2) the Performance Formula as applied against such Performance Goal(s) determines that all or some portion of such Participant’s Performance Compensation Award has been earned for such Performance Period.
               (C) Certification. Following the completion of a Performance Period, the Committee shall certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to calculate and certify in writing that amount of the Performance Compensation Awards earned for the period based upon the objective Performance Formula. The Committee shall then determine the actual amount of each Participant’s Performance Compensation Award for the Performance Period and, in so doing, may apply negative discretion as authorized by Section 6(e)(vi)(D).
               (D) Negative Discretion. In determining the actual amount of an individual Performance Compensation Award for a Performance Period, the Committee may, in its sole and plenary discretion, reduce or eliminate the amount of the Award earned in the Performance Period, even if applicable Performance Goals have been attained and without regard to any employment agreement between the Company and a Participant.
               (E) Discretion. Except as otherwise permitted by Section 162(m) of the Code, in no event shall any discretionary authority granted to the Committee by the Plan be used to (1) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained, (2) increase a Performance Compensation Award for any Participant at any time after the first 90 days of the Performance Period (or, if shorter, the maximum period allowed under Section 162(m) of the Code) or (3) increase the amount of a Performance Compensation Award above the maximum amount payable under Section 4(a) of the Plan.
               (F) Form of Payment. In the case of any Performance Compensation Award other than a Restricted Share, RSU or other equity-based Award that is subject to performance-based vesting conditions, such Performance Compensation Award shall be payable, in the discretion of the Committee, in cash or in Restricted Shares, RSUs or fully vested Shares of equivalent value and shall be paid on such terms as determined by the Committee in its discretion. Any Restricted Shares and RSUs shall be subject to the terms of this Plan (or any successor equity-compensation plan) and any applicable Award Agreement. The number of Restricted Shares, RSUs or Shares that is equivalent in value to a dollar amount shall be determined in accordance with a methodology specified by the Committee within the first 90 days of the relevant Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code).
          (f) Performance Units. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine the Participants to whom Performance Units shall be granted.
               (ii) Value of Performance Units. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met during a Performance Period, will determine in accordance with Section 4(a) the number and/or value of Performance Units that will be paid out to the Participant.
               (iii) Earning of Performance Units. Subject to the provisions of the Plan, after the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive a payout of the number and value of Performance Units earned by the Participant over the Performance Period, to be determined by the Committee, in its sole and plenary discretion, as a function of the extent to which the corresponding Performance Goals have been achieved.
               (iv) Form and Timing of Payment of Performance Units. Subject to the provisions of the Plan, the Committee, in its sole and plenary discretion, may pay earned Performance Units in the form of cash or in Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Performance Units at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions in the applicable Award Agreement deemed appropriate by the Committee. The determination of the Committee with respect to the form and timing of payout of such Awards shall be set forth in the applicable Award Agreement. If a Performance Unit is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, all requirements set forth in Section 6(e) must be satisfied in order for a Participant to be entitled to payment.
          (g) Cash Incentive Awards. (i) Grant. Subject to the provisions of the Plan, the Committee, in its sole and plenary discretion, shall have the authority to determine (A) the Participants to whom Cash Incentive Awards shall be granted, (B) subject to Section 4(a), the number of Cash Incentive Awards to be granted to each Participant, (C) the duration of the period during which, and the conditions, if any, under which, the Cash Incentive Awards may vest or may be forfeited to the Company and (D) the other terms and conditions of the Cash Incentive Awards. Each Cash Incentive Award shall have an initial value that is established by the Committee at the time of grant. The Committee shall set performance goals or other payment conditions in its discretion, which, depending on the extent to which they are met during a specified performance period, shall determine the number and/or value of Cash Incentive Awards that shall be paid to the Participant.
               (ii) Earning of Cash Incentive Awards. Subject to the provisions of the Plan, after the applicable vesting period has ended, the holder of Cash Incentive Awards shall be entitled to receive a payout of the number and value of Cash Incentive Awards earned by the Participant over the specified performance period, to be determined by the Committee, in its sole and plenary discretion, as a function of the extent to which the corresponding performance goals or other conditions to payment have been achieved.
               (iii) Payment. If a Cash Incentive Award is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, all requirements set forth in Section 6(e) must be satisfied in order for a Participant to be entitled to payment.
          (h) Other Stock-Based Awards. Subject to the provisions of the Plan, the Committee shall have the sole and plenary authority to grant to Participants other equity-based or equity-related Awards (including, but not limited to, Deferred Share Units and fully vested Shares) (whether payable in cash, equity or otherwise) in such amounts and subject to such terms and conditions as the Committee shall determine; provided that any such Awards must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 and applicable law.
          (i) Dividends and Dividend Equivalents. In the sole and plenary discretion of the Committee, an Award, other than an Option or SAR or a Cash Incentive Award, may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole and plenary discretion, including, (i) payment directly to the Participant, (ii) withholding of such amounts by the Company subject to vesting of the Award or (iii) reinvestment in additional Shares, Restricted Shares or other Awards.
          SECTION 7. Amendment and Termination. (a) Amendments to the Plan. Subject to any applicable law or government regulation, to any requirement that must be satisfied if the Plan is intended to be a stockholder-approved plan for purposes of Section 162(m) of the Code and to the rules of the Applicable Exchange, the Plan may be amended, modified or terminated by the Board without the approval of the stockholders of the Company, except that stockholder approval shall be required for any amendment that would (i) increase the Plan Share Limit or the Plan ISO Limit, (ii) change the class of employees or other individuals eligible to participate in the Plan or (iii) result in the amendment, cancelation or action described in clause (i), (ii) or (iii) of the second sentence of Section 7(b) being permitted without approval by the Company’s stockholders; provided, however, that any adjustment under Section 4(b) shall not constitute an increase for purposes of Section 7(a)(i). No amendment, modification or termination of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted, materially and adversely affect the rights of such Participant (or his or her transferee) under such Award, unless otherwise provided by the Committee in the applicable Award Agreement.
          (b) Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any Award theretofore granted, prospectively or retroactively; provided, however, that, except as set forth in the Plan, unless otherwise provided by the Committee in the applicable Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the applicable Participant, holder or beneficiary. Notwithstanding the preceding sentence, in no event may any Option or SAR (i) be amended to decrease the Exercise Price thereof, (ii) be cancelled at a time when its Exercise Price exceeds the Fair Market Value of the underlying Shares in exchange for another Option or SAR or any Restricted Share, RSU, other equity-based Award, award under any other equity-compensation plan or any cash payment or (iii) be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or SAR, unless such amendment, cancellation or action is approved by the Company’s stockholders. For the avoidance of doubt, an adjustment to the Exercise Price of an Option or SAR that is made in accordance with Section 4(b) or Section 8 shall not be considered a reduction in Exercise Price or “repricing” of such Option or SAR.
          (c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to Section 6(e)(v) and the final sentence of Section 7(b), the Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) or the occurrence of a Change of Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law (i) whenever the Committee, in its sole and plenary discretion, determines that such adjustments are appropriate or desirable, including, without limitation, providing for a substitution or assumption of Awards, accelerating the exercisability of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event, (ii) if deemed appropriate or desirable by the Committee, in its sole and plenary discretion, by providing for a cash payment to the holder of an Award in consideration for the cancelation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancelation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR and (iii) if deemed appropriate or desirable by the Committee, in its sole and plenary discretion, by canceling and terminating any Option or SAR having a per-Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR without any payment or consideration therefor.
          SECTION 8. Change of Control. Unless otherwise provided in the applicable Award Agreement, in the event of a Change of Control after the date on which the Closing occurs, unless provision is made in connection with the Change of Control for (a) assumption of Awards previously granted or (b) substitution for such Awards of new awards covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments as to the number and kinds of shares and the Exercise Prices, if applicable, (i) any outstanding Options or SARs then held by Participants that are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, as the case may be, as of immediately prior to such Change of Control, (ii) all Performance Units, Cash Incentive Awards and Awards designated as Performance Compensation Awards shall be paid out as if the date of the Change of Control were the last day of the applicable Performance Period and “target” performance levels had been attained and (iii) all other outstanding Awards (i.e., other than Options, SARs, Performance Units, Cash Incentive Awards and Awards designated as Performance Compensation Awards) then held by Participants that are unexercisable, unvested or still subject to restrictions or forfeiture, shall automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related thereto shall lapse as of immediately prior to such Change of Control.
          SECTION 9. General Provisions. (a) Nontransferability. Except as otherwise specified in the applicable Award Agreement, during the Participant’s lifetime each Award (and any rights and obligations thereunder) shall be exercisable only by the Participant, or, if permissible under applicable law, by the Participant’s legal guardian or representative, and no Award (or any rights and obligations thereunder) may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that (i) the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance and (ii) the Board or the Committee may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability; provided, however, that Incentive Stock Options shall not be transferable in any way that would violate Section 1.422-2(a)(2) of the Treasury Regulations and in no event may any Award (or any rights and obligations thereunder) be transferred in any way in exchange for value. All terms and conditions of the Plan and all Award Agreements shall be binding upon any permitted successors and assigns.
          (b) No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.
          (c) Share Certificates. All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement or the rules, regulations and other requirements of the SEC, the Applicable Exchange and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
          (d) Withholding. (i) Authority to Withhold. A Participant may be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant, the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.
               (ii) Alternative Ways to Satisfy Withholding Liability. Without limiting the generality of clause (i) above, subject to the Committee’s discretion, a Participant may satisfy, in whole or in part, the foregoing withholding liability by delivery of Shares owned by the Participant (which are not subject to any pledge or other security interest) having a Fair Market Value equal to such withholding liability or by having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise of the Option or SAR, or the lapse of the restrictions on any other Award (in the case of SARs and other Awards, if such SARs and other Awards are settled in Shares), a number of Shares having a Fair Market Value equal to such withholding liability.
          (e) Section 409A. (i) It is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

               (ii) No Participant or the creditors or beneficiaries of a Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to any Participant or for the benefit of any Participant under the Plan may not be reduced by, or offset against, any amount owing by any such Participant to the Company or any of its Affiliates.
               (iii) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (A) such Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (B) the Company shall make a good faith determination that an amount payable pursuant to an Award constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period. Such amount shall be paid without interest, unless otherwise determined by the Committee, in its sole discretion, or as otherwise provided in any applicable employment agreement between the Company and the relevant Participant.
               (iv) Notwithstanding any provision of the Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to any Award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Participant or for such Participant’s account in connection with an Award (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.
          (f) Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including the effect on such Award of the death, disability or termination of employment or service of a Participant and the effect, if any, of such other events as may be determined by the Committee.
          (g) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, shares, other types of equity-based awards (subject to stockholder approval if such approval is required) and cash incentive awards, and such arrangements may be either generally applicable or applicable only in specific cases.

          (h) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained as a director, officer, employee or consultant of or to the Company or any Affiliate, nor shall it be construed as giving a Participant any rights to continued service on the Board. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or discontinue any directorship or consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.
          (i) No Rights as a Stockholder. No Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. In connection with each grant of Restricted Shares, except as provided in the applicable Award Agreement, the Participant shall be entitled to the rights of a stockholder (including the right to vote) in respect of such Restricted Shares. Except as otherwise provided in Section 4(b), Section 7(c) or the applicable Award Agreement, no adjustments shall be made for dividends or distributions on (whether ordinary or extraordinary, and whether in cash, Shares, other securities or other property), or other events relating to, Shares subject to an Award for which the record date is prior to the date such Shares are delivered.
          (j) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.
          (k) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
          (l) Other Laws; Restrictions on Transfer of Shares. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole and plenary discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole and plenary discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the Federal and any other applicable securities laws.

          (m) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on one hand, and a Participant or any other Person, on the other. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or such Affiliate.
          (n) Recoupment of Awards. Any Award Agreement may provide for recoupment by the Company of all or any portion of an Award if the Company’s financial statements are required to be restated due to noncompliance with any financial reporting requirement under the Federal securities laws. This Section 9(n) shall not be the Company’s exclusive remedy with respect to such matters.
          (o) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
          (p) Requirement of Consent and Notification of Election Under Section 83(b) of the Code or Similar Provision. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If an Award recipient, in connection with the acquisition of Shares under the Plan or otherwise, is expressly permitted under the terms of the applicable Award Agreement or by such Committee action to make such an election and the Participant makes the election, the Participant shall notify the Committee of such election within ten days of filing notice of the election with the Internal Revenue Service (or any successor thereto) or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or any other applicable provision.
          (q) Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code. If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) or any successor provision of the Code, such Participant shall notify the Company of such disposition within ten days of such disposition.
          (r) Headings and Construction. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Whenever the words “include”, “includes” or “including” are used in this Plan, they shall be deemed to be followed by the words “but not limited to”.

          SECTION 10. Term of the Plan. (a) Effective Date. The Plan shall be effective as of the date of its adoption by the Board and approval by the Company’s stockholders; provided, that the Plan shall be null and void ab initio and of no further force or effect if the Investment Agreement is terminated and the Closing does not occur.
          (b) Expiration Date. No Award shall be granted under the Plan after the tenth anniversary of the date the Plan is approved by the Company’s stockholders under Section 10(a). Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award, shall nevertheless continue thereafter.